As filed with the U.S. Securities and Exchange Commission on May 1, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in charter)

_________________

Nevada	7900	26-3062752
(State or other jurisdiction of incorporation)	(Primary Standard Classification Code Number)	(IRS Employer I.D. Number)

170 Pater House, Psaila Street
Birkirkara, Malta, BKR 9077
(268) 562-9111
(Address and telephone number of principal executive offices)

_________________

(Address of principal place of business or intended principal place of business)

_________________

Grant Johnson
Chief Executive Officer
170 Pater House, Psaila Street
Birkirkara, Malta, BKR 9077
(268) 562-9111

(Name, address, including zip code, and telephone number
including area code, of agent for service)

_________________

With copies to:

Joseph M. Lucosky, Esq. Lawrence Metelitsa, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel. No.: (732) 395-4400 Fax No.: (732) 395-4401	Steven D. Uslaner, Esq. Mark F. Coldwell, Esq. Littman Krooks LLP 655 Third Avenue, 20th Floor New York, NY 10017 Tel. No.: (212) 490-2020 Fax No.: (212) 490-2990

_________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large-Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☒
		Emerging Growth Company	☐

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(1)
Units(2)	$11,500,000	(3)	$1,394
Common Stock, par value $0.001, included in the units(4)	—	(6)	—	(6)
Warrants to Purchase Common Stock, included in the units(5)	—	(6)	—	(6)
Shares of Common Stock issuable upon exercise of the Warrants included in the units(4)(5)	—	(3)	—
Representatives’ Warrant to Purchase Common Stock(7)	N/A		N/A
Shares of Common Stock issuable upon exercise of Representatives’ Warrant(4)(7)	—		—
Total	$11,500,000		$1,394

____________

(1)      Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)      Each unit consists of one share of common stock, $0.001 par value per share, and one warrant to purchase one share of common stock, $0.001 par value per share.

(3)      Includes units and shares of common stock and/or warrants to purchase common stock the underwriters have the option to purchase to cover over-allotments, if any.

(4)      Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(5)      The warrants are exercisable at a per share price equal to ____% of the public offering price.

(6)      Included in the price of the units. No fee required pursuant to Rule 457(g) under the Securities Act.

(7)      In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Warrants and Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(8)      No separate fee required pursuant to Rule 457 under the Securities Act of 1933

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 1, 2019
__________________ Units

Esports Entertainment Group, Inc.

We are offering up to _________units, each unit consisting of one share of our common stock, $0.001 par value per share, and one warrant to purchase one share of our common stock. We anticipate a public offering price between $________ and $________ per unit. The shares of common stock and the warrant comprising the units are immediately separable. The warrants included within the units are exercisable immediately, have an exercise price of $__________ per share (___% of the public offering price based on an assumed initial offering price of $_________ per unit, the mid-point of the price range) and expire five years from the date of issuance.

The units will not be issued or certificated. Purchasers will receive only shares of common stock and warrants. The shares of common stock and warrants may be transferred separately, immediately upon issuance. The offering also includes the shares of common stock issuable from time to time upon exercise of the warrants.

Our common stock is presently quoted on OTC Markets Group Inc. OTCQB quotation system (the “OTCQB”) under the trading symbol “GMBL”. We intend to apply to have our common stock and warrants listed on The NASDAQ Capital Market under the symbols “GMBL” and “GMBLW,” respectively. No assurance can be given that our application will be approved. On April 26, 2019, the last reported sale price for our common stock on the OTCQB was $0.45. There is no established public trading market for the warrants. No assurance can be given that a trading market will develop for the warrants. Quotes for shares of our common stock on the OTCQB may not be indicative of the market price on a national securities exchange, such as The NASDAQ Capital Market.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit(1)	Total
Public offering price	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds to us, before expenses	$	$

(1)       The public offering price and underwriting discount in respect of the Units corresponds to (i) a public offering price per share of common stock of $____ and (ii) a public offering price per warrant of $.____.

(2)       Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Joseph Gunnar & Co. LLC, the representative of the underwriters. See “Underwriting” for a description of compensation payable to the Underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to _____ additional shares of our common stock and/or ______ additional warrants to purchase shares of common stock to be offered by us, solely to cover over-allotments, if any. If the underwriters exercise their right to purchase additional shares and/or warrants to cover over-allotments in full, we estimate that we will receive gross proceeds of $_____________ from the sale of approximately _____________units being offered, at an assumed public offering price of $________ per unit, the mid-point of the range described on the cover of this prospectus, and net proceeds of $         after deducting $         for underwriting discounts and commissions. The market price of our common stock is only one of several factors that will be considered in determining the actual offering price. See “Underwriting — Market Information.” The securities issuable upon exercise of the underwriter option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver our shares and warrants to purchasers in the offering on or about ______, 2019.

Joseph Gunnar & Co. LLC	Dinosaur Financial Group, LLC.

The date of this prospectus is May 1, 2019

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

We also use certain trademarks, trade names, and logos that have not been registered. We claim common law rights to these unregistered trademarks, trade names and logos.

i

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our securities. You should read this prospectus carefully, especially the risks and other information set forth under the heading “Risk Factors”; “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Our fiscal year end is June 30 and our fiscal years ended June 30, 2018 and June 30, 2017 are sometimes referred to herein as fiscal years 2018 and 2017, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” or “our Company,” “EEG,” and “Esports” refer to Esports Entertainment Group, Inc., a Nevada corporation, and its wholly owned subsidiaries.

Business Overview

Esports is the competitive playing of video games by amateur and professional teams for cash prizes. Esports typically takes the form of organized, multiplayer video games that include real-time strategy, fighting, first-person shooter, and multiplayer online battle arena games. A well-known example of an Esport game is game called Call of Duty. As of March 20, 2019, however, the three largest selling esports games are Dota 2, League of Legends (both multiplayer online battle arena games) and Counter Strike: Global Offensive (a first-person shooter game). Other popular games include Smite, StarCraft II, Call of Duty¸ Heroes of the Storm, Hearthstone and Fortnite. Esports also includes games which can be played, primarily by amateurs, in multiplayer competitions on the Sony PlayStation, Microsoft Xbox and WII Nintendo systems. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including, twitch.tv, azubu.tv, ustream.tv and youtube.com.

Esports Entertainment Group, Inc. (“Esports,” “EEG,” “we,” “us,” “our,” or the “Company”) operates a licensed next generation online gambling platform focused purely on the esports gaming industry. Specifically, utilizing our peer-to-peer wagering system, we offer real money betting exchange style wagering on esports events from around the world in a secure environment. A betting exchange allows players to bet against each other rather than a bookmaker. Players can offer odds to, or request odds from, other players who wish to wager. Where traditional bookmakers risk going head-to-head with gamblers on markets, a betting exchange takes on no risk on the particular outcome of an event. Instead, a betting exchange provides the platform for its customers to match bets against each other and takes a small commission on winnings. Betting exchanges are becoming an increasingly integral part of the global gambling landscape, in many cases offering customers better odds, more transparency, and an experience that feels intuitively fairer. We believe we are currently the only online gambling company focused on esports to offer bet exchange style wagering or player versus player (“PvP”) betting, on professional esports events.

We have applied for a online gaming service license from the Malta Gaming Authority. If our application is approved and a license is issued, we expect that residents in a number of European Union member states will be able to place bets on our website. We are also able to accept payments from additional third party payment providers. Money Matrix, a licensed regulated financial institution and our third party payment platform, updates the jurisdictions we are able to accept bets from on a real time basis as these changes occur. At the current time, under our existing Curacao license, we are able to accept wagers from residents of over 149 jurisdictions including Canada, Japan, Germany and South Africa.

Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the last few years with the rapid growth of online streaming. The advent of online streaming technology has turned esports into a global industry that includes professional players and teams competing in major events that are simultaneously watched in person in stadiums, and by online viewers, which regularly exceed 1,000,000 viewers for major tournaments. Much like how there is a worldwide gaming market for the sports industry, there has now developed a worldwide gaming market for the esports industry. The impact has been so significant, that many video game developers are now building features into their games designed to facilitate competition.

According to Newzoo, a global leader in esports, games and mobile intelligence, it is expected the total global esports audience will reach 453.8 million in 2019. Esports Enthusiasts, which are people who watch professional esports content at least once a month, will make up 201.2 million of the total up from 143.2 million in 2017, with a compound annual growth rate (“CAGR”) (2017-2022) of +15.7% to reach almost 297 million in 2022. The global average revenue per Esports Enthusiast, which includes not only gaming revenue, but also sponsorships advertising and all other esports related revenues, is projected to be $5.45 in 2019, up +8.9% from $5.00 in 2018. The number of occasional esports viewers, (people who watch professional esports content less than once a month), is expected to reach 252.6 million in 2019, up from 221.6 million in 2018, and is projected to grow with a CAGR of +12.6% to surpass 347 million in 2022. The number of people who are aware of esports worldwide is expected to reach 1.8 billion in 2019, up from 1.6 billion in 2018. China is expected to contribute most to global esports awareness, with 500.2 million people aware of esports in 2019. The increasing prominence of esports as a mainstream entertainment industry is driving the growth in awareness in most regions. Audience and awareness growth in the emerging regions of Latin America, Middle East and Africa, Southeast Asia, and Rest of Asia is largely driven by improving IT infrastructure and urbanization. We believe the rise of new franchises, such as Player Unknown’s Battlegrounds or PubG, is an important global growth factor as the influx of millennials should continue to drive the growth of the esports industry’s audience and in turn, the esports gaming industry.

In 2018, there were 737 major esports events that generated an estimated $54.7 million in ticket revenues, up from $32 million in 2016, but down from $58.9 million in 2017. The total prize money of all esports events held in 2018 reached $150.8 million, after breaking the $100 million mark for the first time in 2017.

The League of Legends World Championship was 2018’s biggest tournament by live viewership hours on Twitch, with 53.8 million hours. It also produced $1.9 million in ticket revenues. The Overwatch League was the most-watched league by live viewership hours on Twitch, generating 79.5 million hours.

According to Statista, the amounts wagered on esports betting is expected to grow from $3.15 million in 2015 to $23.5 billion in 2020. Forbes magazine projects fans of esports will wager $23 billion on professional esports events by 2020.

We believe as the size of the market and the number of esports enthusiasts continues to grow, so will the number of eSports enthusiasts who gamble will naturally, also continue to grow, making our platform more in demand.

Competitive Advantages/Operational Strengths

We believe the following strengths position us for sustainable growth:

Management Team and Key Personnel Experience:    Our Board of Directors includes senior managers with extensive experience in online gambling, esports, information technology, compliance, regulation, accounting and finance. Our Officers and Senior Managers include individuals with extensive experience in online gambling, esports, information technology, marketing, business development, payment processing, compliance, regulation, accounting, finance and customer service.

Licensed Technology/IP:    We are currently party to an exclusive software licensing agreement for our bet exchange software platform (the “Licensed Software”) with Swiss Interactive Software (GmbH) Switzerland (“Swiss Interactive”), a company controlled by Yan Rozum, our Chief Technology Officer and one of our directors. We believe our bet exchange platform provides us with a first mover advantage, as we believe that we are currently the only bet exchange platform in the esports wagering market. Our Licensed Software requires complex code and very skilled development, as opposed to the software used for bookie style wagering which is widely available and easily reproduced. Accordingly, we believe the complexity of our Licensed Software offers a higher barrier to entry than standard wagering platforms. On April 7, 2019, we entered into a software transfer agreement with Swiss Interactive for the purchase of the Licensed Software. See “Recent Developments” and “Use of Proceeds.”

Affiliate Marketing Program:    Our affiliate marketing program focuses on professional esports teams and individual social media influencers. As part of our efforts to market our online gaming services, we attempt to enter into Affiliate Marketing Agreements with professional esports teams and other influential individuals and groups within esports. As a marketing affiliate, the esports team will provide their fans with a link to our online gaming website, where the fan, if located in a country which allows the fan to place a bet using our gaming platform, can bet on teams playing in esports tournaments. For a player placing a bet through the marketing affiliate’s link to our website, provided such player wins the bet, we pay the marketing affiliate a percentage of the amount we collect from the winning bet. We believe our PvP wagering model reduces any risk of potential loss to the Company. This unique feature allows the Company to attract and retain affiliate marketing partners who participate directly in the revenues generated by their referrals to the Company’s website. In addition, affiliate marketing partners are paid fees between 25% and 35% based on revenue that the affiliate partners generate through their own client base or fan base, depending upon the system they employ. Instead of the Company incurring significant costs related to online advertising, which must be paid for in advance, this system allows us to spend less resources on advertising directly because our affiliate partners market to their own client or fan bases for us. Due to our affiliate marketing partners have a defined audience among their user base already interested in esports and/or wagering, we believe this program not only affords the Company savings related to our own marketing expense, but also serves as an avenue for direct or targeted marketing which will hopefully lead to increased traffic on our website.

Growth Strategy

In the future, we intend to expand our services to also offer players the ability to participate in video game tournaments for cash prizes and we intend to expand into additional international markets.

Future Products and Services:

We intend to offer players from around the world, excluding 13 states in the United States which currently prohibit playing games of skill for cash prizes, the ability to enter and participate in online video game tournaments and win cash prizes. Skill based video games are not gambling and therefore are not subject to the same laws and regulations as our esports event wagering service. Participants will be able to enter and play against each other with prize money distributed to the last remaining competitors. We will collect a tournament entry fee for scheduled tournaments and a percentage of total winnings due to users (typically 10%). We intend to offer users a wide selection of video games of skill to be played online for real money in small groups to major tournaments.

We intend to develop, license or acquire from a third party an online skill games tournament play platform. Users will be able to enter and participate in tournaments using their PC, game console or mobile device. Players will play against each other in either ring games (i.e., games for cash on a hand-by-hand basis) or in tournaments (i.e., players play against each other for prize money distributed to the last remaining competitors) or variations thereof. Esports expects to launch online versions of tournament play, initially utilizing simple video games and later more complex video games, under the VIE brand beginning in the second fiscal quarter of 2019.

International Markets:

We have applied for an online gaming service license in Malta, established a brick and mortar office in such jurisdiction and anticipate commencing online gaming operations in that jurisdiction within the next 6 months pending issuance of the license. In such event, we expect to service the vast majority of the European Union market, with residents of a number of European Union member states would be able to place bets on our website. In order to better service the Asian market, we intend to apply for an online gambling license in an Asian jurisdiction and commence online gambling operations in such jurisdiction within the next 12 months. In the future, we may consider obtaining additional country specific gaming licenses should we determine there is sufficient local demand for our services in these markets.

We intend to increase the number of languages available on our website and through our customer services. In order to effectively penetrate international markets, we intend to translate our website into several additional languages and to offer customer services and technical support in the local language of key markets.

History

We were formed in the State of Nevada on July 22, 2008 under our prior name Virtual Closet, Inc. Virtual Closet, Inc. changed its name to DK Sinopharma, Inc. on or about June 6, 2010. DK Sinopharma, Inc. changed its name to VGambling, Inc. on August 12, 2014. On or about April 24, 2017, VGambling, Inc. changed its name to Esports Entertainment Group, Inc. Our company was engaged in a number of different enterprises up until May 20, 2013, when, pursuant to the terms of that certain share exchange agreement with H&H Arizona Corporation (the “Share Exchange Agreement”), we acquired all of the outstanding capital stock of H&H Arizona Corporation in exchange for 50,000,000 shares of our common stock. From May 2013 until August 2018, the Company’s operations were limited to designing, developing and testing our wagering systems. We launched our online esports wagering website (www.vie.gg) in August 2018.

Risks Factors

•        We are a development stage company with a history of accumulated deficits, recurring losses and negative cash flows from operating activities. We may be unable to achieve or sustain profitability or continue as a going concern.

•        We are subject to payment-related risks, such as risk associated with the fraudulent use of credit or debit cards which could have adverse effects on our business due to chargebacks from customers.

•        Esports’ online offerings are part of new and evolving industries, which presents significant uncertainty and business risks.

•        Esports’ success in the competitive gaming and interactive entertainment industries depends in large part on its ability to develop and manage frequent introductions of innovative products.

•        Esports’ dependency on customers’ acceptance of its products, and the Company’s inability to meet changing consumer preferences may negatively impact Esports’ business and results of operations.

•        The risks related to international operations, in particular in countries outside of the United States and Canada, could negatively affect the Company’s results.

•        We may be unable to obtain licenses in new jurisdictions where our customers operate.

Recent Developments

On April 7, 2019, we entered into a software transfer agreement with Swiss Interactive for the purchase of the Licensed Software for consideration of $1,700,000, the consummation of which is contingent upon either the Company’s completion of a (i) any private placement offerings or registered public offerings pursuant to which the Company received proceeds in excess of $6,000,000 or (ii) any private or public offerings in connection with the listing of the Company’s securities on a national securities exchange (“Qualified Offering”). If the Company does not complete a Qualified Offering within six months of the execution date of the transfer agreement, such agreement becomes void and the Company and Swiss Interactive are required to continue to abide by the terms of the existing agreement on the Licensed Software.

THE OFFERING

Issuer:	Esports Entertainment Group, Inc.
Securities offered by us:

____________ units, each consisting of one share of common stock and one warrant to purchase one share of common stock. The warrants included within the units are exercisable immediately, have an exercise price of $_______ per share (___% of the public offering price of one unit) and expire five years from the date of issuance.

Assumed Public Offering Price:	$_________ per unit, which is the mid-point of the estimated offering price range described on the cover of this prospectus(1)
Common stock outstanding before the offering:	87,358,118 Shares
Common stock to be outstanding after the offering:

_____________, which includes the ___________ units sold in the offering and approximately _______ shares of common stock issuable upon conversion of indebtedness. Excludes ____________ shares issuable upon exercise of the warrants sold in this offering and any securities that would be issued if the underwriters’ over-allotment option is exercised.

Overallotment option:

We have granted the underwriters a 45 day option to purchase up to _____ additional shares of our common stock at a public offering price of $___ per share and/or warrants to purchase ___ shares of our common stock at a public offering price of $___ per warrant, solely to cover over-allotments, if any.

Use of Proceeds:

We intend to use the net proceeds of this offering to develop and launch our skill-based video game tournaments for play on mobile devices, PCs and video game consoles, to obtain an online gaming license from, and establish operations in, Malta, to obtain an online gaming license from, and establish operations in, an Asian country to be determined, to upgrade sales and marketing capabilities including but not limited to professional relations and adding additional staff, and for general working capital purposes. See “Use of Proceeds.”

Risk Factors:

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11 before deciding to invest in our securities.

Trading Symbol:

Our common stock is currently quoted on the OTCQB under the trading symbol “GMBL”. We intend to apply to The NASDAQ Capital Market to list our common stock under the symbol “GMBL” and our warrants under the symbol “GMBLW.” No assurance can be given that our applications will be approved.

____________

(1)      The assumed public offering price of $________ per unit, the mid-point of the range described on the cover of this prospectus. The actual number of units we will offer will be determined based on the actual public offering price.

Lock-up:

We and our directors, officers and principal stockholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 365 days after the date of this prospectus, in the case of our directors and officers, and 90 days after the date of this prospectus, in the case of certain of our principal stockholders. See “Underwriting” section on page 68.

The ______________ shares of common stock to be outstanding after this offering is based on 87,358,118 shares outstanding as of April 29, 2019, plus the following shares to be issued at the closing of the offering, based upon an estimated public offering price of $________ per share, the mid-point of the range described on the cover of this prospectus:

•        The ___________ shares of common stock to be outstanding after this offering excludes the following:

•        ____________ shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $_________;

•        2,500,000 shares of common stock reserved for issuance pursuant to the 2017 Stock Incentive Plan;

•        ____________ shares of common stock issuable upon conversion of principal and interest owed pursuant to outstanding convertible notes with a weighted average conversion price of $_________;

•        ____________ shares of common stock issuable upon exercise of warrants to be issued to the underwriters in connection with this offering; and

•        _____________ shares of common stock issuable upon exercise of outstanding warrants sold in this offering.

Unless otherwise stated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option to purchase additional shares and/or warrants.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the years ended June 30, 2018 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the six months ended December 31, 2018 are not necessarily indicative of our operating results to be expected for the full fiscal year ending June 30, 2019 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our unaudited condensed interim consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

SUMMARY STATEMENTS OF OPERATIONS DATA

	Year Ended June 30, 2018	Year Ended June 30, 2017
Directors’ Compensation	$50,255	$161,102
Consulting Fees	967,618	349,119
General and Administrative	696,543	152,223
Professional Fees	211,971	91,705
Stock Based Compensation	79,328	—

Total Operating Expenses	$2,005,715	$754,149

Non-Operating Loss
Interest Expense	121	57,696
Foreign Exchange Loss	212	72
Loss on Debt Settlement	—	26,015
Write-Off of Website Costs	22,614	—

Net Loss and Comprehensive Loss	$2,028,662	$837,932

Net Loss Per Share – Basic and Diluted	0.02	0.01

Weighted Average Common Shares Outstanding – Basic and Diluted	82,552,848	72,434,368

	Six Months Ended December 31, 2018	Six Months Ended December 31, 2017
Directors’ Compensation	$26,541	$124,067
Consulting Fees	260,137	269,297
General and Administrative	858,066	627,880
Professional Fees	74,357	59,745
Stock Based Compensation	168,459	185,540

Total Operating Expenses before the Undernoted	$1,387,560	$1,266,529

Other Expenses
Interest Expense	(797,652)	—
Accretion	(55,621)	—
Change in Fair Value of Derivative Liabilities	(756,053)	—
Foreign Exchange Loss	—	(376)

Net Loss and Comprehensive Loss	$(2,996,886)	$(1,266,905)

Net Loss Per Share – Basic and Diluted	(0.03)	(0.02)

Weighted Average Common Shares Outstanding – Basic and Diluted	86,249,948	76,431,148

SELECTED BALANCE SHEETS DATA

	June 30, 2018	June 30, 2017
ASSETS

Current Assets

Cash	$100,167	$546,110
Amounts Receivable	15,128	302
Prepaid Expenses	341,000	76,125

Total Current Assets	456,295	622,537

Rent Security Deposit	4,346	3,554
Equipment	25,443	31,381
Intangible Assets	123,601	71,578

License	—	30,000

Total Assets	$609,685	$759,050

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts Payable	$248,356	$29,017
Accrued Liabilities	93,660	56,859
Due to Shareholder	1,551	1,229

Total Liabilities	$343,567	$87,105

Stockholders’ Equity

Common Stock 500,000,000 shares authorized, par value $0.001, 83,581,259 shares issued and outstanding as of June 30, 2018 (2017 – 79,768,458)	$83,581	$79,768
Additional Paid-in Capital	3,606,257	2,396,637
Subscription Receivable	—	(30,300)
Equity to be Issued	379,102	—
Accumulated Deficit	(3,802,822)	(1,774,160)

Total Stockholders’ Equity	266,118	671,945

Total Liabilities and Stockholders’ Equity	$609,685	$759,050

	December 31, 2018	June 30, 2018
ASSETS

Current Assets

Cash	$764,279	$100,167
Restricted Cash	250,000	—
Amounts Receivable	15,963	15,128
Prepaid Expenses	226,859	341,000

Total Current Assets	$1,257,101	$456,295

Rent Security Deposit	20,826	4,346
Equipment	22,835	25,443
Intangible Assets	102,414	123,601

Total Assets	$1,403,176	$609,685

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities

Accounts Payable	$244,714	$248,356
Accrued Liabilities	103,446	93,660
Due to Shareholder	1,551	1,551
Convertible Note	55,621	—
Derivative Liabilities	3,171,360	—

Total Liabilities	$3,576,692	$343,567

Stockholders’ (Deficit) Equity

Common Stock 500,000,000 shares authorized, par value 87,278,118 shares issued and outstanding as of December 31, 2018 (June 30, 2018 – 83,581,259)	$87,278	$83,581
Additional Paid-in Capital	4,538,914	3,606,257
Equity to be Issued	—	379,102
Accumulated Deficit	(6,799,708)	(3,802,822)

Total Stockholders’ (Deficit) Equity	(2,173,516)	266,118

Total Liabilities and Stockholders’ (Deficit) Equity	$1,403,176	$609,685

RISK FACTORS

Investing in our common stock involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Business

We are a development stage company with a limited operating history.

While we were incorporated under the laws of Nevada in July 2008, we did not begin to engage in our current business until May 2013 and our operations since that time have been mostly limited to designing, developing and testing our wagering systems. Consequently, we are subject to all the risks and uncertainties inherent in a new business and in connection with the development and sale of new products and services. As a result, we still must establish many corporate functions necessary to operate our business, including finalizing our administrative structure, continuing our product development, assessing and expanding our marketing activities, implementing financial systems and controls and personnel recruitment. Accordingly, you should consider the Company’s prospects in light of the costs, uncertainties, delays, and difficulties frequently encountered by companies in this early stage of development. You should carefully consider the risks and uncertainties that a company, such as ours, with a limited operating history will face. In particular, you should consider that we cannot provide assurance that we will be able to:

•        successfully implement or execute our current business plan;

•        maintain our management team;

•        raise sufficient funds in the capital markets to effectuate our business plan;

•        attract, enter into or maintain contracts with, and retain customers; and/or

•        compete effectively in the extremely competitive environment in which we operate.

If we cannot successfully accomplish any of the foregoing objectives, our business may not succeed.

We have a history of accumulated deficits, recurring losses and negative cash flows from operating activities. We may be unable to achieve or sustain profitability or continue as a going concern.

To date, we have not yet recorded revenues from the sale of our products. If we are unable to generate revenues, we will not be able to achieve and maintain profitability. Beyond this, we may incur significant losses in the future for a number of reasons including other risks described in this document, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not ever be able to achieve profitability. We incurred negative cash flows from operating activities and recurring net losses in fiscal years 2018 and 2017. We had no working capital at the end of each of those years. As of June 30, 2018 and 2017, our accumulated deficit was $3,802,822 and $1,774,160, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty. In order for us to remove substantial doubt about our ability to continue as a going concern, we must achieve profitability, generate positive cash flows from operating activities and obtain necessary debt or equity funding. If we are unable to increase revenues or obtain additional financing, we will be unable to continue the development of our products and services and we may have to cease operations. In that event you could lose your entire investment.

Our consolidated financial statements have been prepared on the assumption that we will continue as a going concern. Our independent registered public accounting firms have included an explanatory paragraph in our consolidated financial statements for the fiscal years ended June 30, 2018 and 2017 stating that our operating losses and limited working capital, raise substantial doubt about our ability to continue as a going concern. To date, it has been necessary to rely upon debt and the sale of our equity securities to sustain operations. Our management anticipates that we will require additional capital to fund ongoing operations without taking into account the proceeds from this offering.

There can be no guarantee that we will be able to obtain such funds, or obtain them on satisfactory terms, and that such funds would be sufficient. If such additional funding is not obtained, we may be required to scale back or cease operations.

We will require additional financing and cannot be certain that such additional financing will be available on reasonable terms when required, or at all.

To date, the Company has relied primarily on equity financing to carry on its business. The Company has limited financial resources, has no operating cash flow and has no assurance that sufficient funding will be available to it to fund its operating expenses and to further develop its business. As of December 31, 2018, we had cash of $764,279. We expect the net proceeds from this offering, along with our current cash position, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. Thereafter, unless we achieve profitability, we anticipate that we will need to raise additional capital to fund our operations while we implement and execute our business plan. We currently do not have any contracts or commitments for additional financing. In addition, any additional equity financing may involve substantial dilution to then existing shareholders. There can be no assurance that such additional capital will be available, on a timely basis, or on terms acceptable to the Company. Failure to obtain such additional financing could result in delay or indefinite postponement of operations or the further development of its business with the possible loss of such properties or assets. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund its business or the expansion thereof, take advantage of strategic acquisitions or investment opportunities or respond to competitive pressures. Such inability to obtain additional financing when needed could have a material adverse effect on the Company’s business, results of operations, cash flow, financial condition and prospects.

Risks Related to the Company’s Business

The gaming and interactive entertainment industries are intensely competitive. Esports faces competition from a growing number of companies and, if Esports is unable to compete effectively, its business could be negatively impacted.

There is intense competition amongst gaming solution providers. There are a number of established, well financed companies producing both land-based and online gaming and interactive entertainment products and systems that compete with the products of the Company. As some of our competitors have financial resources that are greater than Esports’, they may spend more money and time on developing and testing products, undertake more extensive marketing campaigns, adopt more aggressive pricing policies or otherwise develop more commercially successful products than the Company, which could impact the Company’s ability to win new marketing contracts and renew our existing ones. Furthermore, new competitors may enter the Company’s key market areas. If the Company is unable to obtain significant market presence or if it loses market share to its competitors, the Company’s results of operations and future prospects would be materially adversely affected. There are many companies with already established relationships with third parties, including gaming operators that are able to introduce directly competitive products and have the potential and resources to quickly develop competitive technologies. The Company’s success depends on its ability to develop new products and enhance existing products at prices and on terms that are attractive to its customers.

There has also been consolidation among the Company’s competitors in the esports and gaming industry Such consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive pricing models, gain a larger market share of customers, expand product offerings and broaden their geographic scope of operations.

Risks that impact our customers may impact us.

Because we generate website traffic through our affiliate marketing program, if participants in our affiliate marketing program see a slowdown in business or website traffic it may lead to fewer visitors on our website, which could have an adverse effect on our business.

Because three of our directors and a substantial portion of our assets are located in jurisdictions other than the United States and Canada, you may have no effective recourse against the directors not located in the United States and Canada for misconduct and may not be able to enforce judgment and civil liabilities against these directors.

Three of our directors and a substantial portion of our assets are or may be located in jurisdictions outside the U.S. As a result, a person may not be able to affect service of process within the U.S. on our directors and officers. A person also may not be able to recover against them on judgments of U.S. courts or to obtain original judgments against them in foreign courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.

We operate in a very competitive business environment and if we do not adapt our approach and our products to meet this competitive environment, our business, results of operations or financial condition could be adversely impacted.

There is intense competition in the gaming management and gaming products industry which is characterized by dynamic customer demand and rapid technological advances. Today, there are many systems providers in the U.S. and abroad offering casinos and gaming operators “total solution” casino management and table games management systems. As a result, we must continually adapt our approach and our products to meet this demand and match technological advances and if we cannot do so, our business results of operations or financial condition may be adversely impacted. Conversely, the development of new competitive products or the enhancement of existing competitive products in any market in which we operate could have an adverse impact on our business, results of operations or financial condition. If we are unable to remain dynamic in the face of changes in the market, it could have a material adverse effect on our business, results of operations or financial condition.

We are vulnerable to additional or increased taxes and fees.

We believe that the prospect of raising significant additional revenue through taxes and fees is one of the primary reasons that certain jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to the normal federal, state, provincial and local income taxes and such taxes and fees may be increased at any time. From time to time, legislators and officials have proposed changes in tax laws or in the administration of laws affecting the gaming industry. Many states and municipalities, including ones in which we operate, are currently experiencing budgetary pressures that may make it more likely they would seek to impose additional taxes and fees on our operations. It is not possible to determine the likelihood or extent of any such future changes in tax laws or fees, or changes in the administration of such laws; however, if enacted, such changes could have a material adverse impact on our business.

A lack of confidence in the integrity of our core businesses could affect our ability to retain our customers and engage with new customers.

The integrity of the gaming and pari-mutuel (bet exchange and pool style) wagering industries must be perceived as fair to patrons and the public at large. To prevent cheating or erroneous payouts, the necessary oversight processes must be in place to ensure that such activities cannot be manipulated. A loss of confidence in the fairness of our industries could have a material adverse impact on our business.

The legalization of online real money gaming in the United States and our ability to predict and capitalize on any such legalization may impact our business.

Nevada, Delaware, New Jersey and Pennsylvania have enacted legislation to legalize online real money gaming. In recent years, California, Mississippi, Hawaii, Massachusetts, Iowa, Illinois, New York, Washington D.C. and West Virginia have considered such legislation. If a large number of additional states or the Federal government enact online real money gaming legislation and we are unable to obtain the necessary licenses to operate online real money gaming websites in United States jurisdictions where such games are legalized, our future growth in real money gaming could be materially impaired.

States or the Federal government may legalize online real money gaming in a manner that is unfavorable to us. Several states and the Federal government are considering draft laws that require online casinos to also have a license to operate a brick-and mortar casino, either directly or indirectly through an affiliate. If, like Nevada and New Jersey, state jurisdictions enact legislation legalizing online real money casino gaming subject to this brick-and-mortar requirement, we may be unable to offer online real money gaming in such jurisdictions if we are unable to establish an affiliation with a brick-and-mortar casino in such jurisdiction on acceptable terms.

In the online real money gaming industry, a significant “first mover” advantage exists. Our ability to compete effectively in respect of a particular style of online real money gaming in the United States may be premised on introducing a style of gaming before our competitors. Failing to do so (“move first”) could materially impair our ability to grow in the online real money gaming space. We may fail to accurately predict when online real money gaming will be legalized in significant jurisdictions. The legislative process in each state and at the Federal level is unique and capable of rapid, often unpredictable change. If we fail to accurately forecast when and how, if at all, online real money gaming will be legalized in additional state jurisdictions, such failure could impair our readiness to introduce online real money gaming offerings in such jurisdictions which could have a material adverse impact on our business.

Our business is subject to online security risk, including security breaches, and loss or misuse of our stored information as a result of such a breach, including customers’ personal information, could lead to government enforcement action or other litigation, potential liability, or otherwise harm our business.

We receive, process, store and use personal information and other customer data. There are numerous federal, state and local laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other data. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us which could have an adverse impact on our business. In the area of information security and data protection, many states have passed laws requiring notification to customers when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these types of laws may increase in the future as a result of changes in interpretation or changes in law. Any failure on our part to comply with these types of laws may subject us to significant liabilities.

Third parties we work with, such as vendors, may violate applicable laws or our policies, and such violations may also put our customers’ information at risk and could in turn have an adverse impact on our business. We are also subject to payment card association rules and obligations under each association’s contracts with payment card processors. Under these rules and obligations, if information is compromised, we could be liable to payment card issuers for the associated expense and penalties. If we fail to follow payment card industry security standards, even if no customer information is compromised, we could incur significant fines or experience a significant increase in payment card transaction costs.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry. Many companies, including ours, have been the targets of such attacks. Any security breach caused by hacking which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business. Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our network infrastructure to the satisfaction of our players may harm our reputation and our ability to retain existing players and attract new players.

If unauthorized disclosure of the source code we currently license, and expect to own upon the completion of this offering occurs, we could potentially lose future trade secret protection for that source code. This could make it easier for third parties to compete with our products by copying functionality which could adversely affect our revenue and operating margins. Unauthorized disclosure of source code also could increase security risks.

Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We have developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach at a third party vendor; however, such measures cannot provide absolute security.

We are subject to payment-related risks, such as risk associated with the fraudulent use of credit or debit cards which could have adverse effects on our business due to chargebacks from customers

We allow funding and payments to accounts using a variety of methods, including electronic funds transfer (“EFT”), and credit and debit cards. As we continue to introduce new funding or payment options to our players, we may be subject to additional regulatory and compliance requirements. We also may be subject to the risk of fraudulent use of credit or debit cards, or other funding and/or payment options. For certain funding or payment options, including credit and debit cards, we may pay interchange and other fees which may increase over time and, therefore, raise operating costs and reduce profitability. We rely on third parties to provide payment-processing services and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We are also subject to rules and requirements governing EFT which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees or possibly lose our ability to accept credit or debit cards, or other forms of payment from customers which could have a material adverse impact on our business.

Chargebacks occur when customers seek to void credit card or other payment transactions. Cardholders are intended to be able to reverse card transactions only if there has been unauthorized use of the card or the services contracted for have not been provided. In our business, customers occasionally seek to reverse online gaming losses through chargebacks. We place great emphasis on control procedures to protect from chargebacks; however, these control procedures may not be sufficient to protect us from adverse effects on our business or results of operations.

Our profitability depends upon many factors for which no assurance can be given.

Profitability depends upon many factors, including the ability to develop and maintain valuable products and services, our ability to identify and obtain the rights to additional products to add to our existing product line, success and expansion of our sales programs, expansion of our customer base, obtaining the right balance of expense levels and the overall success of our business activities. We anticipate that we will generate operating income in the next 12 months although no assurance can be given in this regard. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or even continue our operations. A decline in the value of our stock could also cause you to lose all or part of your investment.

Future cash flows fluctuations may affect our ability to fund our working capital requirements or achieve our business objectives in a timely manner.

Our working capital requirements and cash flows are expected to be subject to quarterly and yearly fluctuations, depending on such factors as timing and size of capital expenditures, levels of sales and collection of receivables, customer payment terms and supplier terms and conditions. We expect the net proceeds from this offering will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months However, a greater than expected slow-down in capital spending by our customers may require us to adjust our current business model. As a result, our revenues and cash flows may be materially lower than we expect and we may be required to reduce our capital expenditures and investments or take other measures in order to meet our cash requirements. We may seek additional funds from liquidity-generating transactions and other conventional sources of external financing (which may include a variety of debt, convertible debt and/or equity financings). We cannot provide any assurance that our net cash requirements will be as we currently expect. Our inability to manage cash flow fluctuations resulting from the above factors could have a material adverse effect on our ability to fund our working capital requirements from operating cash flows and other sources of liquidity or to achieve our business objectives in a timely manner.

Our business may be materially and adversely affected by increased levels of debt.

In order to finance our business or to finance possible acquisitions we may incur significant levels of debt compared to historical levels, and we may need to secure additional sources of funding, which may include debt or convertible debt financing, in the future. A high level of debt, arduous or restrictive terms and conditions relating to accessing certain sources of funding, failure to meet the financial and/or other covenants in our credit and/or support facilities and any significant reduction in, or access to, such facilities, poor business performance or lower than expected cash inflows could have adverse consequences on our ability to fund our business operations. Other effects of a high level of debt include the following:

•        we may have difficulty borrowing money in the future or accessing sources of funding;

•        we may need to use a large portion of our cash flows from operating activities to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and other business activities;

•        a high debt level, arduous or restrictive terms and conditions, or lower than expected cash flows would make us more vulnerable to economic downturns and adverse developments in our business; and

•        if operating cash flows are not sufficient to meet our operating expenses, capital expenditures and debt service requirements as they become due, we may be required, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new products and services, sell assets and/or forego business opportunities including acquisitions, research and development projects or product design enhancements.

Esports’ online offerings are part of new and evolving industries, which presents significant uncertainty and business risks.

The online gaming and interactive entertainment industry, which includes social, casual and mobile gaming and interactive entertainment, is relatively new and continues to evolve. Whether these industries grow and whether Esports’ online business will ultimately succeed, will be affected by, among other things, developments in social networks, mobile platforms, legal and regulatory developments (such as the passage of new laws or regulations or the extension of existing laws or regulations to online gaming activities), taxation of gaming activities, data privacy laws and regulation and other factors that the Company is unable to predict and which are beyond the Company’s control. Given the dynamic evolution of these industries, it can be difficult to plan strategically, and it is possible that competitors will be more successful than the Company at adapting to change and pursuing business opportunities. Additionally, as the online gaming industry advances, including with respect to regulation, the Company may become subject to additional compliance-related costs. Consequently, the Company cannot provide assurance that the Company’s online and interactive offerings will grow at the rates expected or be successful in the long term.

Several companies have launched online social casino offerings, and new competitors are likely to continue to emerge, some of which may be operated by social gaming companies with a larger base of existing users, or by casino operators with more experience in operating a casino. If Esports’ products do not obtain popularity or maintain popularity or fail to grow in a manner that meets the Company’s expectations, Esports’ results of operations and financial condition could be harmed.

Esports’ success in the competitive gaming and interactive entertainment industries depends in large part on its ability to develop and manage frequent introductions of innovative products.

The online gaming and interactive entertainment industries are characterized by dynamic customer demand and technological advances, including for land-based and online gaming products. As a result, the Company must continually introduce and successfully market new themes and technologies in order to remain competitive and effectively stimulate customer demand. The process of developing new products and systems is inherently complex and uncertain. It requires accurate anticipation of changing customer needs and end user preferences as well as emerging technological trends. If the Company’s competitors develop new content and technologically innovative products, and Esports fails to keep pace, its business could be adversely affected. Additionally, the introduction of products embodying new technology and the emergence of new industry standards can render the Company’s existing solutions obsolete and unmarketable and can exert price pressures on existing solutions. To remain competitive, the Company must invest resources towards its research and development efforts to introduce new and innovative products with dynamic features to attract new customers and retain existing customers. If the Company fails to accurately anticipate customer needs and end-user preferences through the development of new products and technologies, it could lose business to its competitors, which would adversely affect the Company’s results of operations and financial position.

The Company intends to continue investing resources toward its research and development efforts. There is no assurance that its investments in research and development will lead to successful new technologies or timely new products. If a new product does not gain market acceptance, the Company’s business could be adversely affected. Most directly, if a product is unsuccessful, the Company could incur losses. Additionally, if the Company cannot efficiently adapt its processes and infrastructure to meet the needs of its product innovations, its business could be negatively impacted. There is no certainty that the Company’s new products will attain market acceptance or that its competitors will not more effectively anticipate or respond to changing customer preferences. In addition, any delays by the Company in introducing new products could negatively impact its operating results by providing an opportunity for its competitors to introduce new products and gain market share.

The Company cannot give assurance that it will successfully develop new products or enhance and improve its existing products, that new products and enhanced and improved existing products will achieve market acceptance or that the introduction of new products or enhanced existing products by others will not render the Company’s products obsolete. Dynamic customer demand and technological advances often demand high levels of research and development expenditures in order to meet accelerated product introductions, and the life cycles of certain products may be short, which could adversely affect the Company’s operating results. In some cases, the Company’s new products and solutions may require long development and testing periods and may not be introduced in a timely manner or may not achieve the broad market acceptance necessary to generate significant revenue. The Company’s inability to develop solutions that meet customer needs and compete successfully against competitors’ offerings could have a material adverse effect on the Company’s business, financial condition and results of operations.

Failure to attract, retain and motivate key employees may adversely affect the Company’s ability to compete and the loss of the services of key personnel could have a material adverse effect on Esports’ business.

The Company depends on the services of a few key executive officers. The loss of any of these key persons could have a material adverse effect on the Company’s business, results of operations and financial condition. The Company’s success is also highly dependent on its continuing ability to identify, hire, train, motivate and retain highly qualified technical, marketing and management personnel. Competition for such personnel can be intense, and the Company cannot provide assurance that it will be able to attract or retain highly qualified technical, marketing and management personnel in the future. Stock options may comprise a significant component of key employee compensation, and if the Company’s Common Share price declines, it may be difficult to retain such individuals. Similarly, changes in the Company’s share price may hinder the Company’s ability to recruit key employees, as they may elect to seek employment with other companies that they believe have better long-term prospects. The Company’s inability to attract and retain the necessary technical, marketing and management personnel may adversely affect its future growth and profitability. The Company’s retention and recruiting may require significant increases in compensation expense, which would adversely affect the Company’s results of operation.

The leadership of Esports’ chief executive officer, Mr. Grant Johnson (“Mr. Johnson”), has been a critical element of the Company’s success. The departure, death or disability of Mr. Johnson or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on the Company’s business. Esports’ other executive officers and other members of senior management have substantial experience and expertise in Esports’ business and have made significant contributions to its growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect the Company. Esports’ is not protected by key man or similar life insurance covering members of senior management.

Our management team has limited experience managing a public company and regulatory compliance may divert our attention from the day-to-day management of its business.

Our management team has limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. These obligations typically require substantial attention from our senior management and could divert our attention away from the day-to-day management of our business.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We have not maintained internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act of 2002. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We expect to begin the process of reviewing, documenting and testing our internal control over financial reporting after completion of this offering. We might encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. If we cannot favorably assess the effectiveness of our internal control over financial reporting, investors could lose confidence in our financial information and the price of our common stock could decline.

The Company is a holding company with its only asset being direct and indirect ownership of its operating subsidiaries.

As a holding company, we do not have any material non-financial assets other than our direct and indirect ownership of our operating subsidiaries. We have no independent means of generating revenue. To the extent that we will need funds beyond our own financial resources to pay liabilities or to fund operations, we may have to borrow or otherwise raise funds sufficient to meet these obligations and operate our business and, thus, our liquidity and financial condition could be materially adversely affected.

We currently do not maintain insurance coverage, and any claims against us may result in our incurring substantial costs and a diversion of resources.

We do not currently hold directors and officers liability insurance, although we do expect to obtain coverage at the conclusion of this offering. We do not maintain key-man life insurance on any of our senior management or key personnel, business interruption insurance, employer’s liability insurance or liability insurance. If and when we do obtain insurance coverage, it may be insufficient to cover any claim. Any liability or damage to, or caused by, our facilities or our personnel beyond our insurance coverage may result in our incurring substantial costs and a diversion of resources.

The Company’s business is vulnerable to changing economic conditions and to other factors that adversely affect the industries in which it operates.

The demand for entertainment and leisure activities tends to be highly sensitive to changes in consumers’ disposable income, and thus can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond the control of the Company. Unfavorable changes in general economic conditions, including recessions, economic slowdown, sustained high levels of unemployment, and increasing fuel or transportation costs, may reduce customers’ disposable income or result in fewer individuals visiting casinos, whether land-based or online, or otherwise engaging in entertainment and leisure activities, including gambling. As a result, the Company cannot ensure that demand for its products or services will remain constant. Continued or renewed adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in many financial markets, increasing interest rates, increasing energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, could lead to a further reduction in discretionary spending on leisure activities, such as gambling. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could reduce the Company’s online games, reducing the Company’s cash flows and revenues. If the Company experiences a significant unexpected decrease in demand for its products, it could incur losses.

Changes in ownership of competitors or consolidations within the gaming industry may negatively impact pricing and lead to downward pricing pressures which could reduce revenue.

A decline in demand for the Company’s products in the gaming industry could adversely affect its business. Demand for the Company’s products is driven primarily by the replacement of existing services as well as the expansion of existing online gaming, and the expansion of new channels of distribution, such as mobile gaming. Additionally, consolidation within the online gambling market could result in the Company facing competition from larger combined entities, which may benefit from greater resources and economies of scale. Also, any fragmentation within the industry creating a number of smaller, independent operators with fewer resources could also adversely affect the Company’s business as these operators might cause a further slowdown in the replacement cycle for the Company’s products.

Litigation costs and the outcome of litigation could have a material adverse effect on the Company’s business.

From time to time, Esports may be subject to litigation claims through the ordinary course of its business operations regarding, but not limited to, employment matters, security of consumer and employee personal information, contractual relations with suppliers, marketing and infringement of trademarks and other intellectual property rights. Litigation to defend Esports against claims by third parties, or to enforce any rights that Esports may have against third parties, may be necessary, which could result in substantial costs and diversion of Esports’ resources, causing a material adverse effect on its business, financial condition and results of operations. Aside from the lawsuit referenced herein under the heading “Legal Proceedings”, the Company is not aware of any current material legal proceedings outstanding, threatened or pending as of the date hereof by or against the Company, given the nature of its business, it is, and may from time to time in the future be, party to various, and at times numerous, legal, administrative and regulatory inquiries, investigations, proceedings and claims that arise in the ordinary course of business. Because the outcome of litigation is inherently uncertain, if one or more of such legal matters were to be resolved against the Company for amounts in excess of management’s expectations, the Company’s results of operations and financial condition could be materially adversely affected.

The Company relies on its internal marketing and branding function, and intends to rely on relationship with ambassadors, distributors, service providers and channel partners to promote its products and generate revenue, and the failure to maintain and develop these relationships could adversely affect the business and financial condition of the Company.

The Company is dependent upon its internal marketing and branding function as well as its ability to establish and develop new relationships and to build relationships with distributors and service providers on which it will rely to promote its current and future products, including online gaming services and live events such as potentially creating and hosting live esports tournaments. The Company cannot provide assurance that it will be successful in maintaining or advancing such internal function or relationship. In addition, the Company cannot provide assurance that its future distributors and service providers will act in a manner that will promote the success of the Company’s products and services. Failure by its internal marketing and branding function or channel partners to promote and support the Company’s products and services or failure by the Company to establish and develop relationships with ambassadors, distributors and service providers, could adversely affect the Company’s business, results of operations and financial condition. Even if the Company is successful in maintaining or advancing such internal function or establishing and developing relationships with distributors or service providers, there is no guarantee that this will result in a growth in revenue.

Moreover, if some of the Company’s competitors offer their products and services to distributors on more favorable terms or have more products or services available to meet their needs, there may be pressure on the Company to reduce the price of its products or services, failing which the Company’s distributors and service providers may stop carrying its products or services or de-emphasize the sale of its products and services in favor of the products and services of competitors.

Risks Related to International Operations

The risks related to international operations, in particular in countries outside of the United States and Canada, could negatively affect the Company’s results.

All of the Company’s operations are conducted in foreign jurisdictions including, but not limited to: Curacao, Antigua and Barbuda and Malta. It is expected that the Company will derive more than 95% of its revenue from transactions denominated in currencies other than the United States and the Canadian dollar, and the Company expects that receivables with respect to foreign sales will continue to account for a significant majority of its total accounts and receivables outstanding. As such, the Company’s operations may be adversely affected by changes in foreign government policies and legislation or social instability and other factors which are not within the control of the Company, including, but not limited to, recessions in foreign economies, expropriation, nationalization and limitation or restriction on repatriation of funds, assets or earnings, longer receivables collection periods and greater difficulty in collecting accounts receivable, changes in consumer tastes and trends, renegotiation or nullification of existing contracts or licenses, changes in gaming policies, regulatory requirements or the personnel administering them, currency fluctuations and devaluations, exchange controls, economic sanctions and royalty and tax increases, risk of terrorist activities, revolution, border disputes, implementation of tariffs and other trade barriers and protectionist practices, taxation policies, including royalty and tax increases and retroactive tax claims, volatility of financial markets and fluctuations in foreign exchange rates, difficulties in the protection of intellectual property particularly in countries with fewer intellectual property protections, the effects that evolving regulations regarding data privacy may have on the Company’s online operations, adverse changes in the creditworthiness of parties with whom the Company has significant receivables or forward currency exchange contracts, labour disputes and other risks arising out of foreign governmental sovereignty over the areas in which the Company’s operations are conducted. The Company’s operations may also be adversely affected by social, political and economic instability and by laws and policies of such foreign jurisdictions affecting foreign trade, taxation and investment. If the Company’s operations are disrupted and/or the economic integrity of its contracts is threatened for unexpected reasons, its business may be harmed.

The Company’s international activities may require protracted negotiations with host governments, national companies and third parties. Foreign government regulations may favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In the event of a dispute arising in connection with the Company’s operations in a foreign jurisdiction where it conducts its business, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of the courts of United States or Canada or enforcing American and Canadian judgments in such other jurisdictions. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Accordingly, the Company’s activities in foreign jurisdictions could be substantially affected by factors beyond the Company’s control, any of which could have a material adverse effect on it. The Company believes that management’s experience to date in commercializing its products and solutions in Europe and the Caribbean may be of assistance in helping to reduce these risks. Some countries in which the Company may operate may be considered politically and economically unstable.

Doing business in the industries in which the Company operates often requires compliance with numerous and extensive procedures and formalities. These procedures and formalities may result in unexpected or lengthy delays in commencing important business activities. In some cases, failure to follow such formalities or obtain relevant evidence may call into question the validity of the entity or the actions taken. Management of the Company is unable to predict the effect of additional corporate and regulatory formalities which may be adopted in the future including whether any such laws or regulations would materially increase Esports’ cost of doing business or affect its operations in any area.

Esports may in the future enter into agreements and conduct activities outside of the jurisdictions where it currently carries on business, which expansion may present challenges and risks that Esport has not faced in the past, any of which could adversely affect the results of operations and/or financial condition of Esports.

The Company is subject to foreign exchange and currency risks that could adversely affect its operations, and the Company’s ability to mitigate its foreign exchange risk through hedging transactions may be limited.

The Company expects that it will derive in excess of 95% of its revenues in currencies other than the United States and Canadian dollar; however, a substantial portion of the Company’s operating expenses are incurred in United States dollars. Fluctuations in the exchange rate between the U.S. dollar, the Euro and other currencies may have a material adverse effect on the Company’s business, financial condition and operating results. The Company’s consolidated financial results are affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than United States and Canadian dollars and from the translation of foreign-currency-denominated balance sheet accounts into United States and Canadian dollar-denominated balance sheet accounts. The Company is exposed to currency exchange rate fluctuations because portions of its revenue and expenses are denominated in currencies other than the United States and Canadian dollar, particularly the Euro. In particular, uncertainty regarding economic conditions in Europe and the debt crisis affecting certain countries in the European Union pose risk to the stability of the Euro. Exchange rate fluctuations could adversely affect the Company’s operating results and cash flows and the value of its assets outside of United States and Canada. If a foreign currency is devalued in a jurisdiction in which the Company is paid in such currency, then the Company’s customers may be required to pay higher amounts for the Company’s products, which they may be unable or unwilling to pay.

While the Company may enter into forward currency swaps and other derivative instruments intended to mitigate the foreign currency exchange risk, there can be no assurance the Company will do so or that any instruments that the Company enters into will successfully mitigate such risk. If the Company enters into foreign currency forward or other hedging contracts, the Company would be subject to the risk that a counterparty to one or more of these contracts defaults on its performance under the contracts. During an economic downturn, a counterparty’s financial condition may deteriorate rapidly and with little notice, and the Company may be unable to take action to protect its exposure. In the event of a counterparty default, the Company could lose the benefit of its hedging contract, which may harm its business and financial condition. In the event that one or more of the Company’s counterparties becomes insolvent or files for bankruptcy, its ability to eventually recover any benefit lost as a result of that counterparty’s default may be limited by the liquidity of the counterparty. The Company expects that it will not be able to hedge all of its exposure to any particular foreign currency, and it may not hedge its exposure at all with respect to certain foreign currencies. Changes in exchange rates and the Company’s limited ability or inability to successfully hedge exchange rate risk could have an adverse impact on the Company’s liquidity and results of operations.

The gaming industry is highly regulated and we must adhere to various regulations and maintain applicable licenses to continue our operations. Failure to abide by regulations or maintain applicable licenses could be disruptive to our business and could adversely affect our operations.

We and our products are subject to extensive regulation under federal, state, local and foreign laws, rules and regulations of the jurisdictions in which we do business and our products are used. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. Licenses, approvals or findings of suitability may be revoked, suspended or conditioned. In sum, we may not be able to obtain or maintain all necessary registrations, licenses, permits or approvals. The licensing process may result in delays or adversely affect our operations and our ability to maintain key personnel, and our efforts to comply with any new licensing regulations will increase our costs.

We may be unable to obtain licenses in new jurisdictions where our customers operate.

We are subject to regulation in any jurisdiction where our customers access our website. To expand into any such jurisdiction we may need to be licensed, or obtain approvals of our products or services. If we do not receive, or receive a revocation of a license in a particular jurisdiction for our products, we would not be able to sell or place our products in that jurisdiction. Any such outcome could materially and adversely affect our results of operations and any growth plans for our business.

Privacy concerns could result in regulatory changes and impose additional costs and liabilities on the Company, limit its use of information, and adversely affect its business.

Personal privacy has become a significant issue in Canada, the United States, Europe, and many other countries in which the Company currently operates and may operate in the future. Many federal, state, and foreign legislatures and government agencies have imposed or are considering imposing restrictions and requirements about the collection, use, and disclosure of personal information obtained from individuals. Changes to laws or regulations affecting privacy could impose additional costs and liability on the Company and could limit its use of such information to add value for customers. If the Company were required to change its business activities or revise or eliminate services, or to implement burdensome compliance measures, its business and results of operations could be harmed. In addition, the Company may be subject to fines, penalties, and potential litigation if it fails to comply with applicable privacy regulations, any of which could adversely affect the Company’s business, liquidity and results of operation.

The Company’s results of operations could be affected by natural events in the locations in which it operates or where its customers or suppliers operate.

Esports, its customers, and its suppliers have operations in locations subject to natural occurrences such as severe weather and other geological events, including hurricanes, earthquakes, or flood that could disrupt operations. Any serious disruption at any of Esports’ facilities or the facilities of its customers or suppliers due to a natural disaster could have a material adverse effect on Esports’ revenues and increase its costs and expenses. If there is a natural disaster or other serious disruption at any of Esports’ facilities, it could impair its ability to adequately supply its customers, cause a significant disruption to its operations, cause Esports to incur significant costs to relocate or re-establish these functions and negatively impact its operating results. While Esports intends to seek insurance against certain business interruption risks, such insurance may not adequately compensate Esports for any losses incurred as a result of natural or other disasters. In addition, any natural disaster that results in a prolonged disruption to the operations of Esports’ customers or suppliers may adversely affect its business, results of operations or financial condition.

Risks Related to Regulation

The Company is subject to various laws relating to trade, export controls, and foreign corrupt practices, the violation of which could adversely affect its operations, reputation, business, prospects, operating results and financial condition.

We are subject to risks associated with doing business outside of the United States, including exposure to complex foreign and U.S. regulations such as the Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws which generally prohibit U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions and other penalties. It may be difficult to oversee the conduct of any contractors, third-party partners, representatives or agents who are not our employees, potentially exposing us to greater risk from their actions. If our employees or agents fail to comply with applicable laws or company policies governing our international operations, we may face legal proceedings and actions which could result in civil penalties, administration actions and criminal sanctions. Any determination that we have violated any anti-corruption laws could have a material adverse impact on our business. Changes in trade sanctions laws may restrict the Company’s business practices, including cessation of business activities in sanctioned countries or with sanctioned entities.

Violations of these laws and regulations could result in significant fines, criminal sanctions against Esports, its officers or its employees, requirements to obtain export licenses, disgorgement of profits, cessation of business activities in sanctioned countries, prohibitions on the conduct of its business and its inability to market and sell the Company’s products in one or more countries. Additionally, any such violations could materially damage the Company’s reputation, brand, international expansion efforts, ability to attract and retain employees and the Company’s business, prospects, operating results and financial condition.

We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws or regulations by any of our properties could have a material adverse impact on our business.

The gaming industry is heavily regulated and failure by the Company to comply with applicable requirements could be disruptive to its business and could adversely affect its operations.

The gaming industry is subject to extensive scrutiny and regulation at all levels of government, both domestic and foreign, including but not limited to, federal, state, provincial, local, and in some instances, tribal authorities. While the regulatory requirements vary by jurisdiction, most require:

•        licenses and/or permits;

•        findings of suitability;

•        documentation of qualifications, including evidence of financial stability; and

•        other required approvals for companies who operate in online gaming or manufacture or distribute gaming equipment and services, including but not limited to approvals for new products.

Any license, permit, approval or finding of suitability may be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect the Company’s eligibility for a license in another jurisdiction. The Company may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process which could adversely affect its operations. The finding of suitability process may be expensive and time-consuming. The Company’s delay or failure to obtain licenses and approvals in any jurisdiction may prevent it from distributing its solutions and generating revenues. A gaming regulatory body may refuse to issue or renew a registration if the Company, or one of its directors, officers, employees or associates: (i) is considered to be a detriment to the integrity or lawful conduct or management of gaming, (ii) no longer meets a registration requirement, (iii) has breached or is in breach of a condition of registration or an operational agreement with a regulatory authority, (iv) has made a material misrepresentation, omission or misstatement in an application for registration or in reply to an enquiry by a person conducting an audit, investigation or inspection for a gaming regulatory authority, (v) has been refused a similar registration in another jurisdiction, (vi) has held a similar registration, or license in that province, state or another jurisdiction which has been suspended, revoked or cancelled, or (vii) has been convicted of an offence, inside or outside of the United States that calls into question the Company’s honesty or integrity or the honesty or integrity of one of its directors, officers, employees or associates.

Additionally, the Company’s services must be approved in some jurisdictions in which they are offered; this process cannot be assured or guaranteed. Obtaining these approvals is a time-consuming process that can be extremely costly. A provider of gaming solutions may pursue corporate regulatory approval with regulators of a particular jurisdiction while it pursues technical regulatory approval for its gaming solutions by that same jurisdiction. It is possible that after incurring significant expenses and dedicating substantial time and effort towards such regulatory approvals, that Esports may not obtain either of them. If the Company fails to obtain the necessary certification, registration, license, approval or finding of suitability in a given jurisdiction, it would likely be prohibited from distributing its services in that particular jurisdiction altogether. If the Company fails to seek, does not receive, or receives a revocation of a license in a particular jurisdiction for its games, hardware or software, then it cannot sell, service or place on a participation or leased basis or license its products in that jurisdiction and its issued licenses in other jurisdictions may be impacted. Furthermore, some jurisdictions require license holders to obtain government approval before engaging in some transactions, such as business combinations, reorganizations, stock offerings and repurchases. The Company may not be able to obtain all necessary registrations, licenses, permits, approvals or findings of suitability in a timely manner, or at all. Delays in regulatory approvals or failure to obtain such approvals may also serve as a barrier to entry to the market for the Company’s solutions. If the Company is unable to overcome the barriers to entry, it will materially affect its results of operations and future prospects. To the extent new gaming jurisdictions are established or expanded, the Company cannot guarantee it will be successful in penetrating such new jurisdictions or expanding its business in line with the growth of existing jurisdictions. As the Company enters into new markets, it may encounter legal and regulatory challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new market opportunity. If the Company is unable to effectively develop and operate within these new markets, then its business, operating results and financial condition could be impaired. The Company’s failure to obtain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on its business.

To expand into new jurisdictions, the Company may need to be licensed, obtain approvals of its products and/or seek licensure of its officers, directors, major shareholders, key employees or business partners. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing markets or into new jurisdictions can negatively affect the Company’s opportunities for growth or delay its ability to recognize revenue from the sale or installation of products in any such jurisdictions.

The Company is subject to regulation affecting Internet gaming which varies from one jurisdiction to another and future legislative and court proceedings pertaining to Internet gaming may have a material impact on the operations and financial results of Esports.

The Company and its licensees are subject to applicable laws in the jurisdictions in which they operate. Some countries have introduced regulations attempting to restrict or prohibit Internet gaming, while others have taken the position that Internet gaming should be regulated and have adopted or are in the process of considering legislation to enable that regulation.

While the U.K. and other European countries and territories such as Malta, Alderney and Gibraltar have currently adopted a regime which permits its licensees to accept wagers from any jurisdiction, other countries, including the United States have, or are in the process of implementing, regimes which permit only the targeting of the domestic market provided a local license is obtained and local taxes accounted for. Other European countries and territories continue to defend a licensing regime that protects monopoly providers and have combined this with an attempt to outlaw all other supplies.

Future legislative and court decisions may have a material impact on the operations and financial results. Therefore, there is a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities incumbent monopoly providers, or private individuals, could be initiated against the Company, Internet service providers, credit card processors, advertisers and others involved in the Internet gaming industry. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon the Company or its licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on the Company’s business, revenues, operating results and financial condition as well as impact upon the Company’s reputation.

There can be no assurance that legally enforceable prohibiting legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to the Company’s business to legislate or regulate various aspects of the Internet or the online gaming industry (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on the Company’s business, financial condition and results of operations, either as a result of the Company’s determining that a jurisdiction should be blocked, or because a local license may be costly for the Company or its licensees to obtain and/or such licenses may contain other commercially undesirable conditions. No copyrights have been filed on the source code to date.

The Company may not be able to capitalize on the expansion of online or other forms of interactive gaming or other trends and changes in the gaming industry, including due to laws and regulations governing these industries.

The Company participates in the new and evolving interactive gaming industry through its online, social and mobile products. The Company intends to take advantage of the liberalization of online and mobile gaming, within Canada, the U.S. and internationally; however, expansion of online and mobile gaming involves significant risks and uncertainties, including legal, business and financial risks. The success of online and mobile gaming and the Company’s interactive products and services may be affected by future developments in social networks, including Facebook, mobile platforms, regulatory developments, data privacy laws and other factors that the Company is unable to predict and are beyond its control. Consequently, the Company’s future operating results relating to its online gaming products and services are difficult to predict, and Esports cannot provide assurance that its products and services will grow at expected rates or be successful in the long term.

Additionally, the Company’s ability to successfully pursue its interactive gaming strategy depends on the laws and regulations relating to wagering through interactive channels. Internationally, laws relating to online gaming are evolving, particularly in Europe. To varying degrees, a number of European governments have taken steps to change the regulation of online wagering through the implementation of new or revised licensing and taxation regimes, including the possible imposition of sanctions on unlicensed providers. The Company cannot predict the timing, scope or terms of any such state, federal or foreign laws and regulations, or the extent to which any such laws and regulations will facilitate or hinder its interactive strategy.

The Company’s ability to operate in its proposed land-based or online jurisdictions or expand in new land-based or online jurisdictions could be adversely affected by new or changing laws or regulations, new interpretations of existing laws or regulations, and difficulties or delays in obtaining or maintaining required licenses or product approvals.

Changes in existing gaming laws or regulations, new interpretations of existing gaming laws or regulations or changes in the manner in which existing laws and regulations are enforced, all with respect to land-based and online gaming activities, may hinder or prevent the Company from continuing to operate in those jurisdictions where it currently carries on business, which would harm its operating results and financial condition. Furthermore, gaming regulatory bodies may from time to time amend the various disclosures and reporting requirements. If the Company fails to comply with any existing or future disclosure or reporting requirements, the regulators may take action against the Company which could ultimately include fines, the conditioning, suspension or revocation of approvals, registrations, permits or licenses and other disciplinary action. It cannot be assured that the Company will be able to adequately adjust to such potential changes. Additionally, evolving laws and regulations regarding data privacy, cyber security and anti-money laundering could adversely impact opportunities for growth in Esports’ online business, and could result in additional compliance-related costs.

Public opinion can also exert a significant influence over the regulation of the gaming industry. A negative shift in the public’s perception of gaming could affect future legislation in different jurisdictions. Among other things, such a shift could cause jurisdictions to abandon proposals to legalize gaming, thereby limiting the number of new jurisdictions into which the Company could expand. Negative public perception could also lead to new restrictions on or to the prohibition of gaming in jurisdictions in which the Company currently operates.

Regulations that may be adopted with respect to the Internet and electronic commerce may decrease the growth in the use of the Internet and lead to the decrease in the demand for Esports’ products and services.

In addition to regulations pertaining to the gaming industry in general and specifically to online gaming, the Company may become subject to any number of laws and regulations that may be adopted with respect to the Internet and electronic commerce. New laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, advertising, intellectual property, information security, and the characteristics and quality of online products and services may be enacted. As well, current laws, which predate or are incompatible with the Internet and electronic commerce, may be applied and enforced in a manner that restricts the electronic commerce market. The application of such pre-existing laws regulating communications or commerce in the context of the Internet and electronic commerce is uncertain. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel and personal privacy are applicable to the Internet. The adoption of new laws or regulations relating to the Internet, or particular applications or interpretations of existing laws, could decrease the growth in the use of the Internet, decrease the demand for Esports’ products and services, increase Esports’ cost of doing business or could otherwise have a material adverse effect on Esports’ business, revenues, operating results and financial condition.

Esports Entertainment’s shareholders are subject to extensive governmental regulation and if a shareholder is found unsuitable by a gaming authority, that shareholder would not be able to beneficially own the Company’s Common Shares directly or indirectly.

In many jurisdictions, gaming laws can require any of the Company’s shareholders to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold directly or indirectly ownership of any voting security or the beneficial or record ownership of any non-voting security or any debt security of any public corporation which is registered with the relevant gaming authority beyond the time prescribed by the relevant gaming authority. A violation of the foregoing may constitute a criminal offence. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only.

Current environmental laws and regulations, or those enacted in the future, could result in additional liabilities and costs. Compliance with these laws could increase Esports’ costs and impact the availability of components required to manufacture its products. Violation of these laws may subject Esports to significant fines, penalties or disposal costs, which could negatively impact its results of operations, financial position or cash flows.

Legislative and regulatory changes could negatively affect our business and the business of our customers.

Legislative and regulatory changes may affect demand for or place limitations on the placement of our products. Such changes could affect us in a variety of ways. Legislation or regulation may introduce limitations on our products or opportunities for the use of our products and could foster competitive products or solutions at our or our customers’ expense. Our business will likely also suffer if our products became obsolete due to changes in laws or the regulatory framework.

Legislative or regulatory changes negatively impacting the gaming industry as a whole or our customers in particular could also decrease the demand for our products. Opposition to gaming could result in restrictions or even prohibitions of gaming operations in any jurisdiction or could result in increased taxes on gaming revenues. Tax matters, including changes in state, federal or other tax legislation or assessments by tax authorities could have a negative impact on our business. A reduction in growth of the gaming industry or in the number of gaming jurisdictions or delays in the opening of new or expanded casinos could reduce demand for our products. Changes in current or future laws or regulations or future judicial intervention in any particular jurisdiction may have a material adverse effect on our existing and proposed foreign and domestic operations. Any such adverse change in the legislative or regulatory environment could have a material adverse effect on our business, results of operations or financial condition.

Risks Related to Intellectual Property and Technology

Esports’ intellectual property may be insufficient to properly safeguard its technology and brands.

The Company may apply for patent protection in the United States, Canada, Europe and other countries relating to certain existing and proposed processes, designs and methods and other product innovations. Patent applications can, however, take many years to issue and the Company can provide no assurance that any of these patents will be issued at all. If the Company is denied any or all of these patents, it may not be able to successfully prevent its competitors from imitating its solutions or using some or all of the processes that are the subject of such patent applications. Such imitation may lead to increased competition within the finite market for the Company’s solutions. Even if pending patents are issued to the Company, its intellectual property rights may not be sufficiently comprehensive to prevent its competitors from developing similar competitive products and technologies. The Company’s success may also depend on its ability to obtain trademark protection for the names or symbols under which it markets its products and to obtain copyright protection and patent protection of its proprietary technologies, intellectual property and other game innovations and if the granted patents are challenged, protection may be lost. The Company may not be able to build and maintain goodwill in its trademarks or obtain trademark or patent protection, and there can be no assurance that any trademark, copyright or issued patent will provide competitive advantages for Esports or that Esports’ intellectual property will not be successfully challenged or circumvented by competitors.

Computer source codes for technology Esports licenses and expects to own upon completion of this offering, may also receive protection under international copyright laws. As such, EEG, or the party which it licenses the source code from, may need to initiate legal proceedings following such use to obtain orders to prevent further use of the source code.

The Company will also rely on trade secrets, ideas and proprietary know-how. Although the Company generally requires its employees and independent contractors to enter into confidentiality and intellectual property assignment agreements, it cannot be assured that the obligations therein will be maintained and honoured. If these agreements are breached, it is unlikely that the remedies available to the Company will be sufficient to compensate it for the damages suffered. In spite of confidentiality agreements and other methods of protecting trade secrets, the Company’s proprietary information could become known to or independently developed by competitors. If the Company fails to adequately protect its intellectual property and confidential information, its business may be harmed, and its liquidity and results of operations may be materially adversely impacted.

The Company may be subject to claims of intellectual property infringement or invalidity and adverse outcomes of litigation could unfavorably affect its operating results.

Monitoring infringement and misappropriation of intellectual property can be difficult and expensive, and the Company may not be able to detect infringement or misappropriation of its proprietary rights. Although the Company intends to aggressively pursue anyone who is reasonably believed to be infringing upon its intellectual property rights and who poses a significant commercial risk to the business, to protect and enforce its intellectual property rights, initiating and maintaining suits against such third parties will require substantial financial resources. The Company may not have the financial resources to bring such suits, and, if it does bring such suits, it may not prevail. Regardless of the Company’s success in any such actions, the expenses and management distraction involved may have a material adverse effect on its financial position.

A significant portion of the Company’s revenues may be generated from products using certain intellectual property rights, and EEG’s operating results would be negatively impacted if it was unsuccessful in licensing certain of those rights and/or protecting those rights from infringement, including losses of proprietary information from breaches of the Company’s cyber security efforts.

Further, the Company’s competitors have been granted patents protecting various gaming products and solutions features, including systems, methods and designs. If the Company’s products and solutions employ these processes, or other subject matter that is claimed under its competitors’ patents, or if other companies obtain patents claiming subject matter that the Company uses, those companies may bring infringement actions against it. The question of whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which the Company is unaware, which might later result in issued patents that the Company’s products and solutions may infringe. There can be no assurance that the Company’s products, including those with currently pending patent applications, will not be determined to have infringed upon an existing third-party patent. If any of the Company’s products and solutions infringes a valid patent, the Company may be required to discontinue offering certain products or systems, pay damages, purchase a license to use the intellectual property in question from its owner, or redesign the product in question to avoid infringement. A license may not be available or may require EEG to pay substantial royalties, which could in turn force EEG to attempt to redesign the infringing product or to develop alternative technologies at a considerable expense. Additionally, the Company may not be successful in any attempt to redesign the infringing product or to develop alternative technologies, which could force the Company to withdraw its product or services from the market.

The Company may also infringe other intellectual property rights belonging to third parties, such as trademarks, copyrights and confidential information. As with patent litigation, the infringement of trademarks, copyrights and confidential information involve complex legal and factual issues and the Company’s products, branding or associated marketing materials may be found to have infringed existing third-party rights. When any third-party infringement occurs, the Company may be required to stop using the infringing intellectual property rights, pay damages and, if it wishes to keep using the third party intellectual property, purchase a license or otherwise redesign the product, branding or associated marketing materials to avoid further infringement. Such a license may not be available or may require EEG to pay substantial royalties.

It is also possible that the validity of any of EEG’s intellectual property rights might be challenged either in standalone proceedings or as part of infringement claims in the future. There can be no assurance that EEG’s intellectual property rights will withstand an invalidity claim and, if declared invalid, the protection afforded to the product, branding or marketing material will be lost.

Moreover, the future interpretation of intellectual property law regarding the validity of intellectual property by governmental agencies or courts in the United States, Canada, Europe or other jurisdictions in which EEG has rights could negatively affect the validity or enforceability of the Company’s current or future intellectual property. This could have multiple negative impacts including, without limitation, the marketability of, or anticipated revenue from, certain of EEG’s products. Additionally, due to the differences in foreign patent, trademark, copyright and other laws concerning proprietary rights, the Company’s intellectual property may not receive the same degree of protection in foreign countries as it would in the United States, Canada, or Europe. The Company’s failure to possess, obtain or maintain adequate protection of its intellectual property rights for any reason in these jurisdictions could have a material adverse effect on its business, results of operations and financial condition.

Furthermore, infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and the Company may not have the financial and human resources to defend itself against any infringement suits that may be brought against EEG. Litigation can also distract management from day-to-day operations of the business.

In addition, the Company’s business is dependent in part on the intellectual property of third-parties. For example, the Company licenses intellectual property from third parties for use in its gaming products. The future success of the Company may depend upon its ability to obtain licenses to use new and existing intellectual property and its ability to retain or expand existing licenses for certain products. If the Company is unable to obtain new licenses or renew or expand existing licenses, it may be required to discontinue or limit its use of such products that use the licensed marks and its financial condition, operating results or prospects may be harmed.

Compromises of the Company’s systems or unauthorized access to confidential information or EEG’s customers’ personal information could materially harm EEG’s reputation and business.

EEG collects and stores confidential, personal information relating to its customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, the Company handles, collects and stores personal information in connection with its online gaming products. The Company may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of EEG’s business or for marketing purposes. The Company’s collection and use of personal data is governed by federal, state and provincial laws and regulations as well as the applicable laws and regulations in other countries in which it operates. Privacy law is an area that changes often and varies significantly by jurisdiction. EEG may incur significant costs in order to ensure compliance with the various privacy requirements. In addition, privacy laws and regulations may limit EEG’s ability to market to its customers.

EEG intends to assess and monitor the security of collection, storage and transmission of customer information on an ongoing basis. EEG intends to utilize commercially available software and technologies to monitor, assess and secure its network. However, the systems currently intended for transmissions and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are determined and controlled by the payment card industry, not EEG. Although EEG intends to take steps designed to safeguard its customers’ confidential personal information, its network and other systems and those of third parties, such as service providers, could be compromised by a third-party breach of EEG’s system’s security or that of a third-party provider or as a result of purposeful or accidental actions of third parties, EEG’s employees or those employees of a third party. Advances in computer and software capabilities and encryption technology, new tools and other developments may increase the risk of such a breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite these measures, there can be no assurance that EEG is adequately protecting its customers’ information.

Any loss, disclosure or misappropriation of, or access to, customers’ or other proprietary information or other breach of EEG’s information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt EEG’s operations, damage its reputation and expose it to claims from its customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have a material adverse effect on EEG’s business, revenues, financial conditions and operations.

Service interruptions of Internet service providers could impair the Company’s ability to carry on its business.

Most of the Company’s customers will rely on Internet service providers to allow the Company’s customers and servers to communicate with each other. If Internet service providers experience service interruptions, communications over the Internet may be interrupted and impair the Company’s ability to carry on business. In addition, the Company’s ability to process e-commerce transactions depends on bank processing and credit card systems. In order to prepare for system problems, the Company intends to continuously seek to strengthen and enhance its planned facilities and the capability of its system infrastructure and support. Nevertheless, any system failure as a result of reliance on third parties, including network, software or hardware failure, which causes a delay or interruption in the Company’s online services and products and e-commerce services, could have a material adverse effect on the Company’s business, revenues, operating results and financial condition.

There is a risk that the Company’s network systems will be unable to meet the growing demand for its online products.

The growth of Internet usage has caused frequent interruptions and delays in processing and transmitting data over the Internet. There can be no assurance that the Internet infrastructure or the Company’s own network systems will be able to meet the demand placed on it by the continued growth of the Internet, the overall online gaming and interactive entertainment industry and the Company’s customers.

The Internet’s viability as a medium for products and services offered by the Company could be affected if the necessary infrastructure is not sufficient, or if other technologies and technological devices eclipse the Internet as a viable channel.

End-users of the Company’s products and services will depend on Internet service providers and the Company’s system infrastructure for access to the Company’s or its licensees’ products and services. Many of these services have experienced service outages in the past and could experience service outages, delays and other difficulties due to system failures, stability or interruption.

Systems, network or telecommunications failures or cyber-attacks may disrupt the Company’s business and have an adverse effect on EEG’s results of operations.

Any disruption in the Company’s network or telecommunications services could affect the Company’s ability to operate its games and online offerings, which would result in reduced revenues and customer down time. The Company’s network and databases of business or customer information, including intellectual property, trade secrets, and other proprietary business information and those of third parties EEG utilizes, will be susceptible to outages due to fire, floods, power loss, break-ins, cyber-attacks, hackers, network penetration, data privacy or security breaches, denial of service attacks and similar events, including inadvertent dissemination of information due to increased use of social media. Despite implementation of network security measures and data protection safeguards by EEG, including a disaster recovery strategy for back office systems, the Company’s servers and computer resources will be vulnerable to viruses, malicious software, hacking, break-ins or theft, third-party security breaches, employee error or malfeasance, and other potential compromises. Disruptions from unauthorized access to or tampering with the Company’s computer systems, or those of third parties EEG utilizes, in any such event could result in a wide range of negative outcomes, including devaluation of the Company’s intellectual property goodwill and/or brand appeal, increased expenditures on data security, and costly litigation, and can have a material adverse effect on the Company’s business, revenues, reputation, operating results and financial condition.

Risks Related to our Common Stock

Our officers, directors and founding stockholders may exert significant influence over our affairs, including the outcome of matters requiring stockholder approval.

As of the date of this prospectus, our officers, directors and affiliated stockholders collectively have an approximately 58% beneficial ownership of our company. As a result, such individuals will have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.

We currently do not intend to pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not expect to declare or pay dividends on our common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

You may experience dilution of your ownership interest due to the future issuance of additional shares of our common stock.

We are in a capital intensive business and we do not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. Additionally, the Board of Directors may subsequently approve increases in authorized common stock. The potential issuance of such additional shares of common or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

Our amended and restated certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could have an anti-takeover effect and could adversely affect holders of our common stock.

Our authorized capital includes preferred stock issuable in one or more series. Our board of directors has the authority to issue preferred stock and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of our company.

There can be no assurances that our shares and/or warrants will be listed on The NASDAQ Capital Market and, if they are, our shares will be subject to potential delisting if we do not meet or continue to maintain the listing requirements of The NASDAQ Capital Market.

We intend to apply to list the shares of our common stock on The NASDAQ Capital Market, or NASDAQ. An approval of our listing application by NASDAQ will be subject to, among other things, our fulfilling all of the listing requirements of NASDAQ. In addition, NASDAQ has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from NASDAQ, would make it more difficult for shareholders to sell our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

There is currently only a limited public market for our common stock and no public market for our warrants. Failure to develop or maintain a trading market could negatively affect their value and make it difficult or impossible for you to sell your shares.

There is currently only a limited public market for our common stock and no market for our warrants and the public offering price of the units may bear no relationship to the price at which our common stock and warrants will trade after this offering. An active public market for our common stock and/or warrants may not develop or be sustained. Failure to develop or maintain an active trading market could make it difficult for you to sell your shares or warrants without depressing the market price for such securities or recover any part of your investment in us. Even if an active market for our common stock and warrants does develop, the market price of such securities may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our securities. Further, quotes for shares of our common stock on the OTCQB may not be indicative of the market price on a national securities exchange, such as The NASDAQ Capital Market.

If and when a larger trading market for our securities develops, the market price of such securities is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your securities at or above the price at which you acquired them.

The stock market in general and the market for smaller health service companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our securities may be influenced by many factors that are beyond our control, including, but not limited to:

•        variations in our revenue and operating expenses;

•        market conditions in our industry and the economy as a whole;

•        actual or expected changes in our growth rates or our competitors’ growth rates;

•        developments or disputes concerning patent applications, issued patents or other proprietary rights;

•        developments in the financial markets and worldwide or regional economies;

•        variations in our financial results or those of companies that are perceived to be similar to us;

•        announcements by the government relating to regulations that govern our industry;

•        sales of our common stock or other securities by us or in the open market;

•        changes in the market valuations of other comparable companies;

•        general economic, industry and market conditions; and

•        the other factors described in this “Risk Factors” section.

The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Efforts to comply with the applicable provisions of Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with Section 404 of the Sarbanes-Oxley Act may adversely affect us and the market price of our common stock.

Under current SEC rules, we have been required to report on our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, and related rules and regulations of the SEC. We will be required to review on an annual basis our internal control over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal control over financial reporting. This process may result in a diversion of management’s time and attention and may involve significant expenditures. We have not maintained internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act of 2002. The rules governing the standards that must be met for our evaluation management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We expect to begin the process of reviewing, documenting, and testing our internal control over financial reporting after completion of this offering. We might encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. If we cannot favorably assess the effectiveness of our internal control over financial reporting, investors could lose confidence in our financial information and the price of our common stock could decline.

If securities or industry analysts do not publish or cease publishing research or reports about us, or publish inaccurate or unfavorable reports about, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock, to some extent, will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors.

We do not have any control over these analysts.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We have not maintained internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act of 2002. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We expect to begin the process of reviewing, documenting and testing our internal control over financial reporting after completion of this offering. We might encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. If we cannot favorably assess the effectiveness of our internal control over financial reporting, investors could lose confidence in our financial information and the price of our common stock could decline.

Anti-takeover provisions in our charter documents and Nevada law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock and warrants.

We are a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

•        authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

•        provide that vacancies on our Board of Directors, including newly created directorships, may be filled by a majority vote of directors then in office;

•        place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

•        do not provide stockholders with the ability to cumulate their votes; and

•        provide that our Board of Directors or a majority of our stockholders may amend our bylaws.

RISKS RELATED TO THE OFFERING

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per unit will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $________ per share, based on the assumed public offering price of $_______ per unit, the mid-point of the estimated offering price range described on the cover of this prospectus. Investors in this offering will pay a price per unit that substantially exceeds the book value of our assets after subtracting our liabilities. To the extent that the warrants sold in this offering are exercised, you will experience further dilution. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

In the event that our common stock and warrants are listed on The NASDAQ Capital Market our stock price could fall and we could be delisted in which case broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stocks” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Speculative nature of warrants.

The warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of ___ per share, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our stockholders.

We believe that our existing cash, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for at least the next 24 months. We may, however, require additional cash resources due to changed business conditions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more credit facilities. The sale of additional equity securities could result in additional dilution to our stockholders and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

If we raise additional funds through government or other third-party funding, collaborations, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue stream or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering at an assumed offering price of $_________ per unit, the mid-point of the estimated offering price range described on the cover of this prospectus, our existing stockholders will own approximately         % of our common stock assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering at an assumed offering price of $_______ per unit, the mid-point of the estimated offering price range described on the cover of this prospectus, there will be          shares of our common stock outstanding. In addition, our certificate of incorporation, as amended, permits the issuance of up to approximately          additional shares of common stock after the completion of this offering. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We and our officers, directors and certain stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of Joseph Gunnar & Co. LLC, the representative of the underwriters, during the period ending 365 days from the date of this offering in the case of us and our certain directors and officers, 90-180 days from the date of this offering in the case of our stockholders who beneficially own more than 5% of our common stock (See “Conversion of Convertible Debentures, Promissory Notes and Accounts Payable”), directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing.

After the lock-up agreements with certain of our principal stockholders pertaining to this offering expire, up to          of the shares that had been locked up will be eligible for future sale in the public market. After the lock-up agreements with our directors and officers pertaining to this offering expire, up to          of the shares (net of any shares also restricted by lock-up agreements with our principal stockholders) that had been locked up will be eligible for future sale in the public market. After the lock-up agreements with certain directors, officers and principal stockholders pertaining to this offering expire 12 months from the date of this offering unless waived earlier by the managing underwriter, up to          of the shares (net of any shares also restricted by lock-up agreements with our principal stockholders) that had been locked up will be eligible for future sale in the public market. Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the units that we are offering will be approximately $         million, based on an assumed public offering price of $_________ per unit, the mid-point of the estimated offering price range described on the cover of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses, or $         million if the underwriters exercise their over-allotment option in full.

We currently expect to use the net proceeds of this offering primarily for the following purposes:

•        approximately $500,000 to develop and launch our skill-based video game tournaments for play on mobile devices;

•        approximately $1,000,000 to develop and launch our skill-based video game tournaments for play on PCs and video game consoles;

•        approximately $1,000,000 in connection with obtaining our proposed license in, and establishing operations in, Malta;

•        approximately $500,000 to obtain an online gaming license from, and establish operations in, an Asian country to be selected;

•        approximately $4,000,000 to upgrade sales and marketing capabilities including but not limited to professional relations and adding additional staff;

•        $1,700,000 to purchase from a related party a software license for our gambling platform; and

•        the remainder for working capital and other general corporate purposes.

We believe that the expected net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations for at least the next 12 months, although we cannot assure you that this will occur.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Our common stock is quoted on the OTC Markets Group Inc.’s OTCQB Link quotation platform (the “OTCQB”) under the trading symbol “GMBL”. We intend to apply to The NASDAQ Capital Market to list our common stock under the symbol “GMBL” and our warrants under the symbol “GMBLW.”

Immediately following the offering, we expect to have one class of common stock, and no preferred stock outstanding. As of April 29, 2019, there were approximately 92 registered holders of record of our common stock, and the last reported sale price of our common stock on the OTCQB was $0.45 per share on April 26, 2019.

Our common stock was initially quoted on the OTCQB in April 2015.

Dividend Policy

To date, we have not paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our board of directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of April 26, 2019. Such information is set forth on the following basis:

•        actual basis;

•        on a pro forma basis, giving effect to the conversion of $2,200,000 principal amount of convertible notes (assuming interest calculated through April 26, 2019) divided by the assumed public offering price of $_______ multiplied by 80%; and

•        on a pro forma, as adjusted basis, giving effect to the sale by us of shares of common stock in this offering at an assumed public offering price of $_________ per unit, the mid-point of the estimated offering price range described on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Actual (unaudited)	Pro Forma(1)(2) (unaudited)		Pro Forma as adjusted (unaudited)
Cash and cash equivalents	$764,279	$
Total liabilities
Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 500,000,000 shares authorized; 87,278,118 shares issued and outstanding as of December 31 2018, 87,278,118 shares issued and outstanding pro forma	$87,278
Additional paid-in capital, common and preferred	4,538,914
Accumulated deficit	(6,799,708)
Accumulated other comprehensive loss	—		—
Total stockholders’ (deficit) equity	$(2,173,516)

____________

(1)      Excludes (i) 8,218,145 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.48 per share as of April 26, 2019, (ii) 774,120 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.70 per share as of April 26, 2019, (iii) 3,666,666 shares of our common stock issuable upon exercise of outstanding convertible notes at a weighted average exercise price of $0.60 per share as of April 26, 2019 (iv) _________________________ shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering, (v) _____________ shares of common stock issuable upon the exercise of the underwriters’ over-allotment option and (vi) __________ shares of common stock issuable upon the exercise of warrants issuable upon the exercise of the underwriters’ over-allotment option.

(2)      A $1.00 increase or decrease in the assumed public offering price per unit would increase or decrease our pro forma cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $____________ assuming the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

DILUTION

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the public offering price you pay in this offering, and the pro forma net tangible book value per share of common stock immediately after this offering.

Net tangible book value dilution per share represents the difference between the amount per unit paid by the investors who purchased units in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering as of ______________, after giving effect to the conversion of $__________ of principal and interest of convertible notes (assuming interest calculated through April 29, 2019) divided by the assumed public offering price of $_______ multiplied by 80%. As of April 29, 2019, our actual net tangible deficit value was $___________________ and our net tangible book deficit per share was $__________.

After giving effect to the sale of shares of common stock at the assumed public offering price of $________ per share, the mid-point of the estimated offering price range described on the cover of this prospectus, included in the units we are offering by this prospectus, and after deducting the underwriting discount and commission and estimated offering expenses, our pro forma net tangible book value (deficit) as of __________________________ would have been $____________ or $_________ per share. This represents an immediate increase in pro forma net tangible book value (deficit) of $___________ per share to existing stockholders and an immediate dilution of $________ per share to new investors purchasing shares in the offering.

The following table illustrates this per share dilution:

	As of June 30, 2018(1)	Pro Forma(2)
Assumed public offering price per unit	$	$
Net tangible book value per share		$
Increase in pro forma net tangible book value per share attributable to new investors		$
Pro forma net tangible book value per share after giving effect to this offering		$
Dilution in net tangible book value per share to new investors		$

____________

(1)

(2)

The information above is as of April 29, 2019 and excludes as of such date the following:

•        _________________ shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $________________ per share as of ______________________;

•        _________________outstanding options to purchase an aggregate of _________________ shares issuable upon exercise of outstanding options with a weighted average exercise price of $_________________, under our equity compensation plans;

•        _______________ shares of common stock if over-allotment is exercised in full) underlying the warrants to be issued to the underwriters in connection with this offering;

•        _______________ shares of common stock issuable upon the exercise of the underwriters’ over-allotment option; and

•        _______________shares of common stock issuable upon the exercise of warrants issuable upon the exercise of the underwriters’ over-allotment option.

If the underwriter’s overallotment option is exercised in full, our adjusted pro forma net tangible book value following the offering will be $_______________per share, and the dilution to new investors in the offering will be $_______________ per share.

A $1.00 increase or decrease in the assumed public offering price per unit would increase or decrease our pro forma as adjusted net tangible book value after this offering by approximately $_______________, and dilution per share to new investors by approximately $_______________ for an increase of $1.00, or $(0.90) for a decrease of $1.00, after deducting the underwriting discount and estimated offering expenses payable by us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements present our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products and services, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•        changes in the market acceptance of our products and services;

•        increased levels of competition;

•        changes in political, economic or regulatory conditions generally and in the markets in which we operate;

•        our relationships with our key customers;

•        adverse conditions in the industries in which our customers operate;

•        our ability to retain and attract senior management and other key employees;

•        that we do not anticipate paying any cash dividends on our Common Stock;

•        our ability to quickly and effectively respond to new technological developments;

•        our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

•        other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the “Summary Statements of Operations Data” and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus particularly on page 11 entitled “Risk Factors”.

Overview

We are an online gambling company. We offer persons (which we sometimes refer to as “players”) the ability to wager on a wide variety of esports events in a licensed and secure environment. Esports is the competitive playing of video games by amateur and professional teams for cash prizes. Esports event gambling involves players wagering online on the outcome of professional esports events. In the future, we intend to also offer players the ability to participate in video game tournaments for cash prizes.

We were incorporated in Nevada on July 22, 2008. Our company was engaged in a number of different enterprises up until May 20, 2013, when, pursuant to the terms of the Share Exchange Agreement, we acquired all of the outstanding capital stock of H&H Arizona in exchange for 50,000,000 shares of our common stock. From May 2013 until August 2018, our operations were limited to designing, developing and testing our wagering systems. We launched our online esports wagering website (www.vie.gg) in August 2018. We believe we are currently the only online gambling company focused on esports to offer bet exchange style wagering, PvP betting, on professional esports events.

Esports is video games played competitively for spectators, typically by professional gamers. Esports typically takes the form of organized, multiplayer video games that include real-time strategy, fighting, first-person shooter, and multiplayer online battle arena games. A well-known example of an Esport game is Call of Duty. Currently, however, the three largest selling esports games are Dota 2, League of Legends (both multiplayer online battle arena games) and Counter Strike: Global Offensive (a first-person shooter game). Other popular games include Smite, StarCraft II, Call of Duty¸ Heroes of the Storm, Hearthstone and Fortnite. Esports also includes games which can be played, primarily by amateurs, in multiplayer competitions on the on the Sony PlayStation, Microsoft Xbox and WII (Nintendo), and Halo (343 Industries). Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including, twitch.tv, azubu.tv, ustream.tv and youtube.com.

According to Newzoo, a global leader in esports, games and mobile intelligence, the total global esports audience will reach 453.8 million in 2019. Esports Enthusiasts, which are people who watch professional esports content at least once a month, will make up 201.2 million of the total up from 143.2 million in 2017, with a projected compound annual growth rate CAGR (2017-2022) of +15.7% to reach almost 297 million in 2022. The number of occasional esports viewers, (people who watch professional esports content less than once a month), is expected to reach 252.6 million in 2019, up from 221.6 million in 2018, and is projected to grow with a CAGR of +12.6% to surpass 347 million in 2022. The number of people who are aware of esports worldwide is expected to reach 1.8 billion in 2019, up from 1.6 billion in 2018. China is expected to contribute most to global esports awareness, with 500.2 million people aware of esports in 2019. The increasing prominence of esports as a mainstream entertainment industry is driving the growth in awareness in most regions. Audience and awareness growth in the emerging regions of Latin America, Middle East and Africa, Southeast Asia, and Rest of Asia is largely driven by improving IT infrastructure and urbanization. The rise of new franchises, such as PLAYERUNKNOWN’S BATTLEGROUNDS or PubG, is an important global growth factor. The influx of millennials, should further drive the growth of the industry’s audience.

In 2018, there were 737 major events that together generated $54.7 million in ticket revenues, down from $58.9 million in 2017 while in 2017 there were 588 major esports events. The total prize money of all esports events held in 2017 reached $112 million, breaking the $100 million mark for the first year. Total prize money in 2018 reached $150.8 million, an increase from 2017’s $112 million. The League of Legends World Championship was 2018’s biggest tournament by live viewership hours on Twitch, with 53.8 million hours. It also produced $1.9 million in ticket revenues. The Overwatch League was the most-watched league by live viewership hours on Twitch, generating 79.5 million hours.

Forbes magazine projects fans of esports will wager $23 billion on professional esports events by 2020 and that in 2019, $897.2 million in revenues, or 82% of the total market, will come from brand investments (media rights, advertising, and sponsorship). This will increase to $1.5 billion by 2022, making up 87% of total esports revenues.

Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the last few years with the rapid growth of online streaming over the last few years. The advent of online streaming technology has turned esports into a global industry that includes professional players and teams competing in major events that are simultaneously watched in person in stadiums (which are often sold out), and by online viewers (which regularly exceed 1,000,000 viewers for major tournaments). The impact has been so significant, that many video game developers now build features into their games designed to facilitate competition.

Going Concern

We have financed operations primarily through the sale of equity securities and short-term debt. Until revenues are sufficient to meet our needs, we will continue to attempt to secure financing through equity or debt securities, including the sale of securities in this offering. We continue to incur negative cash flows from operating activities and net losses. We had minimal cash, negative working capital, and negative total equity as of June 30, 2018 and December 31, 2018, and are in default with respect to certain debt. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty.

In order for us to eliminate substantial doubt about our ability to continue as a going concern, we must achieve profitability, generate positive cash flows from operating activities and obtain the necessary debt or equity funding to meet our projected capital investment requirements. Our management’s plans with respect to this uncertainty consist of raising additional capital by issuing debt or equity securities and increasing the sales of our products and services. If we are successful in completing the offering, we believe the net proceeds of the offering together with anticipated growth of the business will be sufficient to eliminate substantial doubt about our ability to continue as a going concern. There can be no assurance, however, that we will be able to complete the offering, raise sufficient additional capital or that revenues will increase rapidly enough to offset operating losses. If we are unable to increase revenues or obtain additional financing, we will be unable to continue the development of our products and services and may have to cease operations.

Results of Operations

Six Months Ended December 31, 2018 and 2017

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus.

Material changes in line items in our Statement of Operations for the six months ended December 31, 2018 as compared to the same period last year, are discussed below:

Revenue and Expenses

Our operating expenses are classified into several categories:

•        Directors Compensation

•        Consulting Fees

•        Professional Fees

•        General and Administrative Expenses

•        Stock Based Compensation

	Six Months Ended December 31, 2018	Six Months Ended December 31, 2017
Directors’ Compensation	$26,541	$124,067
Consulting Fees	260,137	269,297
General and Administrative	858,066	627,880
Professional Fees	74,357	59,745
Stock Based Compensation	168,459	185,540
Total Operating Expenses before the Undernoted	$1,387,560	$1,266,529

Other Expenses
Interest Expense	$(797,652)	$—
Accretion	(55,621)	—
Change in Fair Value of Derivative Liabilities	(756,053)	—
Foreign Exchange Loss	—	(376)
Net Loss and Comprehensive Loss	$(2,996,886)	$(1,266,905)
Net Loss Per Share – Basic and Diluted	(0.03)	(0.02)

Directors Compensation is comprised of cash and stock option compensation paid to the directors of the Company. These amounted to $26,541 for the six months ended December 31, 2018, $124,067 for the six months ended December 31, 2017. The decrease of $97,526 in director’s compensation period over period is attributable primarily to no stock options being granted in the six months ended December 31, 2018.

Consulting Fees are comprised of cash and stock option compensation paid to consultants to the Company. These amounted to $260,137 for the six months ended December 31, 2018, and $269,297 for the six months ended December 31, 2017. The decrease of $9,160 in consulting fees over the prior period is attributed primarily to less work being contracted out by the Company to third party consultants in the six months ended December 31, 2018.

Professional Fees consist primarily of our contracted accounting, legal and audit fees. These amounted to $74,357 for the six months ended December 31, 2018, and $59,745 for the six months ended December 31, 2017. The increase of $14,612 in the six months in professional fees period over period is attributable primarily to increases in accounting, legal and audit fees for preparation and review of our filings with the Securities & Exchange Commission (“SEC”) in the six months ended December 31, 2018.

General and Administrative Expenses refers to our salaries, occupancy costs, marketing costs, travel costs, office supplies, telephone expenses, bank charges, fees to process and file documents with the SEC, stock transfer fees, investors relations costs, corporate filing fees with the State of Nevada, and other administrative expenses. These amounted to $858,066 for the six months ended December 31, 2018 and $627,880 for the six months ended December 31, 2017, respectively. The increase of $230,186 in 2018 versus 2017 is attributable primarily to increased business development activities associated with the commencement of online operations.

Stock based compensation refers to stock options issued to employees and consultants as part of the compensation package. These amounted to $168,459 for the six months ended December 31, 2018 and $185,540 for the six months ended December 31, 2017. The decrease of $17,081 in 2018 versus 2017 is attributable to options being issued in 2017 versus options only vesting in 2018.

For the six months ended December 31, 2018, we incurred total operating expenses and resulting net loss of $1,387,560 and $2,996,886 respectively, and for the six months ended December 31, 2017, we incurred total operating expenses and resulting net loss of $1,266,529 and $1,266,905, respectively.

Results of Operations

Fiscal Year Ended June 30, 2018 and 2017

Our auditor’s report on our June 30, 2018 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business.

Other than the foregoing, we do not know of any trends that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Material changes in line items in our Statement of Operations for the year ended June 30, 2018 as compared to the same period last year, are discussed below:

Revenue and Expenses

Our operating expenses are classified into several categories:

•        Directors’ Compensation

•        Consulting Fees

•        Professional Fees

•        General and Administrative

•        Stock Based Compensation

Directors’ compensation is comprised of cash and stock based fees paid to the Directors of the Company. These amounted to $50,255 for the year ended June 30, 2018 and $161,102 for the year ended June 30, 2017. The decrease of $110,847 in Directors fees period over period is attributable primarily to the change of a Board member to an Executive during the year.

Consulting fees are comprised of cash and stock fees paid to consultants to the Company. These amounted to $967,618 for the year ended June 30, 2018 and $349,119 for the year ended June 30, 2017. The increase of $618,499 in consulting fees over the prior period is attributed primarily to additional work being contracted out by the Company to third party consultants.

Professional fees consist primarily of our contracted accounting, legal and audit fees. These amounted to $211,971 for the year ended June 30, 2018 and $91,705 for the year ended June 30, 2017. The increase of $120,266 in professional fees period over period is attributable primarily to increases in accounting, legal and audit fees for preparation and review of our filings with the Securities & Exchange Commission (SEC) in 2018.

General and administrative expenses refers to our office supplies, telephone expenses, bank charges, fees to process and file documents with the SEC, stock transfer fees and corporate filing fees with the State of Nevada and other administrative expenses. These amounted to $696,543 for the year ended June 30, 2018 and $152,223 for the year ended June 30, 2017 respectively. The increase of $544,320 in 2018 versus 2017 is attributable primarily to increased staff and business development activities.

Stock based compensation refers to stock options issued to employees and consultants as part of their compensation package. These amounted to $79,328 for the year ended June 30, 2018 and $Nil for the year ended June 30, 2017. The increase of $79,328 in 2018 versus 2017 is attributable to the fact that there were no stock option grants during fiscal 2017.

Interest expense amounted to $121 for the year ended June 30, 2018 and $57,696 for the year ended June 30, 2017. The decrease of $57,575 in interest expense period over the prior period is the result of decreased debt.

For the year ending June 30, 2018, we incurred total operating expenses and resulting net loss of $2,005,715 and $2,028,662, respectively, and for the year ending June 30, 2017 we incurred total operating expenses and resulting net loss of $754,149 and $837,932, respectively.

Capital Resources and Liquidity

For the twelve months ended June 30, 2018, cash used by operating activities was $1,370,458. Cash used by operating activities for the twelve months ended June 30, 2017 was $482,322. The change in cash used by operating activities was primarily due to increased operating activity and the increase in accounts payable.

Cash used by investing activities during the twelve months ended June 30, 2018 was $80,814. Cash used by investing activities for the twelve months ended June 30, 2017 was $107,178. The change in cash used in investing activities is due to a reduced number of computer equipment purchases during the twelve months ended June 30, 2018.

Net cash provided by financing activities for the twelve months ended June 30, 2018 was $1,005,329. Cash provided by financing activities for the twelve months ended June 30, 2017 was $1,087,688. The change in cash provided by financing activities is due primarily to less proceeds received from the issuance of common stock and warrants during the twelve-month period ended June 30, 2018.

Our projected capital requirements during the next 18 months are as follows:

Project	Estimated Cost
Launch our skill-based video game tournaments for play on mobile devices	$500,000
Launch our skill-based video game tournaments for play on PCs and video game consoles	$1,000,000
Obtain online gaming license from, and establish operations in, Malta	$1,000,000
Obtain online gaming license from, and establish operations in, an Asian country to be selected by us.	$500,000
Purchase from a related party, software related to our gambling platform	$1,700,000
Market our online betting services	$4,000,000

Off Balance Sheet Arrangements

None.

BUSINESS

Business Overview

Esports is the competitive playing of video games by amateur and professional teams for cash prizes. Esports typically takes the form of organized, multiplayer video games that include real-time strategy, fighting, first-person shooter and multiplayer online battle arena games. A well-known example of an Esport game is Call of Duty. As of March 20, 2019, however, the three largest selling esports games were Dota 2, League of Legends (each multiplayer online battle arena games) and Counter Strike: Global Offensive (a first-person shooter game). Other popular games include Smite, StarCraft II, Call of Duty¸ Heroes of the Storm, Hearthstone and Fortnite. Esports also includes games which can be played, primarily by amateurs, in multiplayer competitions on the Sony PlayStation, Microsoft Xbox and WII (Nintendo). Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including, twitch.tv, azubu.tv, ustream.tv and youtube.com.

Esports Entertainment Group, Inc. (“Esports,” “EEG,” “we,” “us,” “our,” or the “Company”) operates a licensed next generation online gambling platform focused purely on the esports industry. Specifically, utilizing our peer-to-peer wagering system, we offer real money betting exchange style wagering on esports events from around the world in a secure environment. A betting exchange allows players to bet against each other rather than a bookmaker. Players can offer odds to, or request odds from, other players who wish to wager. Where traditional bookmakers risk going head-to-head with gamblers on markets, a betting exchange takes on no risk on the particular outcome of an event. Instead, a betting exchange provides the platform for its customers to match bets against each other and takes a small commission on winnings. Betting exchanges are becoming an increasingly integral part of the global gambling landscape, in many cases enabling customers to obtain better odds, more transparency and an experience that feels intuitively fairer. We believe that we are currently the only online gambling company focused on esports to offer bet exchange style wagering or player versus player (“PvP”) betting, on professional esports events.

We have applied for a gaming service license from the Malta Gaming Authority. If our application is approved and a license is issued, we expect that residents in a number of European Union member states will be able to place bets on our website. We are also able to accept payments from additional third party payment providers. Money Matrix, a licensed regulated financial institution and our third party payment platform, updates the jurisdictions we are able to accept bets from on a real time basis as these changes occur. When customers open an account on our website, they are required to make a deposit and Money Matirix displays a list of payment options available to that person based on the jurisdiction they are located in. It is expected that if and when we acquire additional gaming licenses, additional payment options will become available to us and we will be able to accept bets in additional jurisdictions. Money Matrix automatically updates our website with additional payment options as they negotiate with various payment providers. At the current time, under the terms of our existing Curacao license, we are currently able to accept wagers from residents of over 149 jurisdictions including Canada, Japan, Germany and South Africa.

Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the last few years with the rapid growth of online streaming. The advent of online streaming has turned esports into a global industry that includes professional players and teams competing in major events that are simultaneously watched in-person in stadiums and by online viewers, which regularly exceed 1,000,000 for major tournaments. The impact has been so significant, that many video game developers are now building features into their games designed to facilitate competition.

According to Newzoo, a global leader in esports, games and mobile intelligence, it is expected the total global esports audience will reach 453.8 million in 2019. Esports Enthusiasts, which are people who watch professional esports content at least once a month, will make up 201.2 million of the total up from 143.2 million in 2017, with a projected compound annual growth rate (CAGR) of +15.7% (2017-2022) to reach almost 297 million in 2022. The global average revenue per Esports Enthusiast, which includes not only gaming revenue, but also sponsorships, advertising and all other esports related revenues, is projected to be $5.45 in 2019, up 8.9% from $5.00 in 2018. The number of occasional esports viewers (people who watch professional esports content less than once a month) is expected to reach 252.6 million in 2019, up from 221.6 million in 2018, and is projected to grow with a CAGR of +12.6% to surpass 347 million in 2022. The number of people who are aware of esports worldwide is expected to reach 1.8 billion in 2019, up from 1.6 billion in 2018. China is expected to contribute most to global esports awareness, with 500.2 million people aware of esports in 2019. The increasing prominence of esports as a mainstream entertainment industry is driving the growth in awareness in most regions. Audience and awareness growth in the emerging regions of Latin

America, Middle East and Africa, Southeast Asia, and Rest of Asia is largely driven by improving IT infrastructure and urbanization. We believe the rise of new franchises, such as Player Unknown’s Battlegrounds or PubG, is an important global growth factor as the influx of millennials should continue to drive the growth of the industry’s audience.

In 2018, there were 737 major esports events that generated an estimated $54.7 million in ticket revenues, up from $32 million in 2016, but down from 58.9 million in 2017. The total prize money of all esports events held in 2018 reached $150.8 million, after breaking the $100 million mark for the first time in 2017. The League of Legends World Championship was 2018’s biggest tournament by live viewership hours on Twitch, with 53.8 million hours. It also produced $1.9 million in ticket revenues. The Overwatch League was the most-watched league by live viewership hours on Twitch, generating 79.5 million hours.

According to Statista, the amounts wagered on esports betting is expected to grow from $3.15 million in 2015 to $23.5 billion in 2020. Forbes magazine projects fans of eSports will wager $23 billion on professional esports events by 2020. We believe as the size of the market and the number of esports enthusiasts continues to grow, so will the number of esports enthusiasts gambling on the events will also continue to grow, making our platform more in demand.

History

Esports Entertainment Group, Inc. was formed in the State of Nevada on July 22, 2008 under our prior name Virtual Closet, Inc. Virtual Closet, Inc. changed its name to DK Sinopharma, Inc. on June 6, 2010. DK Sinopharma, Inc. changed its name to VGambling, Inc. on August 12, 2014. On or about April 24, 2017, VGambling, Inc. changed its name to Esports Entertainment Group, Inc. Our company was engaged in a number of different enterprises up until May 20, 2013, when, pursuant to the terms of the Share Exchange Agreement, we acquired all of the outstanding capital stock of H&H Arizona Corporation in exchange for 50,000,000 shares of our common stock. From May 2013 until August 2018, our operations were limited to designing, developing and testing our wagering systems. We launched our online esports wagering website (www.vie.gg) in August 2018.

Competitive Advantages/Operational Strengths

We believe the following strengths position us for sustainable growth:

Management Team and Key Personnel Experience:    Our Board of Directors includes senior managers with extensive experience in online gambling, esports, information technology, compliance, regulation, accounting and finance. Our Officers and Senior Managers include individuals with extensive experience in online gambling, esports, information technology, marketing, business development, payment processing, compliance, regulation, accounting, finance and customer service.

Licensed Technology/IP:    We are currently party to an exclusive software licensing agreement for our bet exchange software platform (the “Licensed Software”) with Swiss Interactive Software (GmbH) Switzerland (“Swiss Interactive”), a company controlled by Yan Rozum, our Chief Technology Officer and one of our directors. We believe our bet exchange platform provides us with a first mover advantage, as we believe that we are currently the only bet exchange platform in the esports wagering market. Virtually all other companies offering esports wagering are using the “bookie” model whereby the player wagers against the house. Our Licensed Software requires complex code and very skilled development, as opposed to the software used for bookie style wagering which is widely available and easily reproduced. Accordingly, we believe the complexity of our licensed software and bet exchange platform offers a higher barrier to entry than standard wagering platforms.

On April 7, 2019, we entered into a software transfer agreement with Swiss Interactive for the purchase of the Licensed Software for consideration of $1,700,000, the consummation of which is contingent upon either the Company’s completion of a (i) any private placement offerings or registered public offerings pursuant to which the Company received proceeds in excess of $6,000,000 or (ii) any private or public offerings in connection with the listing of the Company’s securities on a national securities exchange (“Qualified Offering”). If the Company does not complete a Qualified Offering within six months of the execution date of the transfer agreement, such agreement becomes void and the Company and Swiss Interactive are required to continue to abide by the terms of the existing agreement on the Licensed Software.

Affiliate Marketing Program:    Our affiliate marketing program focuses on professional esports teams and individual social media influencers. As part of our efforts to market our online gaming services, we attempt to enter into “Affiliate Marketing Agreements” with professional esports teams and other influential individuals and groups within esports. As an Affiliate, the esports team will provide their fans with a link to our online gaming website, where the fan, if located in a country which allows the fan to place a bet using our gaming platform, can bet on teams playing in esports tournaments.

For a player placing a bet through the marketing affiliate’s link to our website and provided such player wins the bet, we pay the Affiliate a percentage of the amount we collect from the winning bet. We believe our PvP wagering model allows us to attract and retain affiliate marketing partners who participate directly in the revenues generated by their referrals to our website. In addition, our affiliate marketing partners are paid fees between 25% and 35% of revenues that they generate through their own client base or fan base, depending upon the system they employ. Instead of the Company incurring significant costs related to online advertising, which must be paid for in advance, this system allows us to spend less resources on advertising directly because our affiliate partners market to their own client or fan bases for us. Because often times our affiliate marketing partners have defined clients and fan bases already interested in esports and or wagering, we believe this program not only affords the Company savings related to marketing expense, but also serves as an avenue for direct or targeted marketing which would hopefully lead to increased traffic on our website.

Growth Strategy

In the future, we intend to expand our services to offer players the ability to participate in video game tournaments for cash prizes. We also intend to grow our existing business through the expansion into additional international markets. Lastly, we plan to increase our marketing efforts and upgrade sales and marketing capabilities which should result in further growth.

Future Products and Services:

Online Esports Tournament Play

We intend to offer players from around the world (excluding the specific states in the U.S. (currently 13) and other jurisdictions that prohibit playing games of skill for cash prizes) the ability to enter and participate in online video game tournaments that we organize and win cash prizes. Cash-based tournaments involving games of skill are not considered gambling in most U.S. states because the generally accepted definition of gambling involves three specific things: (1) the award of a prize, (2) paid-in consideration (meaning entrants pay to compete) and (3) an outcome determined on the basis of chance. As a result, games of skill are not generally subject to the same laws and regulations as our esports event wagering service. We expect participants in our tournaments being able to enter and play against each other with prize money distributed to the last remaining competitors. We anticipate collecting a tournament entry fee for our tournaments, as well as a percentage of total winnings that are paid to users (typically 10% of the entry fees) and thus none of our money will be at risk or otherwise dependent on the outcome. We intend to offer users a wide selection of video games of skill to be played online for real money in small groups to major tournaments.

We intend to develop, license or acquire from a third party an online skill games tournament play platform. Users will be able to enter and participate in tournaments using their PC, game console or mobile device. Players will play against each other in either ring games (i.e., games for cash on a hand-by-hand basis) or in tournaments (i.e., players play against each other for prize money distributed to the last remaining competitors) or variations thereof. We expect to launch online versions of tournament play, initially utilizing simple video games and later more complex video games, under the VIE brand beginning in the second half of 2019.

Live Esports Tournament Play

It is our intention to launch live esport tournament play in the fourth quarter of 2019. This platform would be a secured third party platform for online gamers to set up head-to-head tournaments in one on one or larger groups. Once a tournament has been accepted by two or more members/players, money from player accounts is automatically deposited into a secure escrow account. After the online game has been played, the results have been reported and verified by all players, the winner’s account will automatically be credited. The platform will be set up so players can play in head-to-head matches online only for games of skill, not chance. These games include Madden, FIFA, NBA 2K, Call of Duty, Apex Legends and more. We expect to have a list of available games on our homepage. We expect to continuously add games based on feedback from players. Initially it is our intention to support the following systems: Xbox1, PS4, PC, Xbox 360, PS3, WII & WII U.

International Market Expansion

We have applied for an online gambling license in Malta, established a brick and mortar office there and intend to commence online gambling operations in that jurisdiction within the next six months. If we are successful in obtaining this license, we expect that residents of a number of European Union countries would be able to place bets on our website. In order to better service the Asian market, we intend to apply for an online gambling license in an Asian jurisdiction and commence online gambling operations in such jurisdiction within the next 12 months. In the future, we may consider obtaining additional country specific gaming licenses should we determine there is sufficient local demand for our services in these markets.

In order to effectively penetrate international markets, we intend to translate our website into several additional languages and offer customer service and technical support in the local language of key markets.

Our Online Wagering Platforms

According to Zion Market Research’s, Online Gambling & Betting Market by Game Form (Poker, Casino, Sports Betting, Bingo, Lottery, Horse Racing Betting, and Others) and by Component (Hardware, Software, and Service): Global Industry Perspective, Comprehensive Analysis and Forecast, 2017 – 2024, the online gambling market represents one of the fastest growing segments of the gambling industry. Zion Market estimates the current size of the global online gambling market is in excess of US$45.8 billion and is projected to reach US$94.4 billion by 2024.

We are currently focused solely on offering online wagering on the widest range of esports events broadcast from around the world. We do not offer online users traditional casino style games such as poker, craps or slots, nor do we offer online wagering on traditional sporting events such as football or soccer.

All persons 18 years and older can presently place bets on our online gambling website at www.vie.gg except for residents of the following countries:

•        United States

•        European Union member countries

•        Turkey

•        Singapore

•        Colombia

We have applied for an online gambling license from the country of Malta in order to allow residents of certain European Union member countries to place bets on our website. If granted, residents of a number of European Union countries would be able to place bets on our website.

Once on our website, a player can place a bet on a team participating in any number of tournaments which are scheduled to be held in the upcoming weeks. This takes place on our betting exchange. A player can either start the bet, using whatever odds are chosen by the player, or accept a bet started by another player. Each bet pertains to a particular game in the tournament. Once the game is over, the winning proceeds, net of our service fee, are electronically transferred to the winning player’s account. For our services, we keep 5.0% to 10.0% of the amount paid to the winning player. We have generated approximately a few hundred thousand dollars of revenue to date, but this amount has not yet been audited by our audit firm.

We also maintain and “how to play” section on the website which provides players with instructional videos walking them through the betting exchange platform as well as other pieces of information that may be beneficial to an unexperienced player or a new user of our website or exchange platform.

Additionally, we maintain a “frequently asked questions” section which provides our customers with the ability to easily navigate general questions relating to the website, personal account information, payment processing, betting rules and procedures as well as tips.

We have agreements with the following third party companies that provide us with certain services that enable our website to function efficiently:

Money Matrix.    MoneyMatrix provides us with the software we use to receive payments from players. Using MoneyMatrix, a player can select from over 150 payment options (i.e. Skrill, Astropay) to deposit funds with us for use in placing bets.

Partner Matrix    Partner Matrix provides us with the software we use to track players placing a bet through an Affiliate’s link to our website.

SportRadar.    SportRadar provides our online gaming website with information as to upcoming tournaments, such as the teams participating in those tournaments, the dates and times of specific tournament games and the winners of tournament games.

Money Matrix, Partner Matrix and SportRadar all are paid monthly for their services to the Company.

Swiss Interactive.    Our betting platform and source code is licensed from Swiss Interactive, a company controlled by Yan Rozum, our Chief Technology Officer and one of our directors. Additionally, Swiss Interactive provides software development and network administration services. We pay Swiss Interactive a percentage on gaming revenues (capped at $300,000 annually) for this license depending on the volume of transactions. Additionally, we pay Swiss Interactive a monthly service fee of $24,700.

Marketing and Sales Initiatives

The Company has sponsorship marketing agreements in place for their website as well a similar agreement with HLTV.org (HLTV) to drive traffic to its website. HLTV is the leading Counter-Strike coverage site in the world with on-site coverage of all major tournaments, they feature, stats, demos, news, results, standings, videos, photos, and more. We pay them it is $6,500 per month for marketing services and betting lists which is the list of events to wager on. In addition, the Company also has an agreement in place with an analytics based company to better identify and source better quality campaigns and selective advertising locations.

We expect to expand into new geographic territories, assuming we obtain licenses to operate in those territories. The need for hands-on implementation in these territories and support may also require investment in additional physical offices and other overhead. We believe our approach is conservative in these respects.

We may accelerate expansion if we find complementary businesses that we are able to acquire in other territories. Our marketing efforts to expand into new territories have included attendance at esports events in addition to personal contact with other market participants.

Esports games are played by professional teams, amateur teams, and individuals. Professional esports teams typically have their own social media presence, with some of the top professional teams having millions of fans who visit the team’s website on a regular basis. A website of a professional esports team usually contains specific information about the team and lists upcoming tournaments or events in which the team will be participating. As part of our efforts to market our online gaming services, we attempt to enter into affiliate marketing agreements with professional esport teams.

As a marketing affiliate, the esports team will provide their fans with a link to our online gaming website, where the fan, if located in a country which allows the fan to place a bet using our gaming platform, can bet on teams playing in esports tournaments. For a player placing a bet through the team’s link to our website (and provided the player won the bet), we pay the Affiliate a percentage of the amount we collect from the winning bet. As of April 29, 2019, we had more than 170 esports teams agreeing to act as our marketing affiliates.

We plan to increase our marketing efforts and awareness of our website and future offerings by:

•        continuing to grow our efforts with our affiliate marketing program with professional esports teams;

•        advertising and sponsoring major professional esports events held in stadiums around the world that are broadcast online to a global audience;

•        utilizing celebrities and social media influencers who have an interest in video games and esports to generate new customers. We intend to increase our efforts in attracting esports players and other celebrities who have an interest in video games and esports to enter into affiliate marketing agreements with the Company;

•        using a multimedia approach focused on acquiring and retaining customers. We intend to utilize multiple electronic social media platforms to promote the Company’s wagering business including, but not limited to, Facebook Twitter, Instagram, Snapchat, Youtube, Twitch, Whatsapp, QQ, WeChat, email and SMS messages and

•        using online advertisements, paid search optimization and various social media campaigns to increase our online presence and drive traffic to our website. We intend to increase our investments in online advertisements, primarily through the purchase of banner advertisements on esports and esports gambling related websites. We also intend to continue to invest in optimizing the Company’s website so it will attain a high ranking under key search words or phrases, such as “esports gambling.”

During the twelve months ended June 30, 2019, we plan to spend approximately $400,000 on marketing. A portion of the proceeds from this offering will be used to increase these marketing expenses as we continue to grow and amplify our Esports brand awareness efforts.

Competition

The online gambling and wagering industry is increasingly competitive. With relatively low barriers to entry, new competitors are entering the esports wagering and video game tournament segments. In both of these segments, there currently exist several major competitors. Because many of these competitors focus on delivering one product, as opposed to a full suite of esports and video gambling products and services that we intend to offer, the competitors may offer an equivalent or superior product to that of the Company. We expect the number of companies offering products and services in each market segment to increase. Most of our current competitors, including Unikrn, bet365, William Hill, Betway, and Pinnacle Sports, have far greater resources than we have.

We believe the following differentiates us from our competitors:

•        Peer-to-Peer Wagering Model:

We believe we are the first and only esports-focused online gambling company to offer bet exchange style wagering and pool betting on professional esports events. Our unique peer-to-peer wagering and gaming model allows the users to wager against other users, with no risk on the particular outcome of an event to the Company and a player always wins. The Company’s real-money betting exchange style wagering and pool betting enables us to facilitate wagering on a wide range of professional esports events broadcast online. We believe that our PvP bet exchange platform allows us to offer players the best odds when wagering on esports events.

•        Esports Focused:

We are focused solely on esports gambling and 18+ gaming. We will not offer users traditional casino style games like poker, craps or slots nor do we anticipate offering wagering on traditional sporting events like football or soccer. We are focused solely on delivering the widest selection of content and offering the widest range of esports events all for real-money wagering.

Regulations Affecting our Business

The offering and operation of online real-money gambling platforms and related software and solutions is subject to extensive regulation and approval by various federal, state, provincial, tribal and foreign agencies (collectively, “gaming authorities”). Gambling laws require us to obtain licenses or findings of suitability from gaming authorities for Esports Entertainment, including each of our subsidiaries engaged in these activities, and certain of our directors, officers, employees and in some instances, significant shareholders (typically beneficial owners of more than 5% of a company’s outstanding equity). The criteria used by gambling authorities to make determinations as to qualification and suitability of an applicant varies among jurisdictions, but generally require the submission of detailed personal and financial information followed by a thorough and sometimes lengthy investigation. Gaming authorities have broad discretion in determining whether an applicant qualifies for licensing or should be found suitable. Gambling authorities generally look to the following criteria when determining to grant a license or finding of suitability, including (i) the financial stability, integrity and responsibility of the applicant, (ii) the quality and security of the applicant’s online real-money platform and gaming equipment and related software, as applicable, and (iii) the past history of the applicant. Gambling authorities may, subject to certain administrative proceeding requirements, (i) deny an application, or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, and (ii) fine any person licensed, registered or found suitable or approved. Notwithstanding the foregoing, some jurisdictions explicitly prohibit gaming in all or certain forms and we will not market our gambling services in these jurisdictions. If any director, officer or employee of ours fails to qualify for a license or is found unsuitable (including due to the failure to submit the required documentation) by a gaming authority, we may deem it necessary, or be required to, sever our relationship with such person, which may include terminating the employment of any such person. Gambling authorities have the right to investigate any individual or entity having a material relationship with us, to determine whether such individual or entity is suitable or should be licensed to do business as a business associate of ours. In addition, certain gambling authorities monitor the activities of the entities they regulate both in their respective jurisdiction and in other jurisdictions to ensure that these entities are in compliance with local standards on a worldwide basis.

On May 14, 2018, the Supreme Court of the United States struck down the Professional and Amateur Sports Protection Act, a 1992 law that barred state-authorized sports gambling with some exceptions and made Nevada the only state where a person could wager on the results of a single game. Since the Supreme Court’s decision, sports gambling has commenced in several states and several more states have enabling legislation pending. We believe that the Supreme Court’s decision will allow our platform to be used in the United States in the future. We plan to explore expansion of our esports online wagering platform into the US market place at the appropriate time.

Intellectual Property

We have not filed to register any patents, trade names or trademarks in any jurisdictions, nor intend to file applications to register patents, tradenames or trademarks in the near future.

We are currently party to an exclusive software licensing agreement for our bet exchange software platform (the “Licensed Software”) with Swiss Interactive Software GmbH (“Swiss Interactive”), a company controlled by Yan Rozum, our Chief Technology Officer and one of our directors. See “Competitive Advantages/Operational Strengths — Licensed Technology/IP” above.

Employees

We currently have four full time employees, nine full time consultants and one part time consultant located in the following countries:

Country	No. of Employees/Consultants	Responsibilities
European Union	6	Technical and Marketing
Antigua and Barbuda	4	Customer Service and Administration
Canada	2	Administration
United States	2	Creative/marketing

None of these employees are represented by a labor union or subject to a collective bargaining agreement. We have never experienced a work stoppage and our management believes that our relations with employees are good.

Properties

Our executive and business offices are located at 170 Pater House, Psaila Street, Birkirkara, Malta, BKR 9077 where we sub-lease approximately 150 square feet of property in Birkirkara, Malta.

We have access to office and meeting space for a nominal fee, on an as-used basis, in Willemstad, Curacao.

The Company entered into a five year lease agreement with Polskie Nieruchomości Sp. Z.O.O. to rent office space in Warsaw, Poland starting on December 1, 2017 and terminating on November 20, 2022. Minimum payments for successive years ending June 30, are as follows:

2019	$24,500
2020	49,100
2021	49,100
2022	49,100
2023	20,500
$192,300

The Company entered into a three year lease agreement with Caribbean Developments (Antigua) Ltd. to rent commercial space in Antigua and Barbuda starting on May 1, 2017 terminating on April 30, 2020. After the first twelve months, either party can terminate the lease agreement. Minimum payments for successive years ending June 30, are as follows:

2019	$10,487
2020	17,478
$27,965

Legal Proceedings

From time to time, we are a defendant or plaintiff in various legal actions that arise in the normal course of business.

In September 2018, Boustead Securities, LLC (“Boustead”) notified us via letter of a claim that they were owed $192,664, as well as warrants to purchase 1,417,909 shares of our common stock as compensation for their acting as the placement agent for the sale of our securities between June 2017 and 2018. This matter was then brought to JAMS pursuant to an arbitration clause in the placement agent agreement entered into by the Company and Boustead. It is our position that we have paid Boustead in full for the services it provided to us. We have denied that we owe Boustead any additional cash or warrants and have filed motions to dismiss these claims as well as filed counterclaims against Boustead. We plan to continue to vigorously defend the Company against these claims.

The JAMS arbitration is scheduled for the end of January 2020.

On December 19, 2018, Mr. Bryan Whatley, filed the first amended complaint against the Company in the United States District Court in the District of Nevada for breach of contract in connection with its acting as a finder to assist the Company in finding potential investors. In their complaint, they sought damages in excess of $85,000 plus warrants to purchase shares of the Company’s common stock. The Company filed an answer to the first amended complaint denying the existence of a contract between the Company and Mr. Whatley, among other things. Management believes this claim to be without merit as it is management’s position that there was no contract. We plan to continue to vigorously defend the Company against this claim. The deadline for Mr. Whatley to respond to the Company’s answer was April 12, 2019, and no such response was filed. On April 23, 2019, the Company filed a motion to dismiss with the United States District Court of the State of Nevada.

With the exception of the foregoing, we are not involved in any material disputes and do not have any material litigation matters.

MANAGEMENT

As of the date of this prospectus, our directors, executive officers and significant employees are as follows:

Name	Age	Position(s)
Grant Johnson	59	President, Secretary/ Treasurer, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors
Yan Rozum	40	Chief Technology Officer & Director
Christopher Malone	57	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)
David Watt	61	Director
Chul Woong Lim	37	Director
Alan Alden	57	Director

Background of Officers and Directors

Grant Johnson

Mr. Johnson has been the Chief Executive Officer of the Company since 2013. From 2007 to 2013, Mr. Johnson advised several development stage companies as a sales management and business development consultant. From 2003 to 2007, Mr. Johnson was co-founder, President, Chief Operating Officer and a Director of Swiss Medica Inc., a US publicly listed company which manufactured and sold nutraceutical products online. From 2000 to 2003, Mr. Johnson was founder, President, Chief Executive Officer and a Director of Healthnet International Inc., a US publicly listed company which sold nutraceutical products online. From early 1996 to 1999, Mr. Johnson was Vice President of Starnet Communications International, Inc. and Softec Systems Inc., a market leader in the B2B sector of the online gambling industry. Mr. Johnson obtained his Bachelor of Arts degree in economics and history from the University of Western Ontario in Canada.

Yan Rozum

Mr. Rozum has been the Chief Technology Officer of the Company since December 2017. Since 2003, Mr. Rozum founded and currently serves as Chief Executive Officer of Swiss Interactive Software (GmbH) Switzerland, a Swiss based iGaming software development company that delivers complex engineered sports wagering and iGaming systems and projects for a roster of clients operating around the globe. Mr. Rozum is a leading authority on Information and Communications Technology, including the design, architecture and delivery of high volume transactional sports and event wagering software platforms, and peer-2-peer exchange wagering systems for real-money online iGaming operators. Mr. Rozum holds a Diploma from the Swedish Institute of Management in Stockholm, Sweden. From 2000 through 2002, Mr. Rozum was a Ph.D. candidate at the National Academy of Sciences of Belarus in Minsk, Belarus. Mr. Rozum holds a Diploma of Higher Education in Journalism from the Institute of Modern Knowledge in Minsk, Belarus.

Christopher Malone

Mr. Malone has been the Chief Financial Officer since November 2018. He is the founding Director of PrOasis, a professional consulting firm, where he has spent the past 26 years managing the firm which focuses on executive management, corporate finance, strategic planning and governance for major Canadian SME organizations. Mr. Malone currently holds the positions as Chief Financial Officer for an OSC registered Fund Manager and an IIROC registered Broker Dealer member. Mr. Malone currently serves as a Director for each of these regulated entities. Mr. Malone has extensive listing, regulatory reporting and governance experience with private businesses and public companies on Regulatory organizations and Exchanges in Canada and the United States. Mr. Malone’s experience stems from over 35 years in the Canadian workforce holding senior financial and information technology systems roles in some of Canada’s largest domestic and multi-national organizations. He has held senior level financial executive positions in food processing, telecom, media advertising, document management and financial service organizations.

Mr. Malone holds a CPA/CMA designation and graduated from the University of Western Ontario with a B.A. in Commerce and Economics.

David Watt

Mr. Watt is a Fellow of the Chartered Association of Certified Accountants of the UK. Mr. Watt is a Chartered Certified Accountant and a Member of the Institute of Chartered Accountants of the Eastern Caribbean with more than 25 years of finance, accounting and senior management experience. For more than 25 years, Mr. Watt has been Partner in the Antigua based accounting firm Derrick & Watt. Previously, Mr. Watt was Financial Controller for the Blue Waters Hotel and Caribbean Developments (ANU) Ltd., both in Antigua. Prior, Mr. Watt was an Accountant with South Bank Glass Co. Ltd, Input Typesetting Limited, and Cable & Wireless Plc all in London, UK. Mr. Watt is a graduate of South Bank Polytechnic in London, UK.

Chul Woong Lim

Since June 2018 Mr. Lim has been Director of Global Business for Loud Communications based in Seoul, South Korea. Between 2014 and 2018 Mr. Lim was the Secretary General of the International e-Sports Federation (IeSF) based in Seoul, South Korea where he was responsible for relations with 47 national federations, international sports authorities, and global partners, in addition to organizing and operating the eSports World Championship and other international esports tournaments. During 2010, Mr. Lim was Deputy Manager of Sports Marketing with FIRSONS Inc., a Seoul, South Korea based sports events marketing firm. Mr. Lim was one of our Directors between January 30, 2015 and October 26, 2016. Mr. Lim received a B.S. in Physical Education from Seoul National University and a Master of Arts in Common Leisure Management from the University of Northern Iowa.

Alan Alden

Mr. Alden has been a specialist in advising remote gaming companies located in Malta since 2000, when he advised the first remote gaming companies as the Senior Manager of Enterprise Risk Services at Deloitte & Touche (Malta). In 2006, Mr. Alden established Kyte Consultants Ltd, a company that specialized in the remote gaming and payment card sectors, to assist companies located in Malta. In 2009, Mr. Alden became a founding director in Contact Advisory Services Ltd, a licensed Company Service Provider (CSP) that offers a complete service to its customers, from company incorporation, to licensing for gaming and financial institutions. Since 2010, Mr. Alden has served as the General Secretary of the Malta Remote Gaming Council. Mr. Alden is a Certified Information Systems Security Professional (“CISSP”) and a Certified Information Systems Auditor (“CISA”). Mr. Alden was also the founding President of the ISACA Malta Chapter between 2005 and 2008. In 2015, Mr. Alden became a Part Time Lecturer on IT Auditing at the University of Malta.

David Watt, Chul Woong Lim and Alan Alden are independent directors as that term is defined in Section 5605(a)(2) of the NASDAQ Stock Market rules.

We believe our directors are qualified to serve for the following reasons:

Name	Reason
Grant Johnson	Experience in online gambling.
Yan Rozum	Experience in online gambling.
David Watt	Experience in finance and accounting.
Chul Woong Lim	Experience with esports.
Alan Alden	Experience advising companies in gaming.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Board Composition and Director Independence

Upon the completion of this offering, our Common Stock and warrants are expected to be listed on The NASDAQ Capital Market. Under the rules of NASDAQ, “independent” directors must make up a majority of a listed company’s board of directors. In addition, applicable NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our board of directors consists of 5 members: The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market rules.

In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Related Party Transactions.” The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our board affirmatively determined that David Watt, Chul Woong Lim and Alan Alden are qualified as independent and do not have any material relationships with us that might interfere with his exercise of independent judgment.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee has its own charter, which is available on our website at www.esportsentertainmentgroup.com. Each of the board committees has the composition and responsibilities described below.

Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The members of each committee are Grant Johnson, David Watt and Chul Woong Lim. David Watt and Chul Woong Lim are our independent directors within the meaning of the NASDAQ Stock Market rules.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and oversee the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

•        selecting and recommending to our board of directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

•        approving the fees to be paid to the independent registered public accounting firm;

•        helping to ensure the independence of the independent registered public accounting firm;

•        overseeing the integrity of our financial statements;

•        preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

•        resolving any disagreements between management and the auditors regarding financial reporting;

•        reviewing with management and the independent auditors any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies;

•        reviewing and approving all related-party transactions; and

•        overseeing compliance with legal and regulatory requirements.

Our board has determined that David Watt is currently qualified as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee assists the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

The Committee’s compensation-related responsibilities include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

•        reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;

•        determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or board of directors;

•        providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

•        reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

•        reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and

•        selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to recommend to the board nominees for election as directors and persons to be elected to fill any vacancies on the board, develop and recommend a set of corporate governance principles and oversee the performance of the board.

The Committee’s responsibilities include:

•        recommending to the board of directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the board;

•        considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;

•        overseeing the administration of the Company’s code of business conduct and ethics;

•        reviewing with the entire board of directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;

•        the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

•        recommending to the board of directors on an annual basis the directors to be appointed to each committee of the board of directors;

•        overseeing an annual self-evaluation of the board of directors and its committees to determine whether it and its committees are functioning effectively; and

•        developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

The Nominating and Corporate Governance Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Nominating and Corporate Governance Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.esportsentertainmentgroup.com. We expect that any amendments to such code, or any waivers of its requirements, will be disclosed on our website.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

EXECUTIVE COMPENSATION

The following table summarizes information concerning the compensation awarded to, earned by, or paid to, our Chief Executive Officer (Principal Executive Officer or PEO) and our two most highly compensated executive officers other than the Principal Executive Officer during fiscal years 2018 and 2017 (collectively, the “Named Executive Officers”) who served in such capacities.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(1)	Other Annual Compensation	All Other Compensation(1)	Total
Grant Johnson,	2018	$120,000	—	—	—	—	—	$120,000
CEO and President(2)	2017	$65,000	—	—	—	—	—	$65,000

Yan Rozum,	2018	$45,410	—	—	—	—	—	$45,410
CTO(3)	2017	—	—	—	—	—	—	—

Christopher Malone	2018	—	—	—	—	—	—	—
CFO(4)	2017	—	—	—	—	—	—	—

____________

(1)      The fair value of options granted computed in accordance with ASC718 on the date of grant.

(2)      Annual salary of $120,000.

(3)      Annual salary of $75,000. Mr. Rozum commenced as the Company’s Chief Technology Officer on November 22, 2017.

(4)      Annual salary of $84,000 with a signing bonus stock award of 100,000 shares of common stock. Commenced as CFO on November 16, 2018.

Employment Agreements

On June 1, 2017, we entered into an Employment Agreement with Grant Johnson to serve as our Chief Executive, President, Financial and Accounting Officer. The agreement provides for an annual salary of $120,000. The Employment Agreement has a term of two years and automatically extends for successive one-year periods unless terminated by the Company or Mr. Johnson. The agreement also provides for an annual bonus of up to 50% of Mr. Grant’s base salary at the Board’s discretion and entitles Mr. Johnson to receive various employee benefits generally made available to other officers and senior managers of the Company.

Under this agreement, if the Company were to terminate Mr. Johnson’s employment without cause, Mr. Johnson would be entitled to receive all compensation earned but unpaid through the date of termination and a severance payment equal to three months’ base annual salary.

On November 22, 2017, we entered into an Employment Agreement with Yan Rozum to serve as our Chief Technology Officer. The agreement provides for an annual salary of $75,000, increasing to $120,000 starting the month the Company’s stock commences trading on the NASDAQ Stock Exchange. The Employment Agreement has a term of three years and automatically extends for successive one-year periods unless terminated by the Company or Mr. Rozum. The agreement also provides for grants of stock options and bonuses at the Board’s discretion and entitles Mr. Rozum to receive various employee benefits generally made available to other officers and senior managers of the Company.

Under this agreement, if the Company were to terminate Mr. Rozum’s employment without cause, Mr. Rozum would be entitled to receive all compensation earned but unpaid through the date of termination and a severance payment equal to three month’s base annual salary. In addition, Mr. Rozum would be entitled to an additional one month’s’ salary for each full year of service pursuant to statutory law of Poland.

On November 16, 2018, the Company entered into an employment agreement with Mr. Christopher Malone to serve as the Company’s Chief Financial Officer (the “Malone Employment Agreement”). The term of the Malone Employment Agreement is for one year and shall be automatically extended for additional terms of successive one-year periods (the “Additional Term”) unless the Company or the Executive gives written notice to the other of the termination of Mr. Malone’s employment hereunder at least 90 days prior to the expiration of the initial term or additional term of the Malone Employment Agreement. Mr. Malone is to receive an initial base salary of $84,000 per annum, and if the Company were to list on NASDAQ, the base salary would increase to $120,000 per annum. Mr. Malone Executive is eligible to earn an annual employee stock option bonus in such amount, if any, as determined in the sole discretion of the Board. The Malone Employment Agreement may be terminated with or without cause. Upon termination of

Mr. Malone Term because of disability, the Company shall pay or provide to Mr. Malone (1) any unpaid salary and any accrued vacation through the date of termination; (2) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) all other payments or benefits to which he may be entitled under the terms of any applicable employee benefit plan, program or arrangement.

Compensation-Setting Process/Role of Our Compensation Committee

During 2018, our Compensation Committee was responsible for overseeing our executive compensation program, establishing our executive compensation philosophy, and determining specific executive compensation, including cash and equity. Our Compensation Committee considers one or more of the following factors when setting executive compensation, as further explained in the discussions of each compensation element below:

•        the experiences and individual knowledge of the members of the committee regarding executive compensation, as we believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

•        corporate and/or individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;

•        the executive’s existing equity award and stock holdings; and

•        internal pay equity of the compensation paid to one executive officer as compared to another — that is, that the compensation paid to each executive should reflect the importance of his or her role to the company as compared to the roles of the other executive officers, while at the same time providing a certain amount of parity to promote teamwork.

With our proposed transition to being a company listed on NASDAQ, our compensation program following this offering may, over time, vary significantly from our historical practices. For example, we expect that following this offering, in setting executive compensation, the compensation committee may review and consider, in addition to the items above, factors such as the achievement of predefined milestones, tax deductibility of compensation, the total compensation that may become payable to executive officers in various hypothetical scenarios, the performance of our common stock and compensation levels at public peer companies.

Executive Compensation Program Components

Base Salary

We provide base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty when having a meaningful portion of their compensation “at risk” in the form of equity awards covering the shares of a company for whose shares there has been limited liquidity to date. The compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract highly qualified executive talent.

Base salaries for our executive officers were established primarily based on individual negotiations with the executive officers when they joined us and reflect the scope of their anticipated responsibilities, the individual experience they bring, the board members’ experiences and knowledge in compensating similarly situated individuals at other companies, our then-current cash constraints, and a general sense of internal pay equity among our executive officers.

The compensation committee does not apply specific formulas in determining base salary increases. In determining base salaries for 2018 for our continuing named executive officers, no adjustments were made to the base salaries of any of our named executive officers as the compensation committee determined, in their independent judgment and without reliance on any survey data, that existing base salaries, taken together with other elements of compensation, provided sufficient fixed compensation for retention purposes.

Outstanding Equity Awards at June 30, 2018

The following table summarizes the outstanding equity award holdings held by our named executive officers at June 30, 2018.

Name	Shares issuable upon exercise of options	Option exercise price ($)	Option expiration date
David Watt	20,000	$0.70	8-1-23
Yan Rozum	75,000	$0.70	8-1-23
Chul Wong Lim	20,000	$0.70	8-1-23

Stock Incentive Plan

We have a Stock Incentive Plan (the “Plan”) which authorizes the issuance of up to 2,500,000 shares of common stock pursuant to options or shares of common stock granted pursuant to the Plan. The terms and conditions of any options granted, and the terms and conditions of any stock issued, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the Plan and any agreements with the Plan participants.

The following lists, as of April 29, 2019 the options and shares granted pursuant to the Stock Incentive Plan. Each option represents the right to purchase one share of our common stock.

Name of Plan	Total Shares Reserved Under Plan	Shares Reserved for Outstanding Options	Shares Issued as Stock Bonus	Remaining Options/Shares Under Plan
Stock Incentive Plan	2,500,000	819,120	—	1,680,880

Pursuant to the Plan, awards may be in the form of Incentive Stock Options, Non-Qualified Stock Options, or Stock Bonuses.

Incentive Stock Options

All of our employees of the Company are eligible to be granted Incentive Stock Options pursuant to the Plan as may be determined by our Board of Directors which administers the Plan.

Options granted pursuant to the Plan terminate at such time as may be specified when the option is granted.

The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

In the discretion of the Board of Directors, options granted pursuant to the Plan may include instalment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. However, no option, or any portion thereof may be exercisable until one year following the date of grant. In no event shall an option granted to an employee then owning more than l0% of our common stock be exercisable by its terms after the expiration of five years from the date of grant, nor shall any other option granted pursuant to the Plan be exercisable by its terms after the expiration of ten years from the date of grant.

Non-Qualified Stock Options

Our employees, directors and officers, and consultants or advisors are eligible to be granted Non-Qualified Stock Options pursuant to the Plan as may be determined by our Board of Directors which administers the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting our common stock.

Options granted pursuant to the Plan terminate at such time as may be specified when the option is granted.

In the discretion of the Board of Directors options granted pursuant to the Plan may include instalment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. In no event shall an option be exercisable by its terms after the expiration of ten years from the date of grant.

Stock Bonuses

Our employees, directors and officers, and consultants or advisors are eligible to receive a grant of our shares, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting our common stock. The grant of the shares rests entirely with our Board of Directors which administers the Plan. It is also left to the Board of Directors to decide the type of vesting and transfer restrictions which will be placed on the shares.

Outstanding equity awards held by our officers and directors as of June 30, 2018 and December 31, 2018 are as follows:

Name	Shares issuable upon exercise of options	Option exercise price ($)	Option expiration date
David Watt	20,000	$0.70	8-1-23
Yan Rozum	75,000	$0.70	8-1-23
Chul Wong Lim	20,000	$0.70	8-1-23

Securities Authorized for Issuance under our Stock Incentive Plan as of __________.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan
Stock Incentive Plan	819,120	$0.70	1,680,880

Employee Pension, Profit Sharing or other Retirement Plan

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Directors’ Compensation

The table below shows the compensation paid to our directors during the year ended June 30, 2018. Grant Johnson was not compensated for acting as a director during fiscal 2018 and 2017.

Name	Year	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Total
David Watt	2018	$25,000	$—	$10,609	$35,609
	2017	$25,000	$12,352	$—	$37,352
Chul Woong Lim	2018	$8,507	$—	$10,609	$19,116
	2017	$5,000	$—	$—	$5,000
Yan Rozum	2018	$5,000	$—	$39,784	$44,784
	2017	$20,000	$45,000	$—	$65,000

____________

(1)      The fair value of stock issued for services computed in accordance with ASC718 on the date of grant.

(2)      The fair value of options granted computed in accordance with ASC718 on the date of grant

During the year ended June 30, 2018, no director was also an executive officer of another entity, which had one of our executive officers serving as a director of such entity or as a member of the compensation committee of such entity.

PRINCIPAL SHAREHOLDERS

The following tables set forth certain information regarding our voting shares beneficially owned as of April 29, 2019 and is based on 87,358,118 shares issued and outstanding, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of Common Stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the tables for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of these tables, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of April 29, 2019. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days of April 29, 2019 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

The following shows the stock ownership of our officers, directors and any person known to us who owns more than 5% of our common stock as of April 29, 2019.

	Shares of Common Stock Beneficially owned
Name and Address of Beneficial Owner	Number	Percent
Grant Johnson(1) 1370 Pilgrims Way Oakville, ON, Canada	50,000,000	57.2%
Yan Rozum(2) 1700 Ave General Guisan 32 Fribourg, Switzerland	286,250	*
Christopher Malone(3) 6 Keystone Court Aurora, Ontario Canada L4G 3R3	100,000	*
David Watt(4) Nelson Mandela Dr., Campsite St. John’s, Antigua and Barbuda	49,190	* %
Chul Woong Lim(5) 204-804 Susaek Rd. 100 Seodaemun-gu Seoul, Korea	220,000	* %
Alan Alden	—	* %
All Officers and Directors as a group (six persons)	50,655,440	57.6%
Shawn Erickson(6) 122-201 Rua Figueiredo Magnalhaes Rio de Janeiro, RJ, Brazil	9,983,931	11.4%
VG-SPV LLC(7) 50 South Steele, Suite 508 Denver, CO 80209	5,316,667	6.1%
5% Beneficial Shareholders as a Group	15,300,598	17.5%

____________

*        less than 1%

(1)      Second Generation Holdings Trust is a trust controlled by Grant Johnson and currently holds 50,000,000 shares of common stock.

(2)      Includes 211,250 shares of common stock and 75,000 options to purchase shares of common stock currently exercisable.

(3)      Includes 100,000 shares of common stock

(4)      Includes 29,190 shares of common stock and 20,000 options to purchase shares of common stock currently exercisable.

(5)      Includes 200,000 shares of common stock and 20,000 options to purchase shares of common stock currently exercisable.

(6)      Includes 9,983,931 shares of common stock.

(7)      VG-SPV, LLC is an entity controlled by First Capital Ventures, LLC and beneficially owns 5,316,667 shares of common stock. Gary Graham is the manager of First Capital Ventures, LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following is a description of each transaction since June 30, 2017 and each currently proposed transaction in which:

•        we have been or are to be a participant;

•        the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•        any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Our Company’s policy with regard to related party transactions is for the Board as a whole to approve any material transactions involving our directors, executive officers or holders of more than 5% of our outstanding capital stock.

The Company incurs home office expenses allowances of $4,800 per year charged by the President of the Company for use of a home office for him and an employee of the Company. As of December 31, 2018, the Company owed $1,200 to the President related to rent payments.

Our betting platform and source code is licensed from Swiss Interactive Software (GmbH) Switzerland, a company controlled by Yan Rozum, our Chief Technology Officer and one our directors (“Swiss Interactive”). We pay Swiss Interactive a percentage on gaming revenues up to $300,000 annually for this license depending on the volume of transactions. Additionally, we pay a monthly service fee of $24,700 to Swiss Interactive. During the six months ended December 31, 2018, Swiss Interactive charged the Company software consulting fees of $______ related to the development of the Company’s online gaming website. The Company owed $53,000 to Swiss Interactive as of December 31, 2018 for expenses, rent, contractors, and office expenses. On April 7, 2019, we entered into a software transfer agreement with Swiss Interactive for the purchase of the Licensed Software for consideration of $1,700,000 (payable $1,360,000 upon consummation of this offering and $340,000 within 90 days thereafter).

Software development and network administration services are provided by Swiss Interactive. We pay Swiss Interactive a monthly fee of $24,700 for services. During the six months ended December 31, 2018, Swiss Interactive Software charged the Company IT consulting fees of $123,150 and $25,050 in rent expense, totaling $148,200. Mr. Rozum is the controlling shareholder of Swiss Interactive and a director and the CTO of the Company.

During the six months ended December 31, 2018, Ardmore Software SP.Z.O.O. (“Ardmore”), a software development and network administration services company incorporated in Poland and controlled by Yan Rozum, our Chief Technology Officer and one of our directors, charged the Company IT consulting fees of $243,426 and $35,379 in rent expense, totaling $278,804. The Company owed $53,000 to Ardmore as of December 31, 2018. On January 23, 2019, the Company acquired all of the issued and outstanding capital stock of Ardmore with nominal assets for $1,328 (PLN 5,000).

See “Competitive Advantages/Operational Strengths — Licensed Technology/IP” above.

Related-Party Notes Payable

None.

Policy on Future Related-Party Transactions

All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the audit committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Business Conduct and Ethics and our Related-Party Transaction Policies and Procedures.

DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Nevada Revised Statutes relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Units

Each unit consists of one share of common stock, $0.001 par value per share, and one warrant to purchase one share of our common stock, each as described further below. The common stock and warrants will be immediately separable and will be issued separately.

Authorized Capital Stock

We are currently authorized to issue up to 510,000,000 shares of capital stock consisting of: 500,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value of $0.001 per share. As of April 29, 2019, 87,358,118 shares of common stock were issued and outstanding and there were no shares of preferred stock outstanding.

Common Stock

We are authorized to issue 500,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval, except as may be required under the listing rules of any stock exchange on which our common stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Warrants Offered Hereby

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of the warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part of. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability.    The warrants are exercisable immediately upon issuance and at any time up to the date that is ___________ years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%), as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise.    In the event that a registration statement covering shares of common stock underlying the warrants, is not available for the issuance of such shares of common stock underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Certain Adjustments.    The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability.    Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to our Transfer Agent together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing.    The warrants will be issued in registered form under a warrant agency agreement between ____________________________________, as warrant agent, and us.

Fundamental Transactions.    If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each a “Fundamental Transaction,” then upon any subsequent exercise of the warrants, the holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.    Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Beneficial Ownership Limitation.    Holder’s exercise shall be limited 4.99% of the Company’s outstanding common stock (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%) of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise. The Holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the warrant held by the Holder. Any increase in the beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to the Company.

Governing Law.    The warrants and the warrant agency agreement are governed by ________________ law.

Limitation on Directors’ Liability

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revised Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Nevada Anti-Takeover Statute

We may be subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Corporation Law Sections 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

UNDERWRITING

Joseph Gunnar & Co., LLC is acting as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:

Name of Underwriter	Number of Units
Joseph Gunnar & Co. LLC
Dinosaur Financial Group, LLC.
Total

The underwriters are committed to purchase all the units offered by us other than those covered by the over-allotment option described below, if any, are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the units covered by the underwriters’ over-allotment option described below. The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriters propose initially to offer the units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $[ ] per unit. If all of the units offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representatives of the underwriters.

	Per Unit	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering (excluding any proceeds received upon any subsequent exercise of the over-allotment option).

We have also agreed to pay the representative’s expenses relating to the offering, including (a) all actual filing fees incurred in connection with the review of this offering by the Financial Industry Regulatory Authority, or FINRA, and all fees and expenses relating to the listing of our shares of common stock and warrants on NASDAQ; (b) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (c) all actual fees, expenses and disbursements relating to the registration or qualification of securities offered under state securities laws, or “blue sky” laws, or under the securities laws of foreign jurisdictions designated by the representative, including reasonable fees and disbursements of “blue sky” counsel not to exceed $5,000; (d) all actual fees, expenses and disbursements relating to the registration, qualification or exemption of our shares of common stock and warrants under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (e) the costs of all mailing and printing of the underwriting documents as the representative may reasonably deem necessary; (f) the costs associated with two sets of bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones; (g) the fees and expenses of the representative’s legal counsel not to exceed $100,000, $25,000 of which has been paid in advance and will be returned to us to the extent that offering expenses are not actually incurred in compliance with FINRA Rule 5110(f)(2)(C); (h) $19,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (i) up to $20,000 of the representative’s actual accountable road show expenses for the offering and (j) the representatives’ cost of mailing prospectuses to potential investors, provided, however, that expenses that are set forth in clauses (b), (f), (g) and (i) above shall not exceed $140,000 in the aggregate.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and non-accountable expense allowance, will be approximately $_____.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to _____ additional shares of our common stock and/or warrants to purchase up to ___ shares of our common stock from us, to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares and/or warrants included in the units covered by the option at the public offering price per share or warrant that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $_____ and the total net proceeds, before expenses, to us will be $________.

Representative’s Warrants

We have agreed to issue to the representative the representative’s warrants to purchase up to ______ shares of common stock (5% of the shares of common stock sold in this offering, plus 5% of any shares of common stock issuable upon exercise of the warrants sold in this offering). We are registering hereby the issuance of the representative’s warrants and the shares of common stock issuable upon exercise of the warrants. The representative’s warrants are exercisable for cash or on a cashless basis at a per share exercise price equal to ___% of the public offering price per share of common stock in the offering and expiring on a date which is no more than five years from the effectiveness of the offering. Except as described above or as summarized below, the representative’s warrants will be in substantially the same form as the warrants included in this offering except that the representative’s warrants will expire on the fifth anniversary of the date of effectiveness of the registration statement of which this prospectus forms a part. The representative’s warrants and the shares of common stock underlying the warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representatives (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the effective date. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain of our stockholders, have agreed, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 365 days from the date of this prospectus, in the case of our directors and officers, 180 days from the date of this prospectus, in the case of certain of our principal stockholders.

Right of First Refusal

We have granted the representatives a right of first refusal, for a period of twenty four (24) months after the closing of the offering, to act as sole and exclusive investment banker, book-runner, financial advisor, underwriter and/or placement agent, at the Representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twenty-four (24) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the Representative for such Subject Transactions.

Warrant Exercise Fee

We have agreed to pay the representative a warrant exercise fee equal to 5% of the gross proceeds received by us from any exercise of the warrants that occur commencing twelve (12) months from the closing date of this offering.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

OTCQB and NASDAQ Capital Market

Our shares of common are quoted on the OTCQB under the symbol “GMBL” We intend to apply to list our common stock and warrants on The NASDAQ Capital Market under the symbol “GMBL” and “GMBLW,” respectively, prior to the completion of this offering. No assurance can be given that such listings will be approved; however, it is a condition of the underwriters’ obligation that our shares of common stock and warrants have been approved for listing on The NASDAQ Capital Market.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•        Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•        Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities that underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

•        Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market or on the OTCQB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Market Information

Prior to this offering, our common stock traded on the OTCQB Marketplace with very limited daily trading volume. The public offering price will be determined by discussions between us and the representatives of the underwriters. In addition to prevailing market conditions, the factors to be considered in these discussions will include:

•        an assessment of our management and the underwriters as to the price at which investors might be willing to participate in this offering;

•        the price and trading history (including trading volume of our common stock on the OTCQB Marketplace);

•        the history of, and prospects for, our company and the industry in which we compete;

•        our past and present financial information;

•        our past and present operations, and the prospects for, and timing of, our future revenues;

•        the present state of our development; and

•        the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the public offering price.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)     to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)    to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (approximately $48,600,750) (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000(approximately $56,512,500) (as shown on its last annual unconsolidated or consolidated financial statements);

(c)     to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d)    in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreintd’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$ — Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•        to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is VStock Transfer, LLC with an address at 18 Lafayette Pl, Woodmere, NY 11598.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Lucosky Brookman LLP. Certain legal matters in connection with this offering have been passed upon for the underwriters by Littman Krooks LLP.

EXPERTS

The consolidated balance sheet of Esports Entertainment Group, Inc. for the year ended June 30, 2018, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, have been audited by UHY McGovern Hurley, LLP, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of Esports Entertainment Group, Inc. for the year ended June 30, 2017, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, have been audited by PLS CPA, a Professional Corporation, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC.

ESPORTS ENTERTAINMENT GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

Condensed Interim Consolidated Balance Sheets at December 31, 2018 and June 30, 2018	F-2

Condensed Interim Consolidated Statements of Operations and Comprehensive Loss for the Three Months and Six Months Ended December 31, 2018 and 2017	F-3

Condensed Interim Consolidated Statements of Cash Flows for the Six Months Ended December 31, 2018 and 2017	F-4

Condensed Interim Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the Six Months Ended December 31, 2018 and 2017	F-5

Notes to the Condensed Interim Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F–22

Report of Independent Registered Public Accounting Firm	F–23

Consolidated Balance Sheets	F–24

Consolidated Statements of Operations and Comprehensive Loss	F–25

Consolidated Statements of Cash Flows	F–26

Consolidated Statement of Changes in Stockholders’ Equity	F–27

Notes to the Consolidated Financial Statements	F–28

Esports Entertainment Group, Inc.

Condensed Interim Consolidated Balance Sheets

(Unaudited)

 (Amounts expressed in US dollars)

		December 31, 2018	June 30, 2018

		$	$
ASSETS

Current Assets

Cash		764,279	100,167
Restricted Cash	(Note 8)	250,000	-
Amounts Receivable	(Note 6)	15,963	15,128
Prepaid Expenses	(Note 6)	226,859	341,000

Total Current Assets		1,257,101	456,295

Rent Security Deposit		20,826	4,346
Equipment	(Note 4)	22,835	25,443
Intangible Assets	(Note 3)	102,414	123,601

Total Assets		1,403,176	609,685

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities

Accounts Payable	(Notes 5, 6)	244,714	248,356
Accrued Liabilities		103,446	93,660
Due to Shareholder	(Note 6)	1,551	1,551
Convertible Note	(Note 9)	55,621	-
Derivative Liabilities	(Note 9)	3,171,360	-

Total Liabilities		3,576,692	343,567
Commitments and Contingencies (Notes 8 and 15)

Stockholders’ (Deficit) Equity

Common Stock 500,000,000 shares authorized, par value 87,278,118 shares issued and outstanding as of December 31, 2018 (June 30, 2018 – 83,581,259)	(Note 10)	87,278	83,581
Additional Paid-in Capital		4,538,914	3,606,257
Equity to be Issued		-	379,102
Accumulated Deficit		(6,799,708)	(3,802,822)

Total Stockholders’ (Deficit) Equity		(2,173,516)	266,118

Total Liabilities and Stockholders’ (Deficit) Equity		1,403,176	609,685
Going Concern (Note 1)
Subsequent Events (Note 15)

See accompanying notes to condensed interim consolidated financial statements

Esports Entertainment Group, Inc.

Condensed Interim Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

 (Amounts expressed in US dollars)

		Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Six Months Ended December 31, 2018	Six Months Ended December 31, 2017

		$	$	$	$
Directors’ Compensation		13,270	66,245	26,541	124,067
Consulting Fees		93,822	128,183	260,137	269,297
General and Administrative	(Note 14)	317,696	300,388	858,066	627,880
Professional Fees	(Note 9)	48,363	11,521	74,357	59,745
Stock Based Compensation	(Note 12)	41,630	185,540	168,459	185,540

Total Operating Expenses before the Undernoted		514,781	691,877	1,387,560	1,266,529

Other Expenses
Interest Expense	(Note 9)	(797,509)	-	(797,652)	-
Accretion	(Note 9)	(55,621)	-	(55,621)	-
Change in Fair Value of Derivative Liabilities	(Note 9)	(756,053)	-	(756,053)	-
Foreign Exchange Loss		-	-	-	(376)

Net Loss and Comprehensive Loss		(2,123,964)	(691,877)	(2,996,886)	(1,266,905)

Net Loss Per Share – Basic and Diluted		(0.02)	(0.01)	(0.03)	(0.02)

Weighted Average Common Shares Outstanding – Basic and Diluted		87,178,501	76,431,148	86,249,948	76,431,148

See accompanying notes to condensed interim consolidated financial statements

Esports Entertainment Group, Inc.

Condensed Interim Consolidated Statements of Cash Flows

(Unaudited)

(Amounts expressed in US dollars)

	Six Months Ended December 31, 2018	Six Months Ended December 31, 2017

	$	$
Cash flows from operating activities

Net loss	(2,996,886)	(1,266,905)

Adjustments to reconcile net loss to net cash used in operating activities:
Interest expense	436,273	-
Depreciation	25,664	14,246
Stock based compensation	168,459	487,873
Stock and units issued for services	100,500	55,000
Accretion	55,621	-
Change in fair value of derivative liabilities	756,053	-
Changes in operating assets and liabilities:
Amounts receivable	(835)	(37,737)
Prepaid expenses	164,141	2,796
Accounts payable	(3,641)	23,342
Accrued liabilities	356,094	3,109
Net cash used in operating activities	(938,557)	(718,276)

Cash flows from investing activities

Rent security deposit	(16,480)	-
Purchase of intangible assets	(1,869)	(7,036)
Purchase of equipment	-	(73,959)

Net cash used in investing activities	(18,349)	(80,995)

Cash flows from financing activities

Proceeds from promissory note	50,000	-
Repayment of promissory note	(56,500)	-
Financing costs	(410,772)	-
Proceeds from issuance of common stock and warrants, net of costs	-	680,916
Due to shareholder	-	(898)
Proceeds from exercise of warrants	288,290	-
Proceeds from issuance of convertible note	2,000,000	-

Net cash provided by financing activities	1,871,018	680,018

Net increase (decrease) in cash and restricted cash	914,112	(119,253)

Cash, beginning of period	100,167	546,110

Cash and restricted cash, end of period	1,014,279	426,857

Cash and restricted cash is comprised of:
Cash	764,279	426,857
Restricted cash	250,000	-
Total cash and restricted cash	1,014,279	426,857
See accompanying notes to condensed interim consolidated financial statements

Esports Entertainment Group, Inc.

Condensed Interim Consolidated Statements of Changes in Stockholders’ (Deficiency) Equity

(Unaudited)

(Amounts expressed in US dollars)

	Common Stock		APIC	Equity to be Issued	Accumulated Deficit	Subscription Receivable	Total
	Shares	Amount
	#	$	$	$	$	$	$
Balance as at June 30, 2017	79,768,458	79,768	2,396,637	-	(1,774,160)	(30,300)	671,945

Common stock and units issued for cash, net of costs	2,105,300	2,106	601,336	-	-	30,000	633,442

Units issued for services	200,000	200	29,800	-	-	-	30,000

Warrants exercised for cash	639,834	640	257,375	-	-	-	258,015

Issuance of stock options	-	-	302,332	-	-	-	302,332

Net loss for the period	-	-	-	-	(1,266,905)	-	(1,266,905)

Balance as at December 31, 2017	82,713,592	82,714	3,587,480	-	(3,041,065)	(300)	628,829

Balance as at June 30, 2018	83,581,259	83,581	3,606,257	379,102	(3,802,822)	-	266,118

Common stock issued for services	300,000	300	227,700	(127,500)	-	-	100,500

Issuance of common stock to be issued	206,667	207	30,793	(31,000)	-	-	-

Warrants exercised for cash	3,190,192	3,190	505,705	(220,602)	-	-	288,293

Issuance of stock options	-	-	168,459	-	-	-	168,459

Net loss for the period	-	-	-	-	(2,996,886)	-	(2,996,886)

Balance as at December 31, 2018	87,278,118	87,278	4,538,914	-	(6,799,708)	-	(2,173,516)
See accompanying notes to condensed interim consolidated financial statements

Esports Entertainment Group, Inc.

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2018

(Unaudited)

(Expressed in U.S. dollars)

1.

Nature of Operations and Going Concern

Esports Entertainment Group, Inc. (formerly VGambling Inc.) (the “Company”) was incorporated in the state of Nevada on July 22, 2008.

On April 18, 2017, the majority of the shareholders of the Company’s common stock voted to approve a change of the name of the Company from VGambling, Inc. to Esports Entertainment Group, Inc.

The Company’s activities are subject to significant risks and uncertainties, including failing to obtain the licenses required to operate its gambling business, failing to secure the additional funding required to fully operationalize the Company’s business, and the risk of existing or future competitors offering similar or more advanced technology.

The Company is in the development stage and has not yet realized profitable operations and has relied on non-operational sources to fund operations.  The Company has incurred recurring losses and additional future losses are anticipated as the Company has not yet been able to generate revenue.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business.  As of December 31, 2018, the Company had an accumulated deficit of $6,799,708 and a working capital deficiency amounting $2,319,591. The Company has not generated any revenues during the period ended December 31, 2018.  The Company is licensed to conduct online gambling.  The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations.

These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. Management’s evaluations are based on relevant conditions and events that are known and reasonably to be knowable as of March 5, 2019.  Based on the following, management believes that it is probable that management will be unable to meet its obligations as they come due within one year that the financial statements are issued.

These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  Such adjustments could be material.

2.

Presentation of Financial Statements

Basis of Presentation

The accompanying unaudited condensed interim consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) set forth in Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These financial statements should be read along with the Annual Report filed on Form 10-K of the Company for June 30, 2018.

The Company’s consolidated financial statements are prepared using the accrual method of accounting. The consolidated statements include the accounts of the Company and its wholly owned subsidiaries Esports Services Antigua Ltd., Vie Esports Services B.V., Esports Services (Malta) Limited and Esports Entertainment (Malta) Ltd.  All material intercompany transactions and balances have been eliminated on consolidation.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements.

ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The ASU provides clarity to preparers on the treatment of eight specific items within an entity’s statement of cash flows. The guidance becomes effective for all public entities in fiscal years beginning after December 15, 2017, including interim periods therein. The adoption of the amended guidance did not have a material impact on the Company’s financial statements.

ASU No. 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting. The ASU amends the scope of modification accounting for share-based arrangements and provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. The guidance becomes effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. The adoption of the amended guidance did not have a material impact on the Company’s financial statements.

In March 2018, FASB issued ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. ASU 2018-05 amends SEC paragraphs in ASC 740 to reflect SEC Staff Accounting Bulletin (SAB) No.118. When the 2017 Tax Cuts and Jobs Act (the “Act”) was signed into law, the SEC staff released SAB 118 for applying Topic 740 as it relates to the Act. SAB 118 outlines the approach companies may take if they determine that the necessary information is not available (in reasonable detail) to evaluate, compute, and prepare accounting entries to recognize the effect(s) of the Act by the time the financial statements are required to be filed. Companies may use this approach when the timely determination of some or all of the income tax effect(s) from the Act is incomplete by the due date of the financial statements. SAB 118 also prescribes disclosures that reporting entities must provide in these circumstances. The amendments to the Accounting Standards Codification became effective upon issuance. The adoption of the amended guidance did not have a material impact on the Company’s financial statements.

The following are new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (ASU 2016-02). The FASB issued the update to require the recognition of lease assets and liabilities on the balance sheet of lessees. ASU 2016-02 will be effective for the Company on December 1, 2019, including interim periods. ASU 2016-02 requires a modified retrospective transition method with the option to elect a package of practical expedients. Early adoption is permitted. The Company is evaluating the effect that ASU 2016-02 will have on its financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other- Internal-Use Software (Subtopic 350-40). This ASU addresses customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The amendments in this ASU can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is evaluating the effect of adopting this new accounting guidance to determine the impact it may have on the Company’s financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (ASU 2017-04). The FASB issued the update to simplify the measurement of goodwill by eliminating step 2 from the goodwill impairment test. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. ASU 2017-04 will be effective for public companies for fiscal years beginning after December 15, 2019, including interim periods. Early adoption is permitted. The Company is evaluating the effect that ASU 2017-04 will have on its financial statements and related disclosures.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic: 260), Distinguishing Liabilities from Equity (Topic: 480), Derivatives and Hedges (Topic 815) (ASU 2017-11). FASB issued the update to simplify the accounting for certain financial instruments with down round features. ASU 2017-11 will be effective for public companies for fiscal years beginning after December 15, 2018, including interim periods. Earlier adoption is permitted for all entities as of the beginning of an interim period for which financial statements (interim or annual) have not been issued or have not been made available for issuance.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (ASU 2018-07).  FASB issued the update to include share-based payment transaction for acquiring goods or services from nonemployees in Topic 718, Compensation – Stock Compensation. ASU 2018-07 will be effective for public companies for fiscal years beginning after December 15, 2018, including interim periods. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic: 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13).  FASB issued the update to modify the disclosure requirements in Topic 820. ASU 2018-07 will be effective for public companies for fiscal years beginning after December 15, 2018, including interim periods. Early adoption is permitted.

3.

Intangible Assets

	December 31, 2018		June 30, 2018
		Accumulated		Accumulated
	Cost	Depreciation	Cost	Depreciation
Online gaming website	$127,133	$24,719	$127,133	$3,532

Total	$127,133	$24,719	$127,133	$3,532
Net carrying amount		$102,414		$123,601

During the six months ended December 31, 2018, the Company recorded total depreciation expense of $21,187 (December 31, 2017 - $10,593).

4.

Equipment

	December 31, 2018		June 30, 2018
		Accumulated		Accumulated
	Cost	Depreciation	Cost	Depreciation
Computer equipment	$16,319	7,315	$14,450	$4,863
Furniture and equipment	20,241	6,410	20,241	4,385
Total	$36,560	13,725	$34,691	9,248
Net carrying amount		$22,835		$25,443

During the six months ended December 31, 2018, the Company recorded depreciation expense of $4,477 (December 31, 2017 - $2,228).

5.

Accounts Payable

Accounts payable were $244,714 as at December 31, 2018 (June 30, 2018 - $248,356).  Accounts payable are primarily comprised of trade payables of $235,803 (June 30, 2018 - $210,380) and payroll liabilities of $8,911(June 30, 2018 - $37,976).

6.

Related Party Transactions

a) On May 20, 2013, the Company appointed Grant Johnson as President and a Director of the Company. Mr. Johnson is paid $120,000 per year for serving as President. During the six months ended December 31, 2018, the Company incurred salary of $60,000 (December 31, 2017 - $60,000) to the President of the Company. As of December 31, 2018, the Company owed the President $13,535 (June 30, 2018 - $30,975). As of December 31, 2018, the Company has a prepaid with the President of $10,000 (June 30, 2018 - $Nil).

b) During the six months ended December 31, 2018, the Company incurred rent of $3,000 (December 31, 2017 - $1,292), charged by the President of the Company. As of December 31, 2018, the Company owed $1,551 (June 30, 2018 - $1,551) to the President related to rent payments.

c) On January 30, 2015, the Company appointed Chul Woong Alex Lim as a Director of the Company for which he receives annual compensation of $20,000.  Mr. Lim left the Company as of October 26, 2016. On March 15, 2018, the Company re-appointed Mr. Lim as a Director of the Company. During the six months ended December 31, 2018, the Company paid $10,000 (December 31, 2017 - $5,000) in director’s fees.  During the 2018 fiscal year, the Company issued 20,000 stock options to Mr. Alex Lim and during the six months ended December 31, 2018, the Company recorded stock-based compensation expense of $4,857 (December 31, 2017 - $Nil).  As of December 31, 2018, the Company owed $Nil (June 30, 2018 - $1,667) to Mr. Lim for his director fees.

d) On March 9, 2015, the Company appointed Yan Rozum as a Director of the Company for which he receives annual compensation of $20,000.  Director’s fees for Mr. Rozum for the six months ended December 31, 2018 totaled $Nil (2017 - $20,000).  On November 22, 2017, the Company appointed Yan Rozum as Chief Technical Officer (“CTO”) of the Company for which he receives annual compensation of $75,000.  CTO fees for Mr. Rozum for the six months ended December 31, 2018 totaled $37,500 (December 31, 2017 - $Nil). During the 2018 fiscal year, the Company issued 75,000 stock options to Mr. Rozum and recorded stock-based compensation expense for six months ended December 31, 2018 of $18,216 (December 31, 2017 - $Nil).  The Company owed $Nil to Mr. Rozum as of December 31, 2018 (June 30, 2018 - $Nil).

e) On October 26, 2016, the Company appointed David Watt as a Director for which he receives annual compensation of $25,000. Director’s fees for Mr. Watt for the six months ended December 31, 2018 totaled $12,500 (December 31, 2017 - $5,000). The Company owed $9,348 to Mr. Watt as of December 31, 2018 (June 30, 2018 - $23,059). During the 2018 fiscal year, the Company issued 20,000 stock options to Mr.

Watt and recorded stock-based compensation expense for six months ended December 31, 2018 of $4,893 (December 31, 2017 - $Nil).  The Company had provided an expense advance of $11,331 as of December 31, 2018 (June 30, 2018 - $11,331) to Mr. Watt, and the amounts are included in amounts receivable.

f) On December 11, 2017, the Company appointed Michał Kozłowski as Vice President of Finance. Mr. Kozłowski was paid 20,000 Polish Zloty ($5,311) per month before March 15, 2018 and 25,000 Polish Zloty ($6,638) per month after March 15, 2018. The Company owed $Nil to Mr. Kozłowski as of December 31, 2018 (June 30, 2018 - $Nil). During the six months ended December 31, 2018, the Company incurred salary of $41,015 (December 31, 2017 - $Nil) to the Vice President of Accounting. During the 2018 fiscal year, the Company issued 80,000 stock options to Mr. Kozlowski and recorded stock-based compensation for six months ended December 31, 2018 of $19,431 (December 31, 2017 - $Nil).

g) During the six months ended December 31, 2018, Swiss Interactive Software GmbH (“Swiss”) charged the Company software consulting fees of $Nil (December 31, 2017 - $23,598) related to the development of the Company’s online gaming website.  Mr. Rozum is the controlling shareholder of Swiss and a director and the CTO of the Company. The Company owed $Nil to Swiss as of December 31, 2018 (June 30, 2018 - $20,000).

h) During the six months ended December 31, 2018, Ardmore Software SP.Z.O.O. (“Ardmore”) charged the Company IT consulting fees of $243,426 (December 31, 2017 - $Nil) and $35,379 (December 31, 2017 - $Nil) in rent expense, totalling $278,804. Mr. Rozum is the controlling shareholder of Ardmore and a director and the CTO of the Company. The Company owed $53,000 to Ardmore as of December 31, 2018 (June 30, 2018 - $84,869).

i) On November 15, 2018, the Company appointed Christopher Malone as Chief Financial Officer (“CFO”) of the Company for which he receives annual compensation of $84,000. During the six months ended December 31, 2018, the CFO charged the Company $7,000 in salary (December 31, 2017 - $Nil). As of December 31, 3018, the Company owed $Nil to the CFO (June 30, 2018 - $Nil).

Amounts payable to related parties as disclosed above, are unsecured, non-interest bearing and due on demand.

Amounts due to shareholder are unsecured, non-interest bearing and due on demand. The shareholder is also a director and officer of the Company.

See also Notes 7, 8 and 15.

7.

Promissory note

On August 13, 2018, the Company signed a promissory note with a shareholder, for principal of $50,000 bearing interest at 2% per month repayable by September 30, 2018. As a result of failure to repay the note by September 30, 2018, interest increased to 5% per month. On December 3, 2018, the Company settled the promissory note and accrued interest with a cash payment of $56,500.

8.

Commitments and Contingencies

Management Agreements

On May 20, 2013, the Company appointed Grant Johnson as President and a Director of the Company.  Mr. Johnson is paid $120,000 per year for serving as President. In addition, the Company may pay a performance bonus of up to 50% of his base salary. The Company must pay three months’ salary for terminating the President without cause.

On December 7, 2017, the Company appointed Yan Rozum as Chief Technology Officer of the Company.  Mr. Rozum will be paid $75,000 per year before the Company’s common stock is listing on the NASDAQ stock exchange, and $120,000 per year after the Company’s common stock is listed on the NASDAQ stock exchange. The Company must pay three months’ salary for terminating the Chief Technology Officer without cause and an additional one month’s salary for each full year of service.

On December 11, 2017, the Company appointed Michał Kozłowski as Vice President Accounting. Mr. Kozłowski will be paid 25,000 Polish Zloty ($6,638) per month for serving as Vice President Accounting. The Company must pay three months’ salary for terminating the Vice President Accounting without cause and an additional one month’s salary for each full year of service.

On November 15, 2018, the Company appointed Christopher Malone as Chief Financial Officer of the Company.  Mr. Malone will be paid $84,000 per year before the Company’s common stock is listing on the NASDAQ stock exchange, and $120,000 per year after the Company’s common stock is listed on the NASDAQ stock exchange. The Company must pay three months’ salary for terminating the Chief Financial Officer without cause and an additional one month’s salary for each full year of service.

Consultant Agreements

The Company has entered into various consulting agreements with minimum termination commitments totalling $91,000.

On June 12, 2014, the Company entered into a Betting Gaming Platform Software Agreement with Swiss Interactive Software GmbH. The monthly fees due under the agreement are based on the percentage of total revenues per month ranging from 5.0% to 10.0%. Monthly fees for platform support and maintenance services are set at a minimum of 2,500 Euros ($2,859) and a maximum of 25,000 Euros ($28,595). The Company must provide 30 days notice to terminate the agreement.

On August 1, 2017, the Company entered into a consulting agreement for compensation of $48,000 per year. If the Company’s generates revenues exceeding $1,000,000 per month for three consecutive months the base annual salary will increase to $72,000 per year.

On July 13, 2018, the Company entered into an agreement in principle with an arm’s length party to assist the Company with an offering of common stock of the Company or any other financing.  Pursuant to this agreement, the Company advanced $50,000 for expenses which has been included in prepaid expenses as a deferred financing cost as at December 31, 2018 (June 30, 2018 - $Nil).  In the event the agreement is terminated, the Company has agreed to reimburse the third party for the full amount of accountable expenses incurred to such date, up to a maximum of $200,000.  This agreement is subject to execution of a definitive underwriting agreement.

Lease Agreements

The Company entered into a five year lease agreement with Polskie Nieruchomości Sp. Z.O.O. to rent office space starting on July 1, 2018 and terminating on November 20, 2022.  Minimum payments for successive years ending June 30, are as follows:

2019	$24,500
2020	49,100
2021	49,100
2022	49,100
2023	20,500
$192,300

The Company entered into a three year lease agreement with Caribbean Developments (Antigua) Ltd. to rent commercial space starting on May 1, 2017 terminating on April 30, 2020. After the first twelve months, either party can terminate the lease agreement. Minimum payments for successive years ending June 30, are as follows:

2019	$10,487
2020	17,478
$27,965

Service Agreements

On December 6, 2016, the Company entered into an affiliate marketing agreement for a six month period from launch of the website, www.vie.gg. Affiliate fees under this agreement range from 20% to 40% of monthly revenue. The Company must provide thirty days written notice for termination.

On February 26, 2018, the Company entered into a one year service agreement expiring on March 1, 2019. Minimum monthly commitment of 7,500 Euros ($8,578) of which the Company must pay three months’ notice if terminated.

On December 19, 2018, the Company entered into a legal service agreement with an effective start date of January 1, 2019. The minimum fixed fee for legal services under this agreement is $125,000.

Contingency

Boustead Securities, LLC (“Boustead”) has notified the Company that it owes Boustead $192,664, as well as warrants to purchase 1,417,909 common shares of the Company, as compensation for their acting as the placement agent for the sale of Company securities between June 2017 and 2018.  Unless this matter is settled, Boustead has notified us that they plan to file an arbitration claim to resolve this dispute.  Management believes this claim to be without merit as it is management’s position that Boustead has been paid in full for the services provided and that no further cash or warrants are owed.

The Company was notified that a claim was made against the Company for approximately $117,000, as compensation for financing commissions in 2017. Management believes this claim to be without merit as it is management’s position that the individual is not entitled to any compensation.

Restricted Cash

Under the terms of a payment service agreement, the Company is required to keep a $250,000 (June 30, 2018 - $Nil) security deposit with the bank, which has been reflected as restricted cash in the balance sheet.

9.

Convertible Debt

$2,200,000 Secured Convertible Note

On November 13, 2018, the Company issued face value $2,200,000 5% Secured Convertible Notes (the “Notes”) issued at a 10% original issue discount along with 3,666,666 warrants for net proceeds of $2,000,000. Cash fees paid for financing costs were $360,772. The Note is secured by all of the Company’s assets and accrues interest at 5% per annum, payable in cash at maturity. However, the principal amount may be converted at the option of the holder at any time during the term to maturity into shares of the Company’s common stock at a conversion price of $0.60 per share subject to adjustment for capital reorganization events and subsequent sales by the Company of shares of its common stock at a price per share below $0.60. The Note also embodies certain traditional default provisions that are linked to credit or interest risks, such as bankruptcy proceedings, liquidation events and corporate existence. The Company has concluded that the embedded conversion option is not indexed to the Company’s own stock due to the down-round protection features afforded to the holder. Therefore, the embedded conversion option is subject to classification in the condensed interim consolidated financial statement a derivative liability at fair value, both at inception and subsequently, pursuant to ASC 815.

In connection with the issuance of the Note, the Company issued the holders warrants to purchase the Company’s common stock. The warrants are exercisable until November 13, 2021 for 3,666,666 of shares at a purchase price of $0.75 per share, subject to adjustment for capital reorganization events and subsequent sales by the Company of shares of its common stock at a price per share below $0.75. The Company has concluded that the warrants are not indexed to the Company’s own stock due to the down-round protection. Accordingly, the Company’s analysis resulted in the conclusion that these warrants require classification in the condensed interim consolidated financial statements as a derivative liability at fair value, both at inception and subsequently, pursuant to ASC 815.

Additionally, the Company issued  agent commission warrants to purchase the Company’s common stock. The warrants are exercisable until December 12, 2023 for 733,333 of shares at a purchase price of $0.75 per share, subject to adjustment for capital reorganization events and subsequent sales by the Company of shares of its common stock at a price per share below $0.75. The Company has concluded that the warrants are not indexed to the Company’s stock due to the down-round protection. Accordingly, the Company’s analysis resulted in the conclusion that these warrants require classification in the condensed interim consolidated financial statements as a derivative liability at fair value, both at inception and subsequently, pursuant to ASC 815.

Accounting for the Secured Convertible Notes

The Company has evaluated the terms and conditions of the Notes under the guidance of ASC 815. Due to  the economic characteristics and risks of the equity-linked conversion options not being clearly and closely related to a debt-type host, the conversion features require classification and measurement as derivative financial instruments. Further, these features individually were not afforded the exemption normally available to derivatives indexed to a company’s own stock. Accordingly, the Company’s evaluation resulted in the conclusion that this compound derivative financial instrument requires bifurcation and liability classification, at fair value. Current standards contemplate that the classification of financial instruments requires evaluation at each report date.

The following tables reflect the allocation of the purchase on the financing dates:

Secured Convertible Notes	$2,200,000 Face Value
Proceeds	$ (2,000,000)
Compound embedded derivative	1,219,110
Warrant derivative liability	1,338,387
Day-one derivative loss	(557,497)
Carrying value	$ -

The carrying value of the Notes at December 31, 2018 was $55,621 (June 30, 2018 - $Nil).

Discounts (premiums) on the convertible notes arise from (i) the allocation of basis to other instruments issued in the transaction, (ii) fees paid directly to the creditor, and (iii) initial recognition at fair value, which is lower than face value. Discounts (premiums) are amortized through charges (credits) to interest expense over the term of the debt agreement.  Amortization of debt discounts (premiums) amounted to ($55,621) (2017 - $Nil) during the six month period ended December 31, 2018.

In addition to the debt discounts, cash paid for financing costs of $360,772 (2017 - $Nil) and the fair value of placement agent warrants issued of $415,307 (2017 - $Nil)  are included in interest expense for the six month period ended December 31, 2018.

Derivative Financial Instruments

Derivative Liabilities

The carrying value of the embedded derivative and warrant derivative liabilities are recorded in the condensed interim consolidated balance sheet, with changes in the carrying value being recorded as change in fair value of derivative liabilities in the condensed interim consolidated statement of operations and comprehensive loss.  The components of the embedded derivative and warrant derivative liabilities as of December 31, 2018 are:

	Indexed Shares	Fair Values
Embedded derivatives:
$2,200,000 face value secured convertible notes	3,666,666	$ 1,284,883
Warrant derivative liability (Issued with convertible note)	3,666,666	1,524,962
Warrant derivative liability (Agent commission warrants)	733,333	361,515
	8,066,665	$ 3,171,360

The following table summarizes the effects on the Company’s gain (loss) associated with changes in the fair values of the Company’s derivative financial instruments by type of financing for the six month period ended December 31, 2018:

Six Months Ended December 31, 2018
Embedded derivatives:
$2,200,000 face value secured convertible notes	$ (65,772)

Day-one derivative loss:
$2,200,000 face value secured convertible notes	(557,497)

Warrant derivative liabilities:
Warrant derivative liabilities (Convertible note)	(186,576)
Warrant derivative liabilities (Agent commission warrants)	53,792
Total derivative gain (loss)	$ (756,053)

Fair Value Considerations

GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:

Level 1 valuations:

Quoted prices in active markets for identical assets and liabilities.

Level 2 valuations:

Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

Level 3 valuations:

Significant inputs to valuation model are unobservable.

The Company follow the provisions of ASC 820 with respect to the Company’s financial instruments. As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The Company’s derivative financial instruments which are required to be measured at fair value on a recurring basis under of ASC 815 as of December 31, 2018 are all measured at fair value using Level 3 inputs. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

	Fair Value Measurements Using:
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets (Liabilities) at Fair Value
Derivative liabilities	-	-	(3,171,360)	(3,171,360)
Total	$ -	$ -	$ (3,171,360)	$ (3,171,360)

The features embedded in the secured convertible notes and the warrants were valued using a binomial-lattice-based valuation model. The lattice-based valuation technique was utilized because it embodies all of the requisite assumptions (including the underlying price, exercise price, term, volatility, and risk-free interest-rate) that are necessary to fair value these instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, the Company project and discount future cash flows applying probability-weighted to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of the Company’s common stock.  Due to derivative financial instruments initially and subsequently carried at fair values, the Company’s condensed interim consolidated statement of operations and comprehensive loss will reflect the volatility in these estimate and assumption changes. The following table sets forth (i) the range of inputs for each significant assumption, and (ii) the equivalent, or averages, of each significant assumption as of December 31, 2018:

	$2,200,000 Face Value	Convertible Note Warrants	Agent Commission Warrants
Conversion price	$ 0.60	$ 0.75	$ 0.75
Volatility	112%	119%	119%
Term (years)	0.87	2.87	4.95
Risk free rate	2.63%	2.51%	2.51%
Expected dividends	0%	0%	0%

10.

Common Stock

Issued

a) On July 5, 2017, the Company issued 800,000 units at $0.25 per unit for cash proceeds of $200,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 5, 2020.  The warrants are callable by the Company any time after July 5, 2018 with 30 days notice at a price of $0.05 per warrant.

b) On July 6, 2017, the Company issued 400,000 units at $0.25 per unit for cash proceeds of $100,000.  Each unit consists of one common share and one warrant.  Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 6, 2020.  The warrants are callable by the

Company any time after July 6, 2018 with 30 days notice at a price of $0.05 per warrant.

c)

On July 16, 2017, the Company issued 100,000 units at $0.25 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 16, 2020.  The warrants are callable by the Company any time after July 16, 2018 with 30 days notice at a price of $0.05 per warrant.

d)

On July 17, 2017, the Company issued 290,000 units at $0.25 per unit for cash proceeds of $72,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 17, 2020.  The warrants are callable by the Company any time after July 17, 2018 with 30 days notice at a price of $0.05 per warrant.

e)

On July 19, 2017, the Company issued 200,000 units at $0.15 per unit to an arm’s length consultant in exchange for services of $30,000.  Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before July 19, 2020.  The warrants are callable by the Company any time after July 19, 2018 with 30 days notice at a price of $0.05 per warrant.

f)

On July 20, 2017, the Company issued 100,000 units at $0.25 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 19, 2020. The warrants are callable by the issuer any time after July 20, 2018 with 30 days notice at a price of $0.05 per warrant.

g) On July 24, 2017, the Company issued 5,000 units at $0.50 per unit for cash proceeds of $2,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.00. The warrants are exercisable before July 24, 2018.

h) On August 8, 2017, the Company issued 10,000 units at $1.25 per unit for cash proceeds of $12,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.00. The warrants are exercisable before February 8, 2019.

i) On August 27, 2017, the Company issued 300,000 common shares at $0.25 per share for cash proceeds of $75,000.

j) On December 7, 2017, the Company issued 20,000 units at $1.25 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $4.00. The warrants are exercisable before March 6, 2019.

k) On December 21, 2017, the Company issued 156,667 common shares upon the exercise of 166,667 warrants exercised at $0.15 on a cashless basis. 10,000 common shares were held back by the Company as consideration for the exercise.

l) On December 26, 2017, the Company issued 101,000 common shares at $0.15 per share upon the exercise of 101,000 warrants.

m) On December 27, 2017, the Company issued 44,800 units at $1.25 per unit for cash proceeds of $56,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $4.00. The warrants are exercisable before March 30, 2019.

n) On December 29, 2017, the Company issued 4,000 units at $1.25 per unit for cash proceeds of $5,000. Each unit consists of one common share, one warrant and one piggyback warrant. Each warrant entitles the holder to purchase one common share at $2.00. Each piggyback warrant entitles the holder to purchase one common share at $4.00. The warrant is exercisable before December 24, 2018 and the piggyback warrant is exercisable before December 24, 2019.

o) On December 29, 2017, the Company issued 16,000 units at $1.25 per unit for cash proceeds of $20,000. Each unit consists of one common share, one warrant and one piggyback warrant. Each warrant entitles the holder to purchase one common share at $2.00. Each piggyback warrant entitles the holder to purchase one common share at $4.00. The warrant is exercisable before December 28, 2018 and the piggyback warrant is exercisable before December 28, 2019.

p) On October 17, 2017, the Company issued 66,667 common shares at $0.15 per share upon the exercise of 66,667 warrants.

q) On October 31, 2017, the Company issued 315,500 common shares at $0.15 per share upon the exercise of 315,500 warrants.

r) On November 7, 2017, the Company issued 15,500 common shares at $0.25 per share for cash proceeds of $3,875.

s) On March 2, 2018, the Company issued 120,000 common shares at $0.75 per share to an arm’s length consultant for marketing services provided, of which $42,557 is reflected as a prepaid expense at December 31, 2018 (June 30, 2018 - $84,706). The share value was based on the quoted value of the stock at the time of issue.

t) On April 4, 2018, the Company issued 16,000 common shares at $0.25 per share upon the exercise of 16,000 warrants.

u) On April 26, 2018, the Company issued 100,000 common shares at $0.20 per share for cash proceeds of $20,000.

v) On April 26, 2018, the Company issued 166,667 common shares at $0.20 per share for cash proceeds of $33,333.

w) On May 21, 2018, the Company issued 170,000 common shares at $0.15 per share upon the exercise of 170,000 warrants.

x) On June 11, 2018, the Company issued 250,000 common shares at $1.00 per share to an arm’s length consultant for referral services of which, $Nil is reflected as a prepaid expense as of December 31, 3018 (June 30, 3018 - $185,625).  The share value was based on the quoted value of the stock at the time of issue.

y) On June 18, 2018, the Company issued 25,000 common shares at $0.20 per share for cash proceeds of $5,000.

z) On June 20, 2018, the Company issued 20,000 common shares at $0.80 per share to an arm’s length consultant for advisory services provided. The share value was based on the quoted value of the stock at the time of issue.

aa) On July 26, 2018, the Company issued 360,000 common shares at $0.15 per share upon the exercise of 360,000 warrants. As of June 30, 2018, 193,333 of the warrants exercised had been reflected as shares to be issued.

bb) On July 26, 2018, the Company issued 15,000 common shares at $0.80 per share in exchange for services of $12,000 to a consultant for advisory services provided.

cc) On July 26, 2018, the Company issued 206,667 common shares at $0.15 per share. As of June 30, 2018, this had been reflected as shares to be issued.

dd) On July 31, 2018, the Company issued 150,000 common shares to a consultant at $0.85 per share for advisory services of $127,500 pursuant to an agreement dated June 19, 2018. As of June 30, 2018, this had been reflected as shares to be issued.

ee) On August 3, 2018, the Company issued 333,333 common shares at $0.15 per share upon the exercise of 333,333 warrants.

ff) On August 16, 2018, the Company issued 1,566,667 common shares at $0.15 per share upon the exercise of 1,566,667 warrants. As of June 30, 2018, 1,266,667 of the warrants exercised had been reflected as shares to be issued.

gg) On August 27, 2018, the Company issued 100,000 common shares at $0.15 per share for exercise of warrants.

hh) On September 5, 2018, the Company issued 66,667 common shares at $0.15 per share upon the exercise of 66,667 warrants.

ii) On September 6, 2018, the Company issued 300,000 common shares at $0.25 per share upon the exercise of 300,000 warrants.

jj) On September 6, 2018, the Company issued 200,000 common shares at $0.15 per share upon the exercise of 200,000 warrants.

(kk) On October 4, 2018, the Company issued 15,000 common shares at $0.70 per share to an arm’s length consultant for advisory services provided. The share value was based on the quoted value of the stock at the time of issue.

(ll) On October 12, 2018, the Company issued 100,000 common shares at $0.62 per share to an arm’s length consultant for advisory services provided. The share value was based on the quoted value of the stock at the time of issue.

(mm) On October 24, 2018, the Company issued 263,525 common shares at $0.15 per share upon the exercise of 263,525 warrants.

(nn) On December 18, 2018, the Company issued 20,000 common shares at $0.80 per share to to an arm’s length consultant for advisory services provided. The share value was based on the quoted value of the stock at the time of issue.

11.

Warrants

A summary of the Company’s warrant activities is as follows:

	Number of Warrants	Weighted-Average Exercise Weighted Average Exercise Price	Weighted Average Weighted Average Remaining Life	Intrinsic Value
Outstanding, June 30, 2018	9,866,338	$ 0.21	2.60 years	$6,064,913
Exercised	(3,190,192)	0.15
Expired	(124,667)	0.60
Outstanding and Exercisable, December 31, 2018	6,551,479	$ 0.23	2.13 years	$3,361,393

The intrinsic value of the warrants exercised during the six months ended December 31, 2018 was $1,789,666. The intrinsic value of the 639,834 warrants exercised during the six months ended December 31, 2017 was $1,448,628.

As at December 31, 2018, the following warrants were outstanding:

Expiry Date	Number of Warrants Issued and Exercisable	Weighted Average Exercise Price $
February 2019	10,000	2.00
March 2019	64,800	4.00
July 2019	4,000	4.00
December 2019	16,000	0.44
December 2019	66,680	0.15
February 2020	350,000	0.15
March 2020	1,480,191	0.15
June 2020	450,000	0.15
July 2020	740,000	0.22
August 2020	900,000	0.25
March 2022	2,469,808	0.15
	6,551,479	0.23

12.

Stock Options

On August 1, 2017, the Company adopted the 2017 Stock Incentive Plan (the “2017 Plan”) whereby incentive stock options issued to employees, officers, and directors of the Company shall not exceed 2,500,000 of which the purchase price of the stock options shall not be less than 100% of the fair market value of the Company’s common stock and the period for exercising the stock options not exceed 10 years from the date of grant. The option price per share with respect to each option shall be determined by the committee for non-qualified stock options.

A summary of the Company’s stock option activity is as follows:

	Number of options	Weighted average exercise price $
Outstanding, June 30, 2018	819,120	0.70
Cancelled	(120,000)	(0.70)
Outstanding, December 31, 2018	699,120	0.70

On October 12, 2018, the Company cancelled 120,000 options that were granted to a consultant of the Company.

As at December 31, 2018, the following options were outstanding:

Expiry Date	Number of Options Issued	Number of Options Exercisable	Weighted Average Exercise Price $
August 18, 2020	50,000	33,333	0.70
August 1, 2023	529,120	206,597	0.70
May 29, 2020	120,000	30,000	0.70
	699,120	269,930	0.70

As at December 31, 2018, the weighted average remaining life of the options was 3.83 years.

During the six months ended December 31, 2018, the Company recorded stock-based compensation expense of $168,459 (December 31, 2017 - $185,540) which has been recorded as stock based compensation in the statements of operations. As of December 31, 2018, there was $207,321 of unrecognized expense related to non-vested stock-based compensation arrangements (June 30, 2018 - $347,952).

The following table provides the details of the total stock-based payments expense during the six months ended December 31, 2018 and 2017:

	2018	2017
Employees and directors stock-based payments	$168,459	$185,540
Non-employee awards	-	-
Total	$168,459	$185,540

13.

Segmented Information

The following tables summarizes financial information by geographic segment.

Six months ended December 31, 2018:

	Antigua	Malta	Curacao	U.S.	Total
	$	$	$	$	$
Net loss	-	71,517	39,591	2,885,778	2,996,886

Six months ended December 31, 2017:

	Antigua	Malta	Curacao	U.S.	Total
	$	$	$	$	$
Net loss	424,286	40,634	3,104	798,881	1,266,905

As at December 31, 2018:

	Antigua	Malta	Curacao	U.S.	Total
	$	$	$	$	$
Assets	385,541	15,152	910	1,001,573	1,403,176

As at June 30, 2018:

	Antigua	Malta	Curacao	U.S.	Total
	$	$	$	$	$
Assets	183,650	9,639	1,153	415,243	609,685

14.

General and Administrative Expenses

The following table summarizes general and administrative expenses for the six months ended December 31, 2018 and 2017:

	2018 $	2017 $
Advertising and promotion	398,066	63,946
Wages and benefits	333,919	375,316
Rent and utilities	40,361	69,767
Travel	19,095	40,407
Licensing and filing fees	11,537	18,174
Office expenses	18,570	40,828
Bank charges	10,854	5,196
Depreciation	25,664	14,246
Total General and Administrative Expenses	858,066	627,880

15.

Subsequent Events

On January 1, 2019, the Company entered into a sub-lease agreement with a minimum commitment of one year equivalent to $13,730 (Euros 12,000).

On January 1, 2019, the Company entered into a sponsorship agreement with minimum commitments of $46,000 over the next five months.

On January 3, 2019, the Company entered into a sponsorship agreement up to January 2020 with minimum commitments of $30,457 (Pounds 24,000).

On January 2, 2019, the Company entered into a service agreement that requires a minimum termination notice of three months equivalent to $12,010 (Euros 10,500).

On January 23, 2019, the Company acquired all of the issued and outstanding capital stock of Ardmore Software SP.Z.O.O, (“Ardmore”) a company incorporated in Poland with nominal assets for $1,328 (PLN 5,000).  Ardmore is a software development and network administration services company controlled by Yan Rozum, a director of the Company.

On February 9, 2019, 10,000 warrants with an exercise price of $2.00 expired.

On February 13, 2019, 100,000 common shares were issued to the CFO as a one time bonus under his employment agreement at a value of $0.60 per share. The share value was based on the quoted value of the stock at the time of issue.

On March 1, 2019, the Company entered into a consulting agreement for a term of six years that requires a minimum commitment of $24,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Esports Entertainment Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Esports Entertainment Group, Inc. (the “Company”) as of June 30, 2018, and the related consolidated statement of operations and comprehensive loss, consolidated statement of cash flows, and consolidated statement of changes in stockholders’ equity for the year ended June 30, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018, and the results of its operations and its cash flows for the year ended June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The consolidated financial statements as at June 30, 2017 were audited by other auditors who expressed an opinion without reservation on those statements in their report dated October 23, 2017.

The accompanying consolidated financial statements have been prepared assuming that Esports Entertainment Group, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, Esports Entertainment Group, Inc.’s operating loss for the year ended June 30, 2018, and limited working capital as at June 30, 2018 raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have served as the Company’s auditor since 2018.

UHY McGovern Hurley, LLP Chartered Professional Accountants Licensed Public Accountants

Toronto, Ontario

October 12, 2018

PLS CPA, A PROFESSIONAL CORPORATION

t4725 MERCURY ST. #210 tSAN DIEGO tCALIFORNIA 9111t

tTELEPHONE (858)722-5953 tFAX (858) 761-0341  tFAX (858) 764-5480

tE-MAIL changgpark@gmail.com t

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Esports Entertainment Group, Inc. (formerly VGambling, Inc.)

We have audited the accompanying consolidated balance sheets of Esports Entertainment Group, Inc. (formerly VGambling, Inc.) (the “Company”) as of June 30, 2017 and 2016 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Esports Entertainment Group, Inc. as of June 30, 2017 and 2016, and the result of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company’s losses from operations raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/PLS CPA

____________________

PLS CPA, A Professional Corp.

October 23, 2017

San Diego, CA. 92111

Registered with the Public Company Accounting Oversight Board

Esports Entertainment Group, Inc.

(formerly VGambling Inc.)

Consolidated Balance Sheets

(Amounts expressed in US dollars)

		June 30, 2018	June 30, 2017
		$	$
ASSETS

Current Assets

Cash		100,167	546,110
Amounts Receivable	(Note 7)	15,128	302
Prepaid Expenses	(Notes 7 and 10)	341,000	76,125

Total Current Assets		456,295	622,537

Rent Security Deposit		4,346	3,554
Equipment	(Note 5)	25,443	31,381
Intangible Assets	(Note 4)	123,601	71,578

License		-	30,000

Total Assets		609,685	759,050

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts Payable	(Notes 6, 7)	248,356	29,017
Accrued Liabilities		93,660	56,859
Due to Shareholder	(Note 7)	1,551	1,229

Total Liabilities		343,567	87,105

Going Concern (Note 1)
Commitments and Contingencies (Note 9)
Subsequent Events (Note 16)

Stockholders’ Equity

Common Stock 500,000,000 shares authorized, par value $0.001, 83,581,259 shares issued and outstanding as of June 30, 2018 (2017 – 79,768,458)	(Note 10)	83,581	79,768
Additional Paid-in Capital		3,606,257	2,396,637
Subscription Receivable		-	(30,300)
Equity to be Issued	(Note 10)	379,102	-
Accumulated Deficit		(3,802,822)	(1,774,160)

Total Stockholders’ Equity		266,118	671,945

Total Liabilities and Stockholders’ Equity		609,685	759,050
Approved on behalf of the Directors: “Grant Johnson” “Yan Rozum” Director Director

See accompanying notes to consolidated financial statements

Esports Entertainment Group, Inc.

(Formerly VGambling Inc.)

Consolidated Statements of Operations and Comprehensive Loss

 (Amounts expressed in US dollars)

		Year Ended June 30, 2018	Year Ended June 30, 2017
		$	$
Directors’ Compensation		50,255	161,102
Consulting Fees		967,618	349,119
General and Administrative	(Note 14)	696,543	152,223
Professional Fees		211,971	91,705
Stock Based Compensation	(Note 11)	79,328	-

Total Operating Expenses		2,005,715	754,149

Non-Operating Loss
Interest Expense	(Note 8)	121	57,696
Foreign Exchange Loss		212	72
Loss on Debt Settlement		-	26,015
Write-Off of Website Costs	(Note 4)	22,614	-

Net Loss and Comprehensive Loss		2,028,662	837,932

Net Loss Per Share – Basic and Diluted		0.02	0.01

Weighted Average Common Shares Outstanding – Basic and Diluted		82,552,848	72,434,368

See accompanying notes to consolidated financial statements

Esports Entertainment Group, Inc.

(formerly VGambling Inc.)

Consolidated Statements of Cash Flows

(Amounts expressed in US dollars)

	Year Ended June 30, 2018	Year Ended June 30, 2017
	$	$
Cash flows from operating activities

Net loss	(2,028,662)	(837,932)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,115	665
Stock based compensation	79,328	-
Stock issuance and equity to be issued for services	268,169	254,851
Loss on debt settlement	-	26,015
Accretion expense	-	28,051
Write off of website costs and license	52,614	-

Changes in operating assets and liabilities:
Amounts receivable	(14,826)	(302)
Prepaid expenses	4,664	24,792
Accounts payable	219,339	21,534
Accrued liabilities	36,801	4
Net cash used in operating activities	(1,370,458)	(482,322)

Cash flows from investing activities

Rent security deposit	-	(3,554)
Purchase of intangible assets	(78,169)	(71,578)
Purchase of equipment	(2,645)	(32,046)

Net cash used in investing activities	(80,814)	(107,178)

Cash flows from financing activities

Repayment of convertible debenture	-	(60,000)
Equity to be issued	251,602	-
Proceeds from issuance of common stock and warrants, net of costs	651,485	1,166,433
Due to shareholder	322	(18,745)
Proceeds from exercise of warrants	101,920	-

Net cash provided by financing activities	1,005,329	1,087,688

Net (decrease) increase in cash	(445,943)	498,188

Cash, beginning of period	546,110	47,922

Cash, end of period	100,167	546,110

Non-Cash Items:
Consideration for exercise of cashless warrants	$ 25,000	-
See accompanying notes to consolidated financial statements

Esports Entertainment Group, Inc.

(formerly VGambling Inc.)

Consolidated Statements of Changes in Stockholders’ Equity

(Amounts expressed in US dollars)

	Common Stock		APIC	Equity to be issued	Accumulated Deficit	Subscription Receivable	Total
	Shares	Amount
	#	$	$	$	$	$	$
Balance as at June 30, 2016	70,105,514	70,106	955,015	-	(936,228)	(300)	88,593

Common stock and units issued for cash, net of costs	8,322,504	8,322	1,188,111	-	-	(30,000)	1,166,433

Common stock and units issued for services	1,340,440	1,340	253,511	-	-	-	254,851

Net loss for the period	-	-	-	-	(837,932)	-	(837,932)

Balance as at June 30, 2017	79,768,458	79,768	2,396,637	-	(1,774,160)	(30,300)	671,945

Common stock and units issued for services	690,000	690	410,310	-	-	-	411,000

Common stock and units issued for cash, net of costs	2,296,967	2,297	618,888	-	-	30,300	651,485

Warrants exercised for cash	825,834	826	101,094	-	-	-	101,920

Issuance of stock options	-	-	79,328	-	-	-	79,328

Equity to be issued	-	-	-	379,102	-	-	379,102

Net loss for the period	-	-	-	-	(2,028,662)	-	(2,028,662)

Balance as at June 30, 2018	83,581,259	83,581	3,606,257	379,102	(3,802,822)	-	266,118
See accompanying notes to consolidated financial statements

Esports Entertainment Group, Inc.

(Formerly VGambling Inc.)

Notes to the Consolidated Financial Statements

June 30, 2018 and 2017

(Expressed in U.S. dollars)

1.

Nature of Operations and Going Concern

Esports Entertainment Group, Inc. (formerly VGambling Inc.) (the “Company”) was incorporated in the state of Nevada on July 22, 2008.

On April 18, 2017, the majority of the shareholders of the Company’s common stock voted to approve a change of the name of the Company from VGambling, Inc. to Esports Entertainment Group, Inc.

The Company’s activities are subject to significant risks and uncertainties, including failing to obtain the licenses required to operate its gambling business, failing to secure the additional funding required to fully operationalize the Company’s business, and the risk of existing or future competitors offering similar or more advanced technology.

The Company is in the development stage and has not yet realized profitable operations and has relied on non-operational sources to fund operations.  The Company has incurred recurring losses and additional future losses are anticipated as the Company has not yet been able to generate revenue.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business.  As at June 30, 2018, the Company had an accumulated deficit of $3,802,822 and working capital of $112,728. The Company has not generated any revenues during the period ended June 30, 2018.  The Company is licensed to conduct online gambling.  The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations.

These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. Management’s evaluations are based on relevant conditions and events that are known and reasonably to be knowable as of October 12, 2018.  Based on the following, management believes that it is probable that management will be unable to meet its obligations as they come due within one year that the financial statements are issued.

These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  Such adjustments could be material.

2.

Presentation of Financial Statements

Basis of Presentation

The financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”). All adjustments considered necessary for a fair presentation of financial position, results of operations and cash flows as of June 30, 2018 have been included.

The Company’s financial statements are prepared using the accrual basis of accounting in accordance and the Company’s functional and reporting currency is the U.S. dollar.

Use of Estimates and Assumptions

The preparation of the financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could materially differ from these estimates. The significant areas requiring the use of management estimates are related to provision for doubtful accounts, accrued liabilities, contingencies, the valuation of deferred taxes, stock based compensation, warrants, convertible debt and intangible assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ materially from those estimates.

3.

Summary of Significant Accounting Policies

Consolidation

The consolidated statements include the accounts of the Company and its wholly owned subsidiaries Esports Services Antigua Ltd., Vie Esports Services B.V., Esport Services (Malta) Limited and Esports Entertainment (Malta) Ltd.  All material intercompany transactions and balances have been eliminated on consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, and all highly liquid debt instruments purchased with an original maturity of three months or less. As at June 30, 2018 and 2017 there were no cash equivalents.

Prepaid Expenses

Prepaid expenses consist of services paid, for which the Company has not yet received the benefit.

Equipment

Equipment is stated at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying amount of an asset is derecognized when replaced.

Repairs and maintenance costs are charged to the statements of operations, during the year in which they are incurred.

Depreciation is provided for over the estimated useful life of the asset as follows:

Furniture and Equipment

5 years

Computer Equipment

3 years

Useful lives and residual values are reviewed and adjusted, if appropriate, at the end of each reporting period. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

Intangible Assets

Intangible assets are comprised of online gaming website development costs and software are capitalized and amortized over an estimated useful life of 3 years.  Costs related to the design or maintenance of internal-use software and website development are expensed as incurred.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset might not be recoverable. An impairment loss, measured as the amount by which the carrying amount exceeds the fair value, is recognized if the carrying amount exceeds estimated undiscounted future cash flows.

Income Taxes

The Company accounts for income taxes under ASC 740 "Income Taxes," which codified SFAS 109, "Accounting for Income Taxes" and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

FASB issued ASC 740-10 “Accounting for Uncertainty in Income Taxes”. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

Fair Value of Financial Instruments

ASC 820 “Fair Value Measurement” defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – inputs other than quoted prices that are observable for the asset or liability or indirectly; and

Level 3 – inputs that are not based on observable market data.

The carrying amounts of the Company’s financial instruments including cash, amounts receivable, accounts payable, accrued liabilities, and due to shareholder approximate their fair values due to their short-term nature.

Loss per Share

Basic loss per share is calculated by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated using the treasury stock method and reflects the potential dilution of securities by including stock options, warrants and contingently issuable shares, if any, in the weighted average number of common shares outstanding for a year, if dilutive. In a loss year, dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive. Accordingly, for the years ended June 30, 2018 and 2017, the basic loss per share was equal to diluted loss per share as there were no dilutive securities.

Foreign Currency Translation

Monetary assets and liabilities are translated into Canadian dollars, which is the functional currency of the Company, at the year-end exchange rate, while foreign currency expenses are translated at the exchange rate in effect on the date of the transaction. The resultant gains or losses are included in the statement of operations. Non-monetary items are translated at historical rates.

Stock-based Compensation

ASC 718 ”Compensation - Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period), on a graded vesting basis.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50 ”Equity - Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

The estimated fair value of the options and warrants that are ultimately expected to vest based on performance related conditions, as well as the options and warrants that are expected to vest based on future service, is recorded over the instrument’s requisite service period and charged to stock-based compensation. In determining the amount of options and warrants that are expected to vest, the Company takes into account, voluntary termination behavior as well as trends of actual option and warrant forfeitures.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements.

ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes was issued to simplify the classification of deferred taxes on the balance sheet. The new guidance would require that deferred taxes be classified as non-current assets and liabilities based on the tax paying jurisdiction. Application of the standard, which can be applied prospectively or retrospectively, is required for fiscal years beginning on or after December 15, 2016 and for interim periods within that year. The adoption of the amended guidance did not have a material impact on the Company’s financial statements.

ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU includes multiple provisions intended to simplify various aspects of the accounting for share-based payments. The areas of simplification in the update involve several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows, however, some of the areas for simplification apply only to non-public entities. This guidance is effective for The guidance did not have a material impact on the Company’s financial statements.

The following are new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

ASU No. 2016-02, Leases (Topic 842), On February 25, 2016, the FASB issued a new standard which requires lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. The new guidance will require the asset and liability to be initially measured at the present value of the lease payments in the statement of financial position. The new guidance will also require the company to recognize interest expense on the lease liability separately from the amortization of the right-use-asset for finance leases and recognize a single lease cost allocated on a straight-line basis over the lease term for operating leases, in the statement of comprehensive income. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years with early application permitted. The Company is currently evaluating this guidance to determine the impact it may have on the Company’s financial statements.

ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The ASU provides clarity to preparers on the treatment of eight specific items within an entity’s statement of cash flows. The guidance becomes effective for all public entities in fiscal years beginning after December 15, 2017, including interim periods therein. Early adoption of the guidance, including within an interim period, is permitted. The Company is currently evaluating this guidance to determine the impact it may have on the Company’s financial statements.

ASU No. 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting. The ASU amends the scope of modification accounting for share-based arrangements and provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. The guidance becomes effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The Company is currently evaluating this guidance to determine the impact it may have on the Company’s financial statements.

In March 2018, FASB issued ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. ASU 2018-05 amends SEC paragraphs in ASC 740 to reflect SEC Staff Accounting Bulletin (SAB) No.118. When the 2017 Tax Cuts and Jobs Act (the "Act") was signed into law, the SEC staff released SAB 118 for applying Topic 740 as it relates to the Act. SAB 118 outlines the approach companies may take if they determine that the necessary information is not available (in reasonable detail) to evaluate, compute, and prepare accounting entries to recognize the effect(s) of the Act by the time the financial statements are required to be filed. Companies may use this approach when the timely determination of some or all of the income tax effect(s) from the Act is incomplete by the due date of the financial statements. SAB 118 also prescribes disclosures that reporting entities must provide in these circumstances. The amendments to the Accounting Standards Codification became effective upon issuance. The Company is evaluating the effect of adopting this new accounting guidance to determine the impact it may have on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other- Internal-Use Software (Subtopic 350-40). This ASU addresses customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The amendments in this ASU can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is evaluating the effect of adopting this new accounting guidance to determine the impact it may have on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820). The ASU eliminates such disclosures as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy. The ASU adds new disclosure requirements for Level 3 measurements. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted for any eliminated or modified disclosures. The Company is evaluating the effect of adopting this new accounting guidance to determine the impact it may have on the Company’s financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718). This ASU eliminated most of the differences between accounting guidance for share-based compensation granted to nonemployees and the guidance for share-based compensation granted to employees. The ASU supersedes the guidance for nonemployees and expands the scope of the guidance for employees to include both. This ASU is effective for annual periods beginning after December 15, 2018, and interim periods within those years. The Company is evaluating the effect of adopting this new accounting guidance to determine the impact it may have on the Company’s financial statements.

4.

Intangible Assets

	June 30, 2018		June 30, 2017
		Accumulated		Accumulated
	Cost	Depreciation	Cost	Depreciation
Online gaming website	$127,133	$3,532	$71,578	$-

Total	$127,133	$3,532	$71,578	$-
Net carrying amount		$123,601		$71,578

During the year ended June 30, 2018, the Company recorded total depreciation expense of $3,532. As at June 30, 2017, the online gaming website was still under development and accordingly, no depreciation was recorded during the year ended June 30, 2017.   The Company wrote off online gambling website costs of $22,614 (2017 - $Nil) during the year ended June 30, 2018, as it was determined that the future benefit of those costs was negligible.

5.

Equipment

	June 30, 2018		June 30, 2017
		Accumulated		Accumulated
	Cost	Depreciation	Cost	Depreciation
Computer equipment	$14,450	$4,863	$11,805	$328
Furniture and equipment	20,241	4,385	20,241	337
Total	$34,691	9,248	$32,046	665
Net carrying amount		$25,443		$31,381

During the year ended June 30, 2018, the Company recorded depreciation expense of $8,583 (2017 - $665).

6.

 Accounts Payable

Accounts payable were $248,356 as at June 30, 2018 (2017 - $29,017).  Accounts payable are primarily comprised of trade payables of $210,380 (2017 - $29,017) and payroll liabilities of $37,976 (2017 - $Nil).

7.

Related Party Transactions

a) On May 20, 2013, the Company appointed Grant Johnson as President and a Director of the Ccompany. Mr. Johnson is paid $120,000 per year for serving as President. During the year ended June 30, 2018, the Company incurred salary of $120,000 (2017 - $65,000) to the President of the Company. As of June 30, 2018, the Company owed the President $30,975 (2017 - $Nil).  As at June 30, 2018, the President had received an advance of $10,000 (2017 - $Nil) towards his next month’s salary, included in prepaid expense.

b) During the year ended June 30, 2018, the Company incurred rent of $6,000 (2017 - $4,563), charged by the President of the Company. As of June 30, 2018, the Company owed $1,551 (2017 - $1,229) to the President related to rent payments.

c) On January 30, 2015, the Company appointed Chul Woong Alex Lim as a Director of the Company for which he receives annual compensation of $20,000.  Mr. Lim left the Company as of October 26, 2016. On March 15, 2018, the Company re-appointed Mr. Lim as a Director of the Company. During the year ended June 30, 2018, the Company paid $8,507 (2017 - $5,000) for director’s fees.  During the year ended June 30, 2018, the Company issued 20,000 stock options (2017 – Nil) to Mr. Lim and recorded stock-based compensation expense of $2,447 (2017 - $Nil).  The Company owed $1,667 to Mr. Lim for his director’s fees as of June 30, 2018 (2017 - $Nil).

d) On March 9, 2015, the Company appointed Yan Rozum as a Director of the Company for which he receives annual compensation of $20,000.  Director’s fees for Mr. Rozum for the year ended June 30, 2018 totaled $5,000 (2017 - $20,000).  On November 22, 2017, the Company appointed Yan Rozum as Chief Technical Officer (“CTO”) of the Company for which he receives annual compensation of $75,000.  CTO fees for Mr. Rozum for the year ended June 30, 2018 totaled $50,000 (2017 - $Nil). During the year ended June 30, 2018, the Company issued 75,000 stock options (2017 – Nil) to Mr. Rozum and recorded stock-based compensation expense of $9,175 (2017 - $Nil).  The Company owed $Nil to Mr. Rozum as of June 30, 2018 (2017 - $25,000).  The Company issued 80,000 shares on March 1, 2017 and 31,250 shares on June 30, 2017 to Mr. Rozum, valued at $45,000 for director’s fees.

e) On October 26, 2016, the Company appointed David Watt as a Director for which he receives annual compensation of $25,000. Director’s fees for Mr. Watt for the year ended June 30, 2018 totaled $25,000 (2017 - $25,000). The Company owed $23,059 to Mr. Watt as of June 30, 2018 (2017 - $1,107). During the year ended June 30, 2018, the Company issued 20,000 stock options (2017 – Nil) to Mr. Watt and recorded stock-based compensation expense of $2,447 (2017 - $Nil).  The Company issued 29,190 shares on June 30, 2017 valued at $12,352 for director’s fees.  The Company had provided an expense advance of $11,331 to Mr. Watt, which was included in amounts receivable as at June 30, 2018.

f) On December 11, 2017, the Company appointed Michał Kozłowski as Vice President of Finance. Mr. Kozłowski was paid 20,000 Polish Zloty ($5,367) per month before March 15, 2018 and 25,000 Polish Zloty ($6,709) per month after March 15, 2018. The Company owed $Nil to Mr. Kozłowski as of June 30, 2018 (2017 - $Nil).During the year ended June 30, 2018, the Company incurred salary of $43,389 (2017 - $Nil) to the Vice President of

Accounting. During the year ended June 30, 2018, the Company issued 80,000 stock options (2017 – Nil) to Mr. Kozlowski and recorded stock-based compensation of $4,670 (2017 - $Nil).

g) During the year ended June 30, 2018, Swiss Interactive Software GmbH (“Swiss”) charged the Company software consulting fees of $71,135 (2017 - $50,000) related to the development of the Company’s online gaming website (see Note 4).  Mr. Rozum is the controlling shareholder of Swiss and a director and the CTO of the Company. The Company owed $20,000 to Swiss as of June 30, 2018 (2017 - $Nil).

h) During the year ended June 30, 2018, Ardmore Software SP.Z.O.O. (“Ardmore”) charged the Company IT consulting fees of $183,204 (2017 - $Nil) and $16,334 (2017 - $Nil) in rent expense. Mr. Rozum is the controlling shareholder of Ardmore and a director and the CTO of the Company. The Company owed $84,869 to Ardmore as of June 30, 2018 (2017 - $Nil).

Amounts payable to related parties as disclosed above, are unsecured, non-interest bearing and due on demand.

Amounts due to shareholder are unsecured, non-interest bearing and due on demand. The shareholder is also a director and officer of the Company.

See also Notes 9 and 16(f).

8.

Convertible Promissory Notes

On June 3, 2016, the Company entered into a convertible promissory note agreement with an arms-length individual whereby the Company has borrowed $60,000. The convertible note was issued at a discount of $5,000 and the Company paid a finder’s fee of $5,000.

The note was interest bearing at 8% per annum commencing June 3, 2016. If the note was paid off in full within 90 days following the effective date, the interest would be waived.  The Company was obligated to repay the principal with any interest by March 3, 2017.  In the event of default, additional interest would accrue from the date of the event of default at the rate equal to the lower of 18% per annum or the highest rate permitted by law.

As an investment incentive, the Company issued 427,777 five-year cashless warrants, exercisable at $0.14 per share. The exercisable warrants were cancelled, and the Company settled the warrants with 230,300 common shares.

The Company assessed the terms of the convertible debenture in accordance with 470-20-55, Debt with Conversion and Other Options.  On issuance, the Company recognized $38,432 for the fair value of the incentive warrants as additional paid-in capital based on the relative fair values of the convertible debenture and the incentive warrants. In addition, the Company assessed whether there was a beneficial conversion feature associated with the convertible debenture and recognized a debt discount of $11,568 for the full fair value of the convertible debenture with a corresponding adjustment to additional paid-in capital.  The debt discount was accreted over the term of the debenture.  During the year ended June 30, 2017, the Company amortized the debt discount to interest expense. The debt was repaid on June 8, 2017.

9.

Commitments and Contingencies

Management Agreements

On May 20, 2013, the Company appointed Grant Johnson as President and a Director of the Company.  Mr. Johnson is paid $120,000 per year for serving as President. In addition, the Company may pay a performance bonus of up to 50% of his base salary. The Company must pay three months’ salary for terminating the President without cause.

On December 7, 2017, the Company appointed Yan Rozum as Chief Technology Officer of the Company.  Mr. Rozum will be paid $75,000 per year before the Company’s common stock is listing on the NASDAQ stock exchange, and $120,000 per year after the Company’s common stock is listed on the NASDAQ stock exchange. The Company must pay three months’ salary for terminating the Chief Technology Officer without cause and an additional one month’s salary for each full year of service.

On December 11, 2017, the Company appointed Michał Kozłowski as Vice President Accounting. Mr. Kozłowski will be paid 25,000 Polish Zloty ($6,664) per month for serving as Vice President Accounting. The Company must pay three months’ salary for terminating the Vice President Accounting without cause and an additional one month’s salary for each full year of service.

Consultant Agreements

The Company has entered into various consulting agreements with minimum termination commitments totalling $91,000.

On June 12, 2014, the Company entered into a Betting Gaming Platform Software Agreement with Swiss Interactive Software GmbH. The monthly fees due under the agreement are based on the percentage of total revenues per month ranging from 5.0% to 10.0%. Monthly fees for platform support and maintenance services are set at a minimum of 2,500 Euros ($2,912) and a maximum of 25,000 Euros ($29,120). The Company must provide 30 days notice to terminate the agreement.

On August 1, 2017, the Company entered into a consulting agreement for compensation of $48,000 per year. If the Company’s generates revenues exceeding $1,000,000 per month for three consecutive months the base annual salary will increase to $72,000.

Lease Agreements

The Company entered into a five year lease agreement with Polskie Nieruchomości Sp. Z.O.O. to rent office space starting on July 1, 2018 and terminating on November 20, 2022.  Minimum payments for successive years are as follows:

2019	$49,300
2020	49,300
2021	49,300
2022	49,300
2023	20,500
$217,700

The Company entered into a three-year lease agreement with Caribbean Developments (Antigua) Ltd. to rent commercial space starting on May 1, 2017 terminating on April 30, 2020. After the first twelve months, either party can terminate the lease agreement. Minimum payments for successive years are as follows:

2019	$20,974
2020	17,478
$38,452

Service Agreements

On September 6, 2016, the Company entered into an affiliate marketing agreement for a six month period from launch of the website, www.vie.gg. Affiliate fees under this agreement range from 20% to 40% of monthly revenue. The Company must provide thirty days written notice for termination.

On February 26, 2018, the Company entered into a one year service agreement expiring on March 1, 2019. Minimum monthly commitment of 7,500 Euros ($8,736) of which the Company must pay three months’ notice if terminated.

Contingency

Boustead Securities, LLC (“Boustead”) has notified the Company that it owes Boustead $192,664, as well as warrants to purchase 1,417,909 common shares of the Company, as compensation for their acting as the placement agent for the sale of Company securities between June 2017 and 2018.  Unless this matter is settled, Boustead has notified us that they plan to file an arbitration claim to resolve this dispute.  Management believes this claim to be without merit as it is management’s position that Boustead has been paid in full for the services provided and that no further cash or warrants are owed.

10.

Common Stock

Issued

a) On September 21, 2016, the Company issued 200,000 units at $0.15 per unit. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before December 1, 2019.

b) On November 30, 2016, the Company issued 66,680 units at $0.15 per unit. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15.  The warrants are exercisable before December 31, 2019.

c) On December 31, 2016, the Company issued 550,000 common shares at $0.25 per share for consulting services in the amount of $137,500. The shares were valued at the quoted market vale at the time of issue.

d) On February 21, 2017, the Company issued 100,000 units at $0.15 per unit. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before February 28, 2020.

e) On March 1, 2017, the Company issued 100,000 common shares at $0.25 per share for director fees. The shares were valued at the quoted market vale at the time of issue.

f) On March 8, 2017, the Company issued 360,000 units at $0.15 per unit. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 8, 2022.

g) On March 31, 2017, the Company issued 4,136,667 units at $0.15 per unit. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.  The warrants are callable by the Company any time after 12 months from the date the equity investment was completed with 30 days notice at a price of $0.05 per warrant.

h) On April 1, 2017, the Company issued 400,000 common shares at $0.15 per share for investor relations services. The shares were valued at the quoted market vale at the time of issue.

i) On April 1, 2017, the Company issued 2,896,857 units at $0.15 per unit. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before April 1, 2020.

The Company did not receive the $30,000 until July 2017.  Accordingly, this amount was reflected as subscription receivable within equity as at June 30, 2017.

j) On April 22, 2017, the Company issued 92,000 common shares at $0.25 per share. The shares were valued at the quoted market vale at the time of issue.

k) On May 16, 2017, the Company issued 600,000 units at $0.25 per unit. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before May 16, 2020.  The warrants are callable by the Company any time after November 16, 2018 with 30 days notice at a price of $0.05 per warrant.

l) On May 24, 2017, the Company issued 250,000 common shares at $0.25 per share to a consultant as a finder’s fee.

m) On June 30, 2017, the Company issued 40,440 common shares at $0.80 per share for director fees. The shares were valued at the quoted market vale at the time of issue.

n) On July 5, 2017, the Company issued 800,000 units at $0.25 per unit for cash proceeds of $200,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at

$0.25. The warrants are exercisable before July 5, 2020.  The warrants are callable by the Company any time after July 5, 2018 with 30 days notice at a price of $0.05 per warrant.

o) On July 6, 2017, the Company issued 400,000 units at $0.25 per unit for cash proceeds of $100,000.  Each unit consists of one common share and one warrant.  Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 6, 2020.  The warrants are callable by the Company any time after July 6, 2018 with 30 days notice at a price of $0.05 per warrant.

p)

On July 16, 2017, the Company issued 100,000 units at $0.25 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 16, 2020.  The warrants are callable by the Company any time after July 16, 2018 with 30 days notice at a price of $0.05 per warrant.

q) On July 17, 2017, the Company issued 290,000 units at $0.25 per unit for cash proceeds of $72,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 17, 2020.  The warrants are callable by the Company any time after July 17, 2018 with 30 days notice at a price of $0.05 per warrant.

r) On July 19, 2017, the Company issued 200,000 units at $0.15 per unit to an arm’s length consultant in exchange for services of $30,000.  Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before July 19, 2020.  The warrants are callable by the Company any time after July 19, 2018 with 30 days notice at a price of $0.05 per warrant.

s) On July 20, 2017, the Company issued 100,000 units at $0.25 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 19, 2020. The warrants are callable by the issuer any time after July 20, 2018 with 30 days notice at a price of $0.05 per warrant.

t) On July 24, 2017, the Company issued 5,000 units at $0.50 per unit for cash proceeds of $2,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.00. The warrants are exercisable before July 24, 2018.

u) On August 8, 2017, the Company issued 10,000 units at $1.25 per unit for cash proceeds of $12,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.00. The warrants are exercisable before February 8, 2019.

v) On August 27, 2017, the Company issued 300,000 common shares at $0.25 per share for cash proceeds of $75,000.

w) On September 7, 2017, the Company issued 20,000 units at $1.25 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $4.00. The warrants are exercisable before March 6, 2019.

x) On September 21, 2017, the Company issued 156,667 common shares upon the exercise of 166,667 warrants exercised at $0.15 on a cashless basis. 10,000 common shares were held back by the Company as consideration for the exercise.

y) On September 26, 2017, the Company issued 101,000 common shares at $0.15 per share upon the exercise of 101,000 warrants.

z) On September 27, 2017, the Company issued 44,800 units at $1.25 per unit for cash proceeds of $56,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $4.00. The warrants are exercisable before March 30, 2019.

aa) On September 29, 2017, the Company issued 4,000 units at $1.25 per unit for cash proceeds of $5,000. Each unit consists of one common share, one warrant and one piggyback warrant. Each warrant entitles the holder to purchase one common share at $2.00. Each piggyback warrant entitles the holder to purchase one common share at $4.00.

The warrant is exercisable before September 24, 2018 and the piggyback warrant is exercisable before September 24, 2019.

bb) On September 29, 2017, the Company issued 16,000 units at $1.25 per unit for cash proceeds of $20,000. Each unit consists of one common share, one warrant and one piggyback warrant. Each warrant entitles the holder to purchase one common share at $2.00. Each piggyback warrant entitles the holder to purchase one common share at $4.00. The warrant is exercisable before September 28, 2018 and the piggyback warrant is exercisable before September 28, 2019.

cc) On October 17, 2017, the Company issued 66,667 common shares at $0.15 per share upon the exercise of 66,667 warrants.

dd) On October 31, 2017, the Company issued 315,500 common shares at $0.15 per share upon the exercise of 315,500 warrants.

ee) On November 7, 2017, the Company issued 15,500 common shares at $0.25 per share for cash proceeds of $3,875.

ff) On March 2, 2018, the Company issued 120,000 common shares at $0.75 per share to an arm’s length consultant for marketing services provided, of which $84,706 was reflected as a prepaid expense at June 30, 2018. The share value was based on the quoted value of the stock at the time of issue.

gg) On April 4, 2018, the Company issued 16,000 common shares at $0.25 per share upon the exercise of 16,000 warrants.

hh) On April 26, 2018, the Company issued 100,000 common shares at $0.20 per share for cash proceeds of $20,000.

ii) On April 26, 2018, the Company issued 166,667 common shares at $0.20 per share for cash proceeds of $33,333.

jj) On May 21, 2018, the Company issued 170,000 common shares at $0.15 per share upon the exercise of 170,000 warrants.

kk) On June 11, 2018, the Company issued 250,000 common shares at $1.00 per share to an arm’s length consultant for referral services of which, $185,625 was reflected as a prepaid expense at June 30, 2018.  The share value was based on the quoted value of the stock at the time of issue.

ll) On June 18, 2018, the Company issued 25,000 common shares at $0.20 per share for cash proceeds of $5,000.

mm) On June 20, 2018, the Company issued 20,000 common shares at $0.80 per share to an arm’s length consultant for advisory services provided. The share value was based on the quoted value of the stock at the time of issue.

Equity to be Issued

nn) As of June 30, 2018, the Company had received subscription proceeds of $31,000 for shares and $220,602 for warrant exercise with respect to 1,666,667 common shares issued subsequent to June 30, 2018 as a result of warrant exercise at $0.15 per share. See Note 16.

oo)  As of June 30, 2018, the Company was committed to issue 150,000 common shares valued at $127,500 based on the quoted value of the stock at the time of the commitment, pursuant to a consulting agreement dated June 19, 2018. These common shares were issued subsequent to June 30, 2018 (Note 16(d)).

Warrants

A summary of the Company’s warrant activities is as follows:

	Number of Warrants	Weighted-Average Exercise Weighted Average Exercise Price	Weighted Average Weighted Average Remaining Life	Intrinsic value
Outstanding, June 30, 2016	427,777	$ 0.14	4.93 years	$ 111,222
Granted	8,350,205	0.15
Cancelled	(94,610)	0.15
Outstanding, June 30, 2017	8,683,372	$ 0.15	3.67 years	$ 5,653,393
Granted	2,009,800	0.43
Exercised	(825,834)	0.15
Expired	(1,000)	0.25
Outstanding and Exercisable at June 30, 2018	9,866,338	$ 0.21	2.60 years	$ 6,064,913

The intrinsic value of the warrants exercised during the year ended June 30, 2018 was $1,825,730. There were no warrants exercised during the year ended June 30, 2017.

As at June 30, 2018, the following warrants were outstanding:

Expiry Date	Number of Warrants Issued and Exercisable	Weighted Average Exercise Price $
July 2018	109,000	0.39
September 2018	16,000	2.00
February 2018	10,000	2.00
March 2019	64,800	4.00
July 2019	4,000	4.00
September 2019	216,000	0.44
December 2019	66,680	0.15
February 2020	683,000	0.15
March 2020	2,113,525	0.15
June 2020	750,000	0.17
July 2020	740,000	0.22
August 2020	900,000	0.25
March 2022	4,000,000	0.15
May 2022	193,333	0.15
	9,866,338	0.21

11.

Stock Options

On August 1, 2017, the Company adopted the 2017 Stock Incentive Plan (the “2017 Plan”) whereby incentive stock options issued to employees, officers, and directors of the Company shall not exceed 2,500,000 of which the purchase price of the stock options shall not be less than 100% of the fair market value of the Company’s common stock and the period for exercising the stock options not exceed 10 years from the date of grant. The option price per share with respect to each option shall be determined by the committee for non-qualified stock options.

During the year ended June 30, 2018, the Company issued 819,120 stock options to employees, officers and directors of the Company.  The stock options are exercisable at $0.70 per share for a period of two to five years, and vest over a period of one to three years from the date of grant.

A summary of the Company’s stock option activity is as follows:

	Number of Options	Weighted average exercise price $

Outstanding, June 30, 2016 and 2017	-	-
Granted	819,120	0.70

Outstanding, June 30, 2018	819,120	0.70

As at June 30, 2018, the following options were outstanding:

Expiry Date	Number of Options Issued	Number of Options Exercisable	Weighted Average Exercise Price $
August 18, 2020	50,000	-	0.70
August 1, 2023	529,120	-	0.70
May 29, 2020	240,000	-	0.70
	819,120	-	0.70

As at June 30, 2018, the weighted average remaining life of the options was 4 years.

The grant date fair value of the stock options granted was determined using the Black-Scholes option pricing model based on the following assumptions:

Expected Life	2-5 years
Expected Volatility	268 - 289%
Risk-Free Rate	2.57-2.94%
Exercise Price	$0.70
Expected Dividend Rate	0%
Stock Price	$0.53

The Company’s computation of expected volatility during the year ended June 30, 2018 is based on historical prices of comparable entities. The Company’s computation of expected life is calculated using the contractual life.

During the year ended June 30, 2018, the Company recorded stock-based compensation expense of $79,328 (2017 - $Nil) which has been recorded as stock based compensation in the statements of operations. As of June 30, 2018, there was $347,952 of unrecognized expense related to non-vested stock-based compensation arrangements (2017 - $Nil).

The following table provides the details of the total stock-based payments expense during the years ended June 30, 2018 and 2017:

	2018	2017
Employees and directors stock-based payments	$79,328	$-
Non-employee awards	-	-
Total	$79,328	$-

12.

Income Taxes

At June 30, 2018 and 2017, deferred tax assets at a tax rate of 35% (2017 – 35%) consisted of the following:

	2018 $	2017 $
Deferred tax assets	654,000	603,000
Less: valuation allowance	(654,000)	(603,000)
Net deferred tax asset	–	-

The deferred tax assets have not been recognized because at this stage of the Company’s development, it is not determined that future taxable profits will be available against which the Company can utilize such deferred tax assets. The Company incurred a net operating loss of $2,028,662 (2017 - $837,932) for the year ended June 30, 2018, which will start to expire in 2038 (2017 – 2037).  Tax years 2009 through 2018 remain open to examination by the taxing jurisdictions to which the Company is subject. The Company has not been notified by any taxing jurisdictions of any proposed or planned examination.

13.

Segmented Information

The following table summarizes financial information by geographic segment for the year ended June 30, 2018:

	Antigua	Malta	Curacao	U.S.	Total
	$	$	$	$	$
Net loss	663,819	102,946	25,846	1,236,051	2,028,662
Assets	183,650	9,639	1,153	415,243	609,685

The following table summarizes financial information by geographic segment for the year ended June 30, 2017:

	Antigua	Malta	Curacao	U.S.	Total
	$	$	$	$	$
Net loss	204,109	Nil	Nil	633,823	837,932
Assets	663,425	Nil	Nil	95,625	759,050

14.

General and Administrative Expenses

The following table summarizes general and administrative expenses for the years ended June 30, 2018 and 2017:

	2018 $	2017 $
Advertising and promotion	225,565	14,140
Wages and benefits	187,601	87,794
Rent and utilities	97,366	11,678
Travel	64,648	23,462
Licensing and filing fees	50,235	-
Office expenses	46,777	10,337
Bank charges	12,236	4,147
Depreciation	12,115	665
Total General and Administrative Expenses	696,543	152,223

15.

Financial Instruments

(a) Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient cash resources to meet its financial obligations as they come due. The Company’s liquidity and operating results may be adversely affected if its access to the capital market is hindered, whether as a result of a downturn in stock market conditions generally or matters specific to the Company. The Company generates cash flow primarily from its financing activities and advances from shareholders. As at June 30, 2018, the Company had cash of $100,167 (2017 - $546,110) to settle current liabilities of $343,567 (2017 - $87,105). All of the Company’s financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms. The Company regularly evaluates its cash position to ensure preservation and security of capital as well as liquidity.

In the normal course of business, management considers various alternatives to ensure that the Company can meet some of its operating cash flow requirements through financing activities, such as private placements of common stock, offerings of debt and convertible debt instruments as well as through merger or acquisition opportunities. Management may also consider strategic alternatives, including strategic investments and divestitures. As future operations may be financed out of funds generated from financing activities, the ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the esports industry and the Company’s securities in particular. Should the Company elect to satisfy its cash commitments through the issuance of securities, by way of either private placement or public offering or otherwise, there can be no assurance that the efforts to obtain such additional funding will be successful, or achieved on terms favorable to the Company or its existing shareholders. If adequate funds are not available on favorable terms, the Company may have to reduce substantially or eliminate expenditures or obtain funds through other sources such as divestiture or monetization of certain assets or sublicensing (where permitted) of certain rights to certain of the Company’s technologies or products.

(b) Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Cash deposits with a chartered bank in Antigua are uninsured. Cash deposits with a major U.S. chartered bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As at June 30, 2018, the Company held $19,217 (2017 - $546,110) with an Antigua chartered bank, and $80,950 (2017 - $Nil) with a U.S. chartered bank through a trust account with the Company’s legal counsel.

(c) Foreign exchange risk

The Company principally operates within Antigua, Malta and the U.S. The Company’s functional currency is the U.S. dollar and major purchases are transacted in U.S. dollars. Management believes the foreign exchange risk derived from currency conversions is negligible and therefore does not hedge its foreign exchange risk.

(d) Interest rate risk

As at June 30, 2018, the Company does not have any non-fixed interest-bearing debt.

16.

Subsequent Events

a) On July 26, 2018, the Company issued 360,000 common shares at $0.15 per share upon the exercise of 360,000 warrants. As of June 30, 2018, 193,333 of the warrants exercised had been reflected as shares to be issued. See Note 10(nn).

b) On July 26, 2018, the Company issued 15,000 common shares to a consultant for advisory services provided.

c) On July 26, 2018, the Company issued 206,667 common shares at $0.15 per share. As of June 30, 2018, this had been reflected as shares to be issued. See Note 10(nn).

d) On July 31, 2018, the Company issued 150,000 common shares to a consultant for advisory services pursuant to an agreement dated June 19, 2018. As of June 30, 2018, this had been reflected as shares to be issued. See Note 10(oo).

e) On August 3, 2018, the Company issued 333,333 common shares at $0.15 per share upon the exercise of 333,333 warrants.

f) On August 13, 2018, the Company signed a promissory note with a shareholder, for principal of $50,000 bearing interest at 2% per month repayable by September 30, 2018. As a result of failure to repay the note by September 30, 2018, interest increased to 5% per month.

g) On August 16, 2018, the Company issued 1,566,667 common shares at $0.15 per share upon the exercise of 1,566,667 warrants. As of June 30, 2018, 1,266,667 of the warrants exercised had been reflected as shares to be issued. See Note 10(nn).

h) On August 27, 2018, the Company issued 100,000 common shares at $0.15 per share for exercise of warrants.

i) On September 5, 2018, the Company issued 66,667 common shares at $0.15 per share upon the exercise of 66,667 warrants.

j) On September 6, 2018, the Company issued 300,000 common shares at $0.25 per share upon the exercise of 300,000 warrants.

k) On September 6, 2018, the Company issued 200,000 common shares at $0.15 per share upon the exercise of 200,000 warrants.

l) On September 24, 2018, the Company entered into an agreement to issue senior secured convertible promissory notes bearing interest at 5% per annum (the “Notes”).  The Notes, with a principal value of $2,200,000, would be purchased at a 10% discount for $2,000,000 and mature 12 months from the closing date.  As at October 12, 2018, these Notes had not been issued.

If the Company defaults, the holders would have the right to be paid 130% of the outstanding principal balance and accrued interest immediately due prior to such event of default. Following an event of default, interest would accrue at rate of 1.5% per month until paid.

The Notes may be prepaid at any time in an amount equal to 110% of the outstanding principal and accrued interest for the first 180 days and 125% of the outstanding principal and accrued interest for days 181-365 days after issuance. In order to prepay the Notes, the Company must give at least 20 trading days written notice to the Investors, during which time the holders may convert the Notes in whole or in part.

The holder of the Note would be entitled at any time after the requisite 144 holding period, to convert all or any amount of the principal face amount of the Notes then outstanding into common shares at a price of $0.60 per share.  In the event of default, the conversion price would be equal to 80% of the lowest trading price of the common stock as reported on the OTCQB or other principal market where the Company's common stock is traded for the twenty prior trading days.

100% warrant coverage would be exercisable for a period of 3 years post issuance at an exercise price of $0.75 per share. The warrants would contain a cashless exercise provision if not covered by a registration statement. The Company may call the warrants if the stock trades at $1.25 for a period of 10 straight trading days and are covered by an effective registration statement and the average daily volume of the common stock for the previous 10 trading days must be greater than $75,000. The Company would pay legal fees at the closing of up to $20,000.

m) On October 4, 2018, the Company issued 15,000 common shares to a consultant for advisory services pursuant to an agreement dated June 15, 2018.

n) On October 12, 2018, the Company issued 100,000 shares to a consultant for advisory services pursuant to an agreement dated September 15, 2018.

o) On October 12, 2018, the Company cancelled 120,000 options that were granted during the year ended June 30, 2018 to a consultant of the Company.

p) Subsequent to June 30, 2018, 25,000 warrants exercisable at $2.00 and 100,000 warrants exercisable at $0.25 expired, unexercised.

_________________ Units

Esports Entertainment Group, Inc.

____________________________________

PROSPECTUS

____________________________________

Joseph Gunnar & Co. LLC	Dinosaur Financial Group, LLC.

[    ], 2019

Through and including                , 2019 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock and warrants being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

SEC Registration Fees	$
FINRA Fees		*
NASDAQ Capital Markets Listing Fee		[•]*
Printing and Engraving Expenses		[•]*
Legal Fees and Expenses		[•]*
Accounting Fees and Expenses		[•]*
Transfer Agent Fees		[•]*
Miscellaneous		[•]*
Total	$	[•]

____________

*        Estimated expenses not presently known.

Item 14. Indemnification of Officers and Directors

Nevada Law

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revised Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

On March 31, 2016, the company issued 233,333 units to Brian Partlow at $0.15 per unit for cash proceeds of $35,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before March 31, 2017.

On March 29, 2016 the company issued 33,333 units to Dan Wolf at $0.15 per unit for cash proceeds of $ 5,000. Each unit consists of one common share and 1/2 warrant. Each warrant entitles the holder to purchase each common share at $0.25. The warrants are exercisable before March 29, 2017.

On April 14, 2016 the company issued 100,000 shares of common stock to Chul Woong (Alex) Lim at $0.20 for Director Services.

On April 14, 2016 the company issued 100,000 shares of common stock to Yan Rozum at $0.20 for Director Services.

On April 14, 2016 the company issued 60,000 shares of common stock to Matt Partlow at $0.10 per share.

On June 30, 2016, the Company issued 466,680 shares of common stock to Matt Partlow, Zhiyi Qian, Galen Weiss at $0.15 per share, for cash proceeds of $70,000.

On September 21, 2016, the Company issued 200,000 units to Chatterquest LLC at $0.15 per unit for cash proceeds of $30,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before December 1, 2019.

On November 30, 2016, the Company issued 66,680 units to Galen Weiss at $0.15 per unit for cash proceeds of $10,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before December 31, 2019.

On December 31, 2016, the Company issued 550,000 shares of common stock to Matt Partlow at $0.25 per share for services in the amount of $137,500.

On February 21, 2017, the Company issued 100,000 units to Dominic Joseph Bortolussi Corp at $0.15 per unit for cash proceeds of .$15,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before February 28, 2020.

On March 1, 2017 the company issued 100,000 shares of common stock at $0.25 per share to Yan Rozum and Alex Lim for director fees.

On March 31, 2017 the company issued 66,667 units to Laura Defilla at $0.15 per unit for cash proceeds of $10,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020

On March 31, 2017 the company issued 166,666 units to Nick Zarafontis at $0.15 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020

On March 31, 2017 the company issued 250,000 units to Patrick Chan at $0.15 per unit for cash proceeds of $37,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 100,000 units to Panagiota Karamitos at $0.15 per unit for cash proceeds of $15,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 100,000 units to George Karamitos at $0.15 per unit for cash proceeds of $15,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 100,000 units to Alex Leiter at $0.15 per unit for cash proceeds of $15,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 100,000 units to Paul Reah at $0.15 per unit for cash proceeds of $15,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 100,000 units to Mike Longo at $0.15 per unit for cash proceeds of $15,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 170,000 units to Mika Investment Holdings Ltd at $0.15 per unit for cash proceeds of $25,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 66,667 units to Donald Radley at $0.15 per unit for cash proceeds of $10,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 100,000 units to Kostas Karantzoulis at $0.15 per unit for cash proceeds of $15,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 1,666,667 units to VG-SPV LLC at $0.15 per unit for cash proceeds of $250,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 333,333 units to Raymond Chan at $0.15 per unit for cash proceeds of $50,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 100,000 units to Nicholas Bargis at $0.15 per unit for cash proceeds of $15,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 100,000 units to Mark DiPoce at $0.15 per unit for cash proceeds of $15,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 200,000 units to 229060 Ontario Inc. at $0.15 per unit for cash proceeds of $30,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 200,000 units to Ryan Brown at $0.15 per unit for cash proceeds of $30,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 263,524 units to Amelia Chan at $0.15 per unit for cash proceeds of $39528. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 100,000 units to Rick Carnevale at $0.15 per unit for cash proceeds of $15,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 250,000 units to Patrick Chan at $0.15 per unit for cash proceeds of $37,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the company issued 100,000 units to Gus Anthos at $0.15 per unit for cash proceeds of $15,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On March 31, 2017 the Company issued 4,136,667 units at $0.15 per unit to VG SPV LLC, Galen Weiss and Tim Caveley for cash proceeds of $620,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before March 31, 2020.

On April 1, 2017, the Company issued 400,000 shares of common stock to Agoracom Investor Relations Inc. at $0.15 per share for investor relations services.

On April 22, 2017, the Company issued 92,000 shares of common stock to Darrell Tibbitts, Gary Bickford, and Rick Brown at $0.25 per share for cash proceeds of $23,000.

On May 16, 2017, the Company issued 2,333,333 units at $0.15 per unit to VG-SPV LLC for cash proceeds of $35,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before May 16, 2022.

On May 16, 2017, the Company issued 600,000 units to Romper Securities Inc. at $0.25 per unit for cash proceeds of $150,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before May 16, 2020. The warrants are callable by the Company any time after November 16, 2018 with 30 days notice at a price of $0.05 per warrant.

On May 24, 2017, the Company issued 250,000 shares of common stock to VG-SPV LLC at $0.25 per share for services in the amount of $62,500.

On May 31, 2017 the Company issued 230,300 units to Tangiers Global LLC at $0.25 per settlement of Loan Agreement with the Corporation.

On June 30, 2017 the company issued 40,440 units to Yan Rozum and David Watt at $0.80 per share for Directors Services.

On June 30, 2017 the company issued 150,000 units to Terry Huber at $0.25 per unit for cash proceeds of $37,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before June 30, 2020

On July 5, 2017, the Company issued 800,000 units to Sheldon Inwentash at $0.25 per unit for cash proceeds of $200,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 5, 2020. The warrants are callable by the Company any time after July 5, 2018 with 30 days notice at a price of $0.05 per warrant.

On July 6, 2017, the Company issued 400,000 units to Chi Chang Lin at $0.25 per unit for cash proceeds of $100,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 6, 2020. The warrants are callable by the Company any time after July 6, 2018 with 30 days notice at a price of $0.05 per warrant.

On July 16, 2017, the Company issued 100,000 units to 1313366 Ontario Ltd. at $0.25 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 16, 2020. The warrants are callable by the Company any time after July 16, 2018 with 30 days notice at a price of $0.05 per warrant.

On July 19, 2017, the Company issued 200,000 units to George Tsiolis at $0.15 per unit in exchange for services of $30,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.15. The warrants are exercisable before July 19, 2020. The warrants are callable by the Company any time after July 19, 2018 with 30 days notice at a price of $0.05 per warrant.

On July 20, 2017, the Company issued 100,000 units to George Tsiolis at $0.25 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 19, 2020. The warrants are callable by the issuer any time after July 20, 2018 with 30 days notice at a price of $0.05 per warrant.

On July 24, 2017, the Company issued 5,000 units to Rob Lowe at $0.50 per unit for cash proceeds of $2,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.00. The warrants are exercisable before July 24, 2018.

On July 25, 2017, the Company issued 100,000 units to 1313366 Ontario Ltd. at $0.25 per unit for cash proceeds of $25.000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before July 25, 2020.

On August 8, 2017, the Company issued 10,000 units to Nutjru Meethubtim at $1.25 per unit for cash proceeds of $12,500. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $2.00. The warrants are exercisable before February 8, 2019.

On August 14, 2017, the Company issued 100.000 units to Michael Khalil at $0.25 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before August 14, 2020.

On August 27, 2017, the Company issued 300,000 shares of common stock to Matt Partlow at $0.25 per share for cash proceeds of $75,000.

On September 7, 2017, the Company issued 20,000 units to George Benbassat at $1.25 per unit for cash proceeds of $25,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $4.00. The warrants are exercisable before March 6, 2019.

On September 21, 2017, the Company issued 156,667 shares of common stock to Boustead Securities LLC upon the exercise of 166,667 warrants exercised at $0.15 on a cashless basis. 10,000 shares of common stock were held back by the Company as consideration for the exercise.

On September 26, 2017, the Company issued 101,000 shares of common stock to Raymond Chan and Paul Reah at $0.15 per share upon the exercise of 101,000 warrants for cash proceeds of $15,150.

On September 27, 2017, the Company issued 44,800 units to Chan Lee Family Holdings Inc. at $1.25 per unit for cash proceeds of $56,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $4.00. The warrants are exercisable before March 30, 2019.

On September 28, 2017, the Company issued 40,000 units to Lloyd Joseph at $0.25 per unit for cash proceeds of $10,000. Each unit consists of one common share and one warrant. Each warrant entitles the holder to purchase one common share at $0.25. The warrants are exercisable before September 28, 2020.

On September 29, 2017, the Company issued 4,000 units to Rob Lowe at $1.25 per unit for cash proceeds of $5,000. Each unit consists of one common share, one warrant and one piggyback warrant. Each warrant entitles the holder to purchase one common share at $2.00. Each piggyback warrant entitles the holder to purchase one common share at $4.00. The warrant is exercisable before September 24, 2018 and the piggyback warrant is exercisable before September 24, 2019.

On September 29, 2017, the Company issued 16,000 units to James Lowe at $1.25 per unit for cash proceeds of $20,000. Each unit consists of one common share, one warrant and one piggyback warrant. Each warrant entitles the holder to purchase one common share at $2.00. Each piggyback warrant entitles the holder to purchase one common share at $4.00. The warrant is exercisable before September 28, 2018 and the piggyback warrant is exercisable before September 28, 2019.

On October 17, 2017, the Company issued 66,667 shares of common stock to Donald Radley at $0.15 per share upon the exercise of 66,667 warrants for cash proceeds of $10,000.

On October 31, 2017, the Company issued 315,500 shares of common stock to Raymond Chan at $0.15 per share upon the exercise of 315,500 warrants for cash proceeds of $47,325.

On November 7, 2017, the Company issued 15,500 shares of common stock to Gas Investments LLC at $0.25 per share for cash proceeds of $3,875.

On March 2, 2018, the Company issued 120,000 shares of common stock to Agoracom Investor Relations Inc. at $0.75 per share for services, in the amount of $90,000.

On April 4, 2018, the Company issued 16,000 shares of common stock to Dan Wolf at $0.25 per share upon the exercise of 16,000 warrants for cash proceeds of $4,000.

On April 26, 2018, the Company issued 100,000 shares of common stock to Leann Clayton at $0.20 per share for cash proceeds of $20,000.

On April 26, 2018, the Company issued 166,667 shares of common stock to Matt Partlow at $0.20 per share for cash proceeds of $33,333.

On May 21, 2018, the Company issued 170,000 shares of common stock to Mika Investment Holdings Ltd. at $0.15 per share upon the exercise of 170,000 warrants for cash proceeds of $25,500.

On June 11, 2018, the Company issued 250,000 shares of common stock to Christian Heinrichs at $1.00 per share for referral services in the amount of $185,625.

On June 18, 2018, the Company issued 25,000 shares of common stock to Brian Partlow at $0.20 per share for cash proceeds of $5,000.

On June 20, 2018, the Company issued 20,000 shares of common stock to Uptick Capital LLC at $0.80 per share for services in the amount of $16,000.

As of June 30, 2018, the Company had received subscription proceeds of $31,000 for shares and $220,602 for warrant exercise with respect to 1,666,667 shares of common stock issued subsequent to June 30, 2018 as a result of warrant exercise at $0.15 per share.

As of June 30, 2018, the Company was committed to issue 150,000 shares of common stock valued at $127,500 based on the quoted value of the stock at the time of the commitment, pursuant to a consulting agreement dated June 19, 2018.

On July 26, 2018, the Company issued 15,000 shares of common stock to Uptick Capital LLC for services provided.

On July 26, 2018, the Company issued 206,667 shares of common stock to Boustead Securities LLC at $0.15 per share for cash proceeds of $31,000.

On July 26, 2018 the Company issued 193,667 shares of common stock to Boustead Securities LLC at $0.15 per share for cash proceeds of $29,000.

On July 31, 2018, the Company issued 150,000 shares of common stock to Red Chip Companies Inc. for services provided.

On July 31, 2018 the Company issued 100,000 shares of common stock to Marco DiPoce at $0.15 per share for cash proceeds of $15,000.

On August 3, 2018, the Company issued 333,333 shares of common stock to Raymond Chan and Amelia Chan at $0.15 per share upon the exercise of 333,333 warrants for cash proceeds of $50,000.

On August 16, 2018, the Company issued 1,566,667 shares of common stock to Alex Leiter, VG-SPV LLC and Ryan Brown at $0.15 per share upon the exercise of 1,566,667 warrants for cash proceeds of $235,000.

On August 27, 2018, the Company issued 100,000 shares of common stock to Layvaty Corp. at $0.15 per share for exercise of warrants for cash proceeds of $15,000.

On September 5, 2018, the Company issued 66,667 shares of common stock to Tim Calveley at $0.15 per share upon the exercise of 66,667 warrants for cash proceeds of $10,000.

On September 6, 2018, the Company issued 266,667 shares of common stock to Laura DeFilla, Romper Securities Inc., and George Tsiolis at $0.15 per share upon the exercise of 266,667 warrants for cash proceeds of $40,000.

On September 6, 2018, the Company issued 300,000 shares of common stock to Romper Securities Inc at $0.25 per share upon the exercise of 300,000 warrants for cash proceeds of $75,000.

On October 4, 2018, the Company issued 15,000 shares of common stock to Uptick Capital LLC for services.

On October 12, 2018, the Company issued 100,000 shares of common stock to Magnus Leppaniemi for services.

On October 24, 2018 the Company issued 263,525 shares of common stock to Raymond and Amelia Chan at $0.15 per share upon the exercise of 263,525 warrants for cash proceeds of $39,528.

On December 13, 2018 the Company issued 20,000 shares of common stock to Julian Goffin at $0.80 per share for services.

On February 13, 2019 the Company issued 100,000 shares of common stock to Christopher Malone at $0.60 per share for services.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit Number	Exhibit Description	Incorporated by Reference		Filed or Furnished
		Form	Exhibit	Filing Date	Herewith
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation				X
3.2	Amended and Restated Bylaws.				X
4.1*	Form of Warrant
5.1*	Opinion of Lucosky Brookman LLP
10.1	2017 Stock Incentive Plan				X
10.2	Share Exchange Agreement dated May 20, 2013 between our company, Shawn Erickson, H&H Arizona, Inc., Next Generation Holdings Trust, a Nevis trust, and the Shareholder of H&H Arizona, Inc.	8-K	10.1	08/07/2014
10.3	Convertible Promissory Note with Tangiers Global, LLC dated June 3, 2016	8-K	10.1	06/21/2016
10.4	Form of Securities Purchase Agreement	8-K	10.1	11/15/2018
10.5	Form of Senior Secured Convertible Note	8-K	10.2	11/15/2018
10.6	Form of Warrant	8-K	10.3	11/15/2018
10.7	Form of Security Agreement	8-K	10.4	11/15/2018
10.8	Form of Pledge Agreement	8-K	10.5	11/15/2018
10.9	Form of Subsidiary Guarantee	8-K	10.6	11/15/2018
10.10**	Employment Agreement with Grant Johnson				X
10.11**	Employment Agreement with Yan Rozum				X
10.12**	Employment Agreement with Christopher Malone				X
10.13	Lease Agreement with Polskie NieruchomoŚci Sp. Z.O.O.				X
10.14*	Lease Agreement with Caribbean Developments (Antigua) Ltd.
10.15	Form of Convertible Promissory Note
10.16	Software Transfer Agreement dated April 7, 2019, by and between Swiss Interactive Software and the Company				X
14.1	Code of Ethics				X
21.1	List of Subsidiaries				X
23.1	Consent of UHY McGovern Hurley, LLP, Independent Registered Public Accounting Firm				X
23.2	Consent of PLS CPA, Independent Registered Public Accounting Firm				X
23.3	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included in signature page)				X
99.1	Audit Committee Charter				X
99.2	Compensation Committee Charter				X
99.3	Nominating Committee Charter				X

____________

*        to be filed by amendment.

**      indicates a management contract or compensatory plan or arrangement.

(b) Financial statement schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)     The undersigned Registrant hereby undertakes:

(1)    That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*       Paragraph references correspond to those of Regulation S-K, Item 512.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Toronto, Ontario, on May 1, 2019.

Esports Entertainment Group, Inc.

By:	/s/ Grant Johnson
Name: Grant Johnson
Title: Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Grant Johnson, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Grant Johnson	Chief Executive Officer, Secretary, and	May 1, 2019
Grant Johnson	Chairman of the Board of Directors
(Principal Executive Officer)
/s/ Christopher Malone	Chief Financial Officer	May 1, 2019
Christopher Malone	(Principal Accounting Officer and
Principal Financial Officer)
/s/ David Watt	Director	May 1, 2019
David Watt
/s/ Yan Rozum	Director	May 1, 2019
Yan Rozum
/s/ Chul Woong Lim	Director	May 1, 2019
Chul Woong Lim
/s/Alan Alden	Director	May 1, 2019
Alan Alden